Exhibit 10.4

AMERICAN TOWER DEPOSITOR SUB, LLC,

as Depositor,

and

THE BANK OF NEW YORK,

as Servicer,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Trustee

TRUST AND SERVICING AGREEMENT

Dated as of May 4, 2007

$1,750,000,000

American Tower Trust I

Commercial Mortgage Pass-Through Certificates, Series 2007-1

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Section 3.11	Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances	60
Section 3.12	Property Inspections	64
Section 3.13	Annual Statement as to Compliance	64
Section 3.14	Reports by Independent Public Accountants	64
Section 3.15	Access to Certain Information	65
Section 3.16	Title to REO Property; REO Account	66
Section 3.17	Management of REO Properties	67
Section 3.18	Sale of REO Property	67
Section 3.19	Additional Obligations of Servicer	70
Section 3.20	Modifications, Waivers, Amendments and Consents	72
Section 3.21	Servicing Transfer Events; Record-Keeping	74
Section 3.22	Sub-Servicing Agreements	74
Section 3.23	Controlling Class Representative	76
Section 3.24	Certain Rights and Powers of the Controlling Class Representative	78
Section 3.25	Trust Agreement Supplements and the Issuance of Additional Certificates	80

	ARTICLE IV

	PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01	Distributions	81
Section 4.02	Reporting	84
Section 4.03	Debt Service Advances	88
Section 4.04	Realized Losses	90
Section 4.05	Calculations	90
Section 4.06	Confidentiality	90
Section 4.07	Swap Agreement	91

	ARTICLE V

	THE CERTIFICATES

Section 5.01	The Certificates	93
Section 5.02	Registration of Transfer and Exchange of Certificates	93
Section 5.03	Book-Entry Certificates	98
Section 5.04	Mutilated, Destroyed, Lost or Stolen Certificates	99
Section 5.05	Persons Deemed Owners	99
Section 5.06	Certification by Certificate Owners	99

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EXHIBITS

EXHIBIT A	Form of Certificates
EXHIBIT B-1	Mortgage Loan Schedule
EXHIBIT B-2	Schedule of Exceptions to Mortgage File Delivery
EXHIBIT B-3	Form of Custodial Certification
EXHIBIT B-4	Officer’s Certificate
EXHIBIT C	Letters of Representations among Depositor, Trustee and initial Depository
EXHIBIT D	Form of Request for Release
EXHIBIT E-1	Form of Trustee Report
EXHIBIT E-2	Form of Servicing Report
EXHIBIT E-3	Form of Special Servicing Report
EXHIBIT F-1	Form of Transferee Certificate for Transfers of Beneficial Interests in Rule 144A Global Certificates
EXHIBIT F-2	Form of Transferee Certificate for Transfers of Beneficial Interests in Regulation S Global Certificates
EXHIBIT F-3	Form of Transferee Certificate for Transfers of Definitive Certificates to Qualified Institutional Buyers
EXHIBIT F-4	Form of Transferee Certificate for Transfers of Definitive Certificates to Institutional Accredited Investors
EXHIBIT F-5	Form of Transferor Certificate for Transfers of Definitive Certificates to Qualified Institutional Buyers

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EXHIBIT F-6	Form of Transferor Certificate for Transfers of Definitive Certificates to Institutional Accredited Investors
EXHIBIT G	Evidence of Integration For Tax Purposes
EXHIBIT H	Form of Site Inspection Report
EXHIBIT I-1	Form of Notice and Acknowledgment Concerning Replacement of Servicer
EXHIBIT I-2	Form of Acknowledgment of Proposed Servicer
EXHIBIT J	Form of UCC-1 Financing Statement
EXHIBIT K	[Reserved]
EXHIBIT L-1	Form of Information Request from Certificateholder or Certificate Owner
EXHIBIT L-2	Form of Information Request from Prospective Investor
EXHIBIT L-3	Form of Confidentiality Letter for Persons Other than Certificateholders, Certificate Owners and Prospective Investors

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This Trust and Servicing Agreement, is dated and effective as of May 4, 2007 among AMERICAN TOWER DEPOSITOR SUB, LLC, as Depositor, THE BANK OF NEW YORK, as Servicer, and LASALLE BANK NATIONAL ASSOCIATION, as Trustee.

RECITALS

On the Closing Date, the Depositor will originate the loan (the “Mortgage Loan”) made to the Borrowers (as defined herein) pursuant to the Loan Agreement (as defined herein).

The Depositor desires, among other things, to: (i) establish a trust fund, consisting primarily of the Mortgage Loan and certain related rights, funds and property; (ii) cause the issuance of mortgage pass-through certificates, from time to time, of one or more Series consisting of multiple subclasses of certificates, which certificates will, in the aggregate, evidence the entire beneficial ownership interest in such trust fund; and (iii) provide for the servicing and administration of the Mortgage Loan and other assets that from time to time constitute part of such trust fund.

LaSalle Bank National Association (together with its successors in interest, “LaSalle”) desires to act as “Trustee” hereunder (the “Trustee”); and The Bank of New York (together with its successors in interest, “BNY”) desires to act as servicer hereunder (the “Servicer”).

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;

CERTAIN CALCULATIONS IN RESPECT

OF THE MORTGAGE

Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, have the meanings specified in this Section 1.01.

“30/360 Basis” means the accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day month-long Certificate Interest Accrual Periods.

“Accrued Certificate Interest” means the interest accrued from time to time in respect of any Subclass of Certificates (calculated in accordance with Section 2.06(c)).

“Acquisition Fee” has the meaning assigned thereto in Section 3.11(c).

“Actual/360 Basis” means the accrual of interest calculated on the basis of the actual number of days elapsed during any Certificate Interest Accrual Period in a year assumed to consist of 360 days.

“Additional Borrower” has the meaning assigned thereto in the Loan Agreement.

“Additional Borrower Site” has the meaning assigned thereto in the Loan Agreement.

“Additional Certificate” means any Certificate provided for in a Trust Agreement Supplement relating to a Mortgage Loan Increase.

“Additional Closing Date” means the date of issuance of any Additional Certificates.

“Additional Servicing Compensation” has the meaning assigned thereto in Section 3.11(b).

“Additional Site” has the meaning assigned thereto in the Loan Agreement.

“Additional Trust Fund Expense” means (a) any unreimbursed Debt Service Advances or unreimbursed Servicing Advances to the Servicer or the Trustee, including Advance Interest thereon, (b) the Servicing Fee, Other Servicing Fees and Additional Servicing Compensation payable to the Servicer, (c) the Trustee Fee and other reimbursements and indemnification payments payable to the Trustee and certain related persons pursuant to Section 8.05(b), (d) other reimbursements and indemnifications payable to the Servicer and certain persons affiliated with them pursuant to Section 3.18 or Section 6.03, (e) any federal, state or local taxes imposed on the Trust Fund (other than taxes described in Sections 10.01(b)(i) or (ii)); and (f) any other costs, expenses and liabilities (other than Servicing Fees and Trustee Fees) that are required to be borne by the Trust or paid from the Trust Fund in accordance with applicable law or the terms of this Agreement; provided that Additional Trust Fund Expenses will not include any payments due under, or other costs, expenses or liabilities associated with, the Swap Agreement.

“Advance” means any Debt Service Advance or Servicing Advance.

“Advance Interest” means the interest accrued on any Advance at the Prime Rate, which is payable to the party hereto that made such Advance, all in accordance with Section 3.11(f) or Section 4.03(c), as applicable.

“Adverse Rating Event” means, as of any date of determination, with respect to any Subclass of Certificates that each Rating Agency has assigned a rating thereto, the qualification, downgrade or withdrawal of the rating then assigned to such Subclass of Certificates by such Rating Agency (or the placing of such Subclass of Certificates on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto).

“Adverse Tax Status Event” means either: (i) any impairment of the status of the Trust Fund as described in Section 2.07; or (ii) the imposition of a tax upon the Trust Fund or any of its assets or transactions.

“Affiliate” means, in relation to any Person, any other Person: (i) directly or indirectly controlling, controlled by, or under common control with, the first Person; (ii) directly or indirectly owning or holding fifty percent (50%) (or, for purposes of determining either the Controlling Class or the Controlling Class Representative, ten percent (10%)) or more of any equity interest in the first Person; or (iii) fifty percent (50%) (or, for purposes of determining either the Controlling Class or the Controlling Class Representative, ten percent (10%)) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the first Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Where expressions such as “[name of party] or any Affiliate” are used, the same shall refer to the named party and any Affiliate of the named party. Further, the Affiliates of any Person that is an entity shall include all natural persons who are officers, agents, directors, members, partners, or employees of the entity Person.

“Agreement” means this Trust and Servicing Agreement, as it may be amended, modified, supplemented or restated following the Closing Date.

“AICPA” has the meaning assigned thereto in Section 3.14.

“Allocated Loan Amount” has the meaning assigned thereto in the Loan Agreement.

“Amortization Period” has the meaning assigned thereto in the Loan Agreement.

“Annual Accountant’s Report” has the meaning assigned thereto in Section 3.14.

“Annual Performance Certification” has the meaning assigned thereto in Section 3.13.

“Anticipated Repayment Date” has the meaning assigned thereto in the Loan Agreement.

“Assignment of Management Agreement” means the assignment of the Management Agreement for the Sites executed by the Initial Borrowers, any Additional Borrower that becomes a party thereto and the Manager.

“Assumed Final Distribution Date” means, with respect to the Series 2007-1 Certificates, the Distribution Date in April 2014. “Assumed Final Distribution Date”, with respect to any Additional Certificates, will have the meaning set forth in the applicable Trust Agreement Supplement related to such Additional Certificates.

“Assumed Monthly Payment Amount” means the Monthly Payment Amount otherwise deemed due adjusted by disregarding, for the purpose of calculating scheduled monthly interest due, any reduction in principal or modification of the Mortgage Loan’s payment terms made as a result of any Site which has become an REO Property and/or following any bankruptcy, default and foreclosure or similar action or agreed to by the Servicer following a default in accordance with the terms this Agreement.

“Available Trust Funds” means, with respect to any Distribution Date, an amount equal to the excess of (a) the sum of (i) all payments received on or in respect of the Loan Agreement during the related Certificate Collection Period, whether as interest, principal or otherwise, (ii) any Debt Service Advance made by the Servicer or the Trustee for such Distribution Date, and (iii) after any Event of Default, (A) any Net REO Revenues for such Distribution Date and (B) any Net Liquidation Proceeds for such Distribution Date, over (b) the sum of (i) any Prepayment Consideration, Value Reduction Accrued Interest or Post-ARD Additional Interest collected during the related Certificate Collection Period (which will be distributed separately to the Holders of the Corresponding Certificates or, with respect to any Prepayment Consideration or Additional Interest received in respect of any Class A-FL Component, and so long as a Swap Agreement is in effect for such Component, to the Swap Counterparty, as described herein), and (ii) any amounts payable or reimbursable to any Person on or before such Distribution Date from the Collection Account pursuant to clauses (i) through (x) of Section 3.05(a), from the Distribution Account pursuant to clauses (i) and (ii) of Section 3.05(b), or to the extent not covered by clause (b)(ii) of this definition, any Additional Trust Fund Expenses that are payable by the Trust or out of the Trust Fund during the related Certificate Collection Period, subject to the limitations described herein.

“Bankruptcy Code” means the U.S. Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“BNY” has the meaning assigned to it in the Recitals.

“Book-Entry Certificate” means any Certificate registered in the name of the Depository or its nominee.

“Borrowers” means the Initial Borrowers together with any Additional Borrower that may become a party to the Loan Agreement as a “Borrower” thereunder.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday in the State of New York, the State of Massachusetts, the state in which the Primary Servicing Office of the Servicer is located or the state in which the Corporate Trust Office of the Trustee is located, or any day on which banking institutions in any such state are generally not open for the conduct of regular business.

“Cash Management Agreement” means the Cash Management Agreement dated as of the Closing Date, by and among the Initial Borrowers, any Additional Borrower that becomes a party thereto, the Lender, the Cash Manager and the Manager.

“Cash Manager” means LaSalle in its capacity as agent under the Cash Management Agreement.

“Cash Trap Reserve Sub-Account” has the meaning assigned thereto in the Cash Management Agreement.

“Central Account” has the meaning assigned thereto in the Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate” means any one of the American Tower Trust I, Commercial Mortgage Pass-Through Certificates, as executed, authenticated and delivered hereunder and under the related Trust Agreement Supplement by the Certificate Registrar on behalf of the Trustee.

“Certificate Collection Period” means, with respect to any Distribution Date, the period from and including the day immediately following the Due Date in the calendar month preceding such Distribution Date (or, with respect to the initial Certificate Collection Period, the Closing Date) to and including the immediately preceding Due Date.

“Certificate Interest Accrual Period” means, for any Distribution Date with respect to the Certificates, the period from and including the immediately preceding Distribution Date to but excluding such Distribution Date (or, in the case of the first Distribution Date, the period from and including the Closing Date to and excluding such Distribution Date).

“Certificate Owner” means, with respect to any Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance” means, for any individual Certificate, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount as of any date of determination being equal to the product of the initial Certificate Principal Balance of such Certificate, as specified on the face thereof, multiplied by a fraction, the numerator of which is the principal balance of the related Subclass then outstanding in accordance with Section 2.06(b) and the denominator of which is the initial principal balance of such Subclass as of the date of issuance thereof.

“Certificate Register” and “Certificate Registrar” mean the register maintained and the registrar appointed or otherwise acting pursuant to Section 5.02.

“Certificateholder” or “Holder” means the Person in whose name a Certificate is registered in the Certificate Register, provided, however, that solely for purposes of giving any consent, approval, direction or waiver pursuant to this Agreement that specifically relates to the rights, duties and/or obligations hereunder of any of the Depositor, the Servicer or the Trustee in its respective capacity as such (other than any consent, approval or waiver contemplated by any of Sections 3.23, 3.24 and 6.06), any Certificate registered in the name of the Depositor, the Servicer or the Trustee as the case may be, or in the name of any Affiliate thereof will be deemed not to be outstanding, and the Voting Rights to which it is otherwise entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such Person has been obtained. The Certificate Registrar will be entitled to request and conclusively rely upon a certificate of the

Depositor or the Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Certificateholders” or “Holders” reflect the rights of Certificate Owners only insofar as they may indirectly exercise such rights through the Depository and the Depository Participants (except as otherwise specified herein), it being herein acknowledged and agreed that the parties hereto will be required to recognize as a “Certificateholder” or “Holder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Class” means, collectively, all of the Certificates bearing the same alphabetical class designation and having the same priority of payment.

“Class A Certificate” means, collectively, the Class A-FL Certificates and the Class A-FX Certificates.

“Class A-FL Certificate” means any of the Certificates that collectively constitute the Class bearing the class designation “A-FL.”

“Class A-FX Certificate” means any of the Certificates that collectively constitute the Class bearing the class designation “A-FX.”

“Class B Certificate” means any of the Certificates that collectively constitute the Class bearing the class designation “B.”

“Class C Certificate” means any of the Certificates that collectively constitute the Class bearing the class designation “C.”

“Class D Certificate” means any of the Certificates that collectively constitute the Class bearing the class designation “D.”

“Class E Certificate” means any of the Certificates that collectively constitute the Class bearing the class designation “E.”

“Class F Certificate” means any of the Certificates that collectively constitute the Class bearing the class designation “F.”

“Class Principal Balance” means the aggregate principal balance of all Subclasses of Certificates in a Class.

“Clearstream” means Clearstream Banking, société anonyme.

“Closing Date” means May 4, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means the segregated account or accounts created and maintained by the Servicer pursuant to Section 3.04(a) in trust for the Certificateholders, which shall be entitled “The Bank of New York, as Servicer on behalf of LaSalle Bank National Association, as Trustee, in trust for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates, Collection Account”.

“Component” has the meaning assigned thereto in the Loan Agreement.

“Component Principal Balance” has the meaning assigned thereto in the Loan Agreement.

“Component Rate” has the meaning assigned thereto in the Loan Agreement.

“Condemnation Proceeds” means all cash amounts received by the Servicer in connection with the taking of all or a part of a Site by exercise of the power of eminent domain or condemnation, exclusive of any portion thereof required to be released to the Borrowers or any other third party in accordance with applicable law and/or the terms and conditions of the Loan Agreement.

“Controlling Class” means, as of any date of determination, the Class of Certificates with the lowest payment priority pursuant to Sections 4.01(a), the Class Principal Balance of which, net of the amount of any Value Reduction Amount then in effect and disregarding any Certificates held by the Borrowers and/or Affiliates of the Borrowers, which is not less than 25% of the Initial Class Principal Balance of such Class; provided that, if no Class of Certificates has a Class Principal Balance that satisfies the foregoing requirement, then the Controlling Class shall be the most senior Class of Certificates then outstanding. For the purposes of the foregoing, the Class A-FX Certificates and the Class A-FL Certificates will be treated as a single Class.

“Controlling Class Representative” has the meaning assigned thereto in Section 3.23(a).

“Conversion Date” has the meaning assigned thereto in the definition of “Pass-Through Rate.”

“Corporate Trust Office” means the principal corporate trust office of the Trustee at which at any particular time its global securities and trust services group or certificate administrative duties, as applicable, with respect to this Agreement shall be administered, which office is as of the Closing Date located at 135 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services Group, American Tower Trust I.

“Corresponding Component” means, with respect to any Subclass of Certificates, the Component of the Mortgage Loan having the same alphabetical and numerical designation as such Subclass of Certificates.

“Corresponding Subclass” means, with respect to any Component of the Mortgage Loan, the Subclass of Certificates having the same alphabetical and numerical designation as such Component.

“Custodian” means a Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian on behalf of the Trustee for the Mortgage File.

“Debt Service Advance” has the meaning assigned thereto in Section 4.03(a).

“Debt Service Coverage Ratio” has the meaning assigned thereto in the Loan Agreement.

“Defaulting Party” has the meaning assigned thereto in Section 7.01(b).

“Deferred Post-ARD Additional Interest” shall mean any Post-ARD Additional Interest the payment of which has been deferred pursuant to Section 2.4(A)(ii) of the Loan Agreement.

“Definitive Certificate” has the meaning assigned thereto in Section 5.03(a).

“Deposit Account” has the meaning assigned thereto in the Loan Agreement.

“Deposit Account Control Agreement” has the meaning assigned thereto in the Loan Agreement.

“Depositor” means American Tower Depositor Sub, LLC, a Delaware limited liability company.

“Depository” means the Depository Trust Company, or any successor Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

“Depository Participant” means a broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date” means, with respect to any Distribution Date, the last day of the related Certificate Collection Period.

“Distribution Account” means the segregated account or accounts created and maintained by the Trustee in the name of the Trustee pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled “LaSalle Bank National Association, as Trustee, in trust for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates Distribution Account”.

“Distribution Date” means the 15th day of each month, or if such 15th day is not a Business Day, then the next succeeding Business Day, commencing in June, 2007.

“Due Date” means the fourth Business Day (or, in the case of the Anticipated Repayment Date, the second Business Day) immediately preceding the related Distribution Date.

“Eligible Account” means either (a) an account maintained with a federal or state-chartered depository institution or trust company which is an Eligible Institution, (b) a segregated trust account maintained with the trust department of a federal or state-chartered depository institution or trust company (which may include the Trustee), having corporate trust powers, acting in its fiduciary capacity, and having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority regarding fiduciary funds on deposit similar to 12 C.F.R. § 9.10(b), or (c) an account in any other insured depository institution reasonably acceptable to the Servicer and the Trustee and for which Rating Agency Confirmation has been obtained.

“Eligible Institution” means either (x) if the deposits are to be held in a relevant account for more than 30 days, a bank or depository institution or trust company, the long-term unsecured debt obligations of which are rated at least “Aa3” by Moody’s (or “A2” by Moody’s if the short-term unsecured debt obligations of the depository institution are rated not lower than “P-1” by Moody’s), “AA-” by Fitch (or “A” by Fitch if the short-term unsecured debt obligations of the depository institution are rated not lower than “F1” by Fitch) “AA-” by S&P (or “A-” by S&P if the short-term unsecured debt obligations of the depository institution are rated not lower than “A-1” by S&P) (or any other ratings, subject to Rating Agency Confirmation) at the time of the deposit therein, or (y) if the deposits are to be held in the account for 30 days or less, a depository institution or trust company, the short-term unsecured debt obligations of which are rated not lower than “P-1” by Moody’s, “F1” by Fitch and “A-1” by S&P.

“Enterprise Value” means the enterprise value of the Borrowers taken as a whole as determined by the Valuation Expert pursuant to Section 3.19.

“Environmental Indemnity” means the Environmental Indemnity Agreement dated as of the Closing Date, among the Initial Borrowers, any Additional Borrower that becomes a party thereto and the Guarantor to the Lender.

“Environmental Laws” means any federal or state laws and regulations governing the use, management or disposal of Hazardous Materials.

“Equity Interest” means, with respect to each Borrower, the capital stock, membership interests or other equity interests of such Borrower, and, with respect to the Guarantor, the membership or other equity interests of the Guarantor, and with respect to any other entity whose equity interests may be pledged hereafter to the Lender to further secure the Borrowers’ obligations under the Mortgage Loan, the capital stock, membership interests or other equity interests of such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Payment” means any payment received by the Servicer for the account of the Borrowers for application toward the payment of real estate taxes, assessments, insurance premiums and similar items in respect of the related Site.

“Euroclear” means Euroclear Bank, S.A./N.V., or any successor thereto, as operator of the Euroclear System.

“Event of Default” means any of the “Events of Default” with respect to the Mortgage Loan defined as such in the Loan Agreement.

“Fannie Mae” means the Federal National Mortgage Association or any successor.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“Final Distribution Date” shall mean the final Distribution Date on which any distributions are to be made on any then-outstanding Subclasses of Certificates as contemplated by Section 9.01.

“Final Recovery Determination” shall mean a determination made by the Servicer, in its reasonable judgment, with respect to the Mortgage Loan (including any REO Property), other than if the Mortgage Loan is paid in full, that there has been a recovery of all related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries that will ultimately be recoverable.

“Fitch” shall mean Fitch Ratings, Inc. or its successor in interest.

“Floating Rate Account” shall have the meaning assigned thereto in Section 3.04(c).

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation or any successor.

“Grantor Trust” shall mean a grantor trust as defined under Subpart E of Part 1 of Subchapter J of the Code.

“Grantor Trust Provisions” shall mean Subpart E of Subchapter J of the Code, including Treasury Regulations Section 301.7701-4(c)(2).

“Ground Lease” has the meaning assigned thereto in the Loan Agreement.

“Ground Lease Site” has the meaning assigned thereto in the Loan Agreement.

“Guarantor” shall mean American Tower Holding Sub, LLC, a Delaware limited liability company and its successors and assigns.

“Guarantor Pledge Agreement” means the pledge and security agreement, dated as of the Closing Date, by and between the Guarantor and the Lender.

“Guaranty” means the guaranty, dated as of the Closing Date, executed by the Guarantor in favor of the Lender.

“Hazardous Materials” means all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) cleaning materials and other substances commonly used in the ordinary course of the Borrowers’ business, which materials exist only in reasonable quantities and are stored, contained, transported, used, released, and disposed of in material accordance with all applicable Environmental Laws, or (ii) cleaning materials and other substances commonly used in the ordinary course of the Borrowers’ tenant’s, or any of their respective agent’s, business, which materials exist only in reasonable quantities and are stored, contained, transported, used, released, and disposed of in material accordance with all applicable Environmental Laws.

“Impositions” has the meaning assigned thereto in the Loan Agreement.

“Impositions and Insurance Reserve Sub-Account” has the meaning assigned thereto in the Cash Management Agreement.

“Independent” means, when used with respect to any specified Person, any such Person who (a) is in fact independent of the Depositor, the Servicer, the Trustee, the Controlling Class Representative and any and all Affiliates thereof, (b) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, the Servicer, the Trustee, the Controlling Class Representative or any Affiliate thereof, and (c) is not connected with the Depositor, the Servicer, the Trustee, the Controlling Class Representative or any Affiliate thereof as an officer, employee, promoter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Servicer, the Trustee, the Controlling Class Representative or any Affiliate thereof merely because such Person is the Certificate Owner of 1% or less of any Class of securities issued by the Depositor, the Servicer, the Trustee, the Controlling Class Representative or any Affiliate thereof, as the case may be.

“Initial Borrowers” has the meaning assigned thereto in the Loan Agreement.

“Initial Class Principal Balance” means, with respect to each Class of Certificates, the aggregate of the initial principal balances of each Subclass of Certificates of such Class on the date of issuance of such Subclass.

“Initial Purchasers” means Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, along with any additional Initial Purchasers identified as such in any Trust Agreement Supplement.

“Institutional Accredited Investor” means an “accredited investor” within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Securities Act or an entity owned entirely by other entities that fall within such paragraphs.

“Insurance Policy” means, with respect to the Mortgage Loan or an REO Property, any hazard insurance policy, flood insurance policy, title insurance policy, earthquake insurance policy, business interruption insurance policy or other insurance policy that is maintained from time to time in respect of the Mortgage Loan (or the Sites) or such REO Property, as the case may be.

“Insurance Proceeds” means proceeds paid under any Insurance Policy, to the extent that such proceeds are not applied to the restoration of the related Site or REO Property or released to the Borrowers, in any case, in accordance with the Loan Agreement and the Servicing Standard.

“Interested Person” means any Borrower, the Manager, the Depositor, the Servicer, any Certificateholder, or any Affiliate of any such Person.

“Investment Account” has the meaning assigned thereto in Section 3.06(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service or any successor.

“Issue Price” means, with respect to each Class of Certificates, the “issue price” as defined in the Code and Treasury regulations promulgated thereunder.

“LaSalle” shall mean LaSalle Bank National Association.

“Late Collections” means all amounts received on the Mortgage Loan during any Certificate Collection Period, whether as payments of principal or interest, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late collections of a Monthly Payment Amount or an Assumed Monthly Payment Amount (or any portion thereof) in respect of the Mortgage Loan due or deemed due on a Due Date in a previous Certificate Collection Period and not previously recovered.

“Lender” means the Depositor and its successors and assigns in its capacity as lender under the Loan Agreement.

“LIBOR” shall mean, for any Interest Accrual Period, “USD-LIBOR-BBA” determined for such period under (and as such term is defined in) the Swap Agreement.

“Liquidation Event” means the occurrence of either of the following: (i) the Mortgage Loan is paid in full or (ii) a Final Recovery Determination is made with respect to the Mortgage Loan.

“Liquidation Expenses” means all customary and reasonable out-of-pocket costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of a Site or the Mortgage Loan as a Specially Serviced Mortgage Loan or an REO Property pursuant to Section 3.09 or 3.18 (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes, appraisal fees and fees in connection with the preservation and maintenance of such Site).

“Liquidation Fee” means, with respect to the Mortgage Loan if it is a Specially Serviced Mortgage Loan or with respect to an REO Property (other than an REO Property that is purchased by the Servicer pursuant to Section 3.18), the fee designated as such and payable to the Servicer pursuant to the third paragraph of Section 3.11(c).

“Liquidation Fee Rate” means 1.0%.

“Liquidation Proceeds” means all cash amounts (other than Insurance Proceeds, Condemnation Proceeds and REO Revenues not received in connection with a liquidation of a Site) received by the Servicer in connection with: (a) the full, discounted or partial liquidation of a Site or other collateral constituting security for the Mortgage Loan, the Parent Guaranty or the Guaranty (including by way of discounted pay-off) following default, through trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the Borrowers in accordance with applicable law and/or the terms and conditions of the Mortgage Loan Documents; or (b) the realization upon any deficiency judgment obtained against the Borrowers.

“Loan Agreement” means the Loan and Security Agreement dated as of the Closing Date between the Depositor, the Initial Borrowers and any Additional Borrower that becomes a party thereto.

“Loan Agreement Supplement” has the meaning assigned thereto in the Loan Agreement.

“Management Agreement” means the management agreement, dated as of the Closing Date, between the Initial Borrowers, any Additional Borrower that becomes a party thereto and the Manager, or any management agreement between the Borrowers and a successor Manager for the management of the Sites.

“Manager” has the meaning assigned thereto in the Loan Agreement.

“Manager Report” has the meaning assigned thereto in the Management Agreement.

“Maturity Date” has the meaning assigned thereto in the Loan Agreement.

“Memorandum” means the offering memorandum, dated April     , 2007, in respect of the initial Series of Certificates, together with all appendices, annexes, exhibits and supplements thereto, or any private offering memorandum relating to an issuance of Additional Certificates.

“Monthly Payment Amount” shall mean, with respect to the Mortgage Loan as of any Due Date, (i) the scheduled amount of interest or (ii) during an Amortization Period, principal and interest, that is payable by the Borrowers on such Due Date under the terms of the Mortgage Notes (as such terms may be changed or modified in connection with a bankruptcy, insolvency or similar proceeding involving a Borrower or by reason of a modification, waiver or amendment granted or agreed to by the Servicer pursuant to Section 3.20).

“Moody’s” means Moody’s Investors Service, Inc. or its successor in interest.

“Mortgage” means each of the mortgages, deeds of trust and deeds to secure debt that secures the Mortgage Notes and creates a lien on the Mortgaged Sites.

“Mortgage File” means, with respect to the Mortgage Loan, subject to Section 2.01, collectively the following documents:

(a) the original executed Mortgage Notes, endorsed by the Depositor (either on the face thereof or pursuant to a separate allonge) as follows: “Pay to the order of LaSalle Bank National Association, as Trustee for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates, without recourse”;

(b) the original Mortgages and deeds of trust and any intervening assignments thereof related to each Mortgaged Site that precede the assignment referred to in clause (c) of this definition, in each case with evidence of recording indicated thereon (unless the particular item has not been returned from the applicable recording office in which case it may be a certified copy with evidence of recording indicated thereon);

(c) original executed assignments of each Mortgage, in favor of “LaSalle Bank National Association, as Trustee for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates”, in recordable form;

(d) originals or copies of any written assumption, modification, written assurance and substitution agreements if any Mortgage or the Mortgage Notes has been modified, in each case (unless the particular item has not been returned from the applicable recording office), with evidence of recording indicated thereon if the instrument being modified or assumed is a recordable document;

(e) the original or a copy of the Lender’s title insurance policy issued in respect of the Mortgaged Sites (or, if such policy has not yet been issued, a marked-up title insurance commitment or a pro forma policy, subject to delivery of the original title insurance policy upon issuance), and the original or a copy of the title insurance held by the Initial Borrowers in respect of the Sites, that are not Mortgaged Sites together with any endorsements thereto;

(f) copies of any UCC Financing Statements filed or to be filed in favor of the Lender, which financing statements shall identify “LaSalle Bank National Association, as Trustee for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates” as the assignee secured party, with (unless not yet returned from the applicable filing office) evidence of filing thereon;

(g) access to the Database provided by the Borrowers under the Loan Agreement and such information regarding the Additional Sites and Additional Borrower Sites as Servicer shall reasonably request;

(h) a copy of each of the Loan Agreement, the Cash Management Agreement, the Guaranty, the Guarantor Pledge Agreement, the Parent Guaranty and the Parent Pledge Agreement;

(i) an original or a copy of each other Mortgage Loan Document and any amendments, modifications, supplements and waivers related to any Mortgage Loan Document;

(j) [Intentionally omitted];

(k) all original certificates evidencing the Equity Interest of the Initial Borrowers pledged as security for the Guaranty as identified on Exhibit B-4;

(l) all original certificates evidencing the Equity Interest of the Guarantor pledged as security for the Parent Guaranty as identified on Exhibit B-4; and

(m) upon any Mortgage Loan Increase and/or the addition of any Additional Sites or Additional Borrower Sites under the Loan Agreement, the “Mortgage Loan File” shall include the following additional documents:

(i) in the case of a Mortgage Loan Increase, the original executed Mortgage Notes relating to such Mortgage Loan Increase, endorsed by the Lender (either on the face thereof or pursuant to a separate allonge) as follows: “Pay to the order of LaSalle Bank National Association, as Trustee for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates, without recourse”;

(ii) in the case of the addition of any Additional Sites or Additional Borrower Sites:

(A) the original Mortgages, relating to each Mortgaged Site included in the Additional Sites or Additional Borrower Sites, and deeds of trust and any intervening assignments thereof that precede the assignment referred to in clause (m)(ii)(B) of this definition, in each case with evidence of recording indicated thereon (unless the particular item has not been returned from the applicable recording office in which case it may be a certified copy with evidence of recording indicated thereon);

(B) original executed assignments of the Mortgages, relating to the Mortgaged Sites included in the Additional Sites or Additional Borrower Sites in favor of “LaSalle Bank National Association, as Trustee for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates”, in recordable form;

(C) the original or a copy of the Lender’s title insurance policy issued in respect of the Mortgaged Sites included in the Additional Sites or Additional Borrower Sites, as the case may be or, in the event of a Mortgage Loan Increase without the addition of Additional Sites or Additional Borrower Sites, in the amount of such Mortgage Loan Increase (or, if such policy has not yet been issued, a marked-up title insurance commitment or a pro forma policy, subject to delivery of the original title insurance policy upon issuance), and the original or a copy of the title insurance held by the Additional Borrower or the Initial Borrowers relating to the Additional Sites or Additional Borrower Sites, that are not Mortgaged Sites together with any endorsements thereto, if any;

(D) copies of any UCC Financing Statements filed or to be filed in favor of the Lender in relation to such Additional Sites or Additional Borrower Sites, which financing statements shall identify “LaSalle Bank National Association, as Trustee for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates”, as the assignee secured party, with (unless not yet returned from the applicable filing office) evidence of filing thereon; and

(E) such information regarding the Additional Sites and Additional Borrower Sites as Servicer shall reasonably request.

(iii) a copy of the Loan Agreement Supplement, Environmental Indemnity, Guaranty, and the Guarantor Pledge Agreement and any other documents required to be delivered to the Trustee or the Servicer, if any, relating to such Mortgage Loan Increase or addition of Additional Sites or Additional Borrower Sites; and

(iv) all original certificates evidencing the Equity Interests of any Additional Borrower, if any, pledged as security for the Guaranty, and of any other direct or indirect subsidiary of the Guarantor, in the case where such Additional Borrower is an indirect subsidiary of the Guarantor, in each case, as provided for in the Loan Agreement Supplement related to such Mortgage Loan Increase or addition of Additional Sites or Additional Borrower Sites;

provided that, whenever the term “Mortgage File” is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

“Mortgage Loan” means the “Loan” under and as defined in the Loan Agreement.

“Mortgage Loan Accrual Period” means, for any Due Date, the period from and including the Distribution Date immediately preceding such Due Date to but excluding the Distribution Date immediately following such Due Date (or, in the case of the first Due Date, the period from and including the Closing Date to but excluding the Distribution Date immediately following such Due Date).

“Mortgage Loan Documents” means the Loan Agreement, the Mortgage Notes, the Mortgages, the Cash Management Agreement, the Deposit Account Control Agreement, the Management Agreement, the Assignment of Management Agreement, the Guaranty, the Parent Guaranty, the Guarantor Pledge Agreement, the Parent Pledge Agreement, the Environmental Indemnity, the UCC Financing Statements and any and all other documents and agreements delivered by the Lender, the Borrowers, the Guarantor or the Parent Guarantor in connection with the closing of the Mortgage Loan, the addition of any Additional Borrower, the addition of any Additional Sites or Additional Borrower Sites and any Mortgage Loan Increase.

“Mortgage Loan Increase” means a “Loan Increase” as defined in the Loan Agreement.

“Mortgage Loan Schedule” means the Schedule attached hereto as Exhibit B-1 setting forth the location of each Site.

“Mortgage Notes” means the original promissory notes evidencing the initial indebtedness of the Initial Borrowers under the Mortgage Loan and any promissory notes evidencing any Mortgage Loan Increase, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such notes.

“Mortgaged Sites” has the meaning assigned thereto in the Loan Agreement.

“Net Investment Earnings” means, with respect to any Investment Account for any period, the amount, if any, by which the aggregate of all interest and other income realized during such period in connection with the investment of funds held in such Investment Account for the benefit of the Servicer exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds for the benefit of the Servicer in accordance with Section 3.06 (other than losses of what would otherwise have constituted interest or other income earned on such funds).

“Net Investment Loss” means, with respect to any Investment Account for any period, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds held in such Investment Account for the benefit of the Servicer in accordance with Section 3.06 (other than losses of what would otherwise have constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such period in connection with the investment of such funds for the benefit of the Servicer; provided that in the case of any Investment Account and any particular investment of funds in such Investment Account, Net Investment Loss shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account both at the time such investment was made and as of a date not more than 30 days prior to the date of the loss.

“Net Liquidation Proceeds” means, with respect to any Distribution Date, the excess, if any, of Liquidation Proceeds received during the immediately preceding Certificate Collection Period over the sum of the Liquidation Expenses and any Liquidation Fee incurred or payable in respect of such Certificate Collection Period.

“Net Operating Income” has the meaning assigned thereto in the Loan Agreement.

“Net REO Revenues” means, with respect to any Distribution Date following the acquisition of any REO Properties by foreclosure, deed in lieu of foreclosure or other similar means, an amount equal to the aggregate of all amounts received in respect of each REO Property during the related Certificate Collection Period, net of any amounts expended during such period for the proper operation, management, leasing, maintenance and disposition of such REO Property (including all insurance premiums, ground rents and real estate and personal property taxes and assessments and the costs of repairs, replacements, necessary capital improvements and other similar expenses) and any reasonable reserves for such amounts expected to be incurred during the following twelve months.

“Nonrecoverable Advance” means any Nonrecoverable Debt Service Advance or Nonrecoverable Servicing Advance.

“Nonrecoverable Debt Service Advance” means, as evidenced by the Officer’s Certificate and supporting documentation, if any, contemplated by Section 4.03(b), any Debt Service Advance (or portion thereof) previously made and not previously reimbursed or proposed to be made in respect of the Mortgage Loan that, together with any then outstanding Debt Service Advances (or portion thereof), together with Advance Interest thereon, as determined by the Servicer or, if applicable, the Trustee, in the reasonable good faith judgment of the Servicer or the Trustee, as the case may be (based upon the factors set forth in Section 4.03(b)), will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Mortgage Loan or from any funds on deposit in the Collection Account, giving due consideration to the limited assets of the Trust Fund.

“Nonrecoverable Servicing Advance” means, as evidenced by the Officer’s Certificate and supporting documentation, if any, contemplated by Section 3.11(g), any Servicing Advance (or portion thereof) previously made and not previously reimbursed or proposed to be made in respect of the Mortgage Loan or an REO Property that, together with any then outstanding Servicing Advances (or portion thereof), as determined by the Servicer or, if applicable, or the Trustee, in the reasonable good faith judgment of the Servicer or the Trustee, as the case may be (based upon the factors set forth in Section 3.11(g)), will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Mortgage Loan or such REO Property or from any funds on deposit in the Collection Account, giving due consideration to the limited assets of the Trust Fund.

“Officer’s Certificate” means a certificate signed by a Servicing Officer of the Servicer or a Responsible Officer of the Trustee.

“Opinion of Counsel” means a written opinion of counsel (which counsel, in the case of any such opinion of counsel relating to the taxation of the Trust Fund or any portion thereof or the status of the Trust Fund as described in Section 2.07, shall be Independent of the Depositor, the Servicer and the Trustee, as applicable, but which may act as counsel to such Person) reasonably acceptable to and delivered to the addressee(s) thereof.

“Other Servicing Fees” means, collectively, the Special Servicing Fee, the Liquidation Fee, the Workout Fee, the Acquisition Fee, and the Release/Substitution Fee.

“OTS” means the Office of Thrift Supervision or any successor thereto.

“Ownership Interest” means, in the case of any Certificate, any ownership or security interest in such Certificate and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Parent Guarantor” shall mean American Tower Guarantor Sub, LLC, a Delaware limited liability company and its successors and assigns.

“Parent Guaranty” means the guaranty, dated as of the Closing Date, executed by the Parent Guarantor in favor of the Lender.

“Parent Pledge Agreement” means the pledge and security agreement, dated as of the Closing Date, by and between the Parent Guarantor and the Lender.

“Pass-Through Rate” means (i) with respect to the Series 2007-1A-FX Certificates, 5.4197%, (ii) with respect to the Series 2007-1A-FL Certificates, LIBOR + 0.1900%, (iii) with respect to the Series 2007-1B Certificates, 5.5370%, (iv) with respect to the Series 2007-1C Certificates, 5.6151%, (v) with respect to the Series 2007-1D Certificates, 5.9568%, (vi) with respect to the Series 2007-1E Certificates, 6.2493%, and (vii) with respect to the Series 2007-1F Certificates, 6.6388%. With respect to any Additional Certificates, “Pass-Through Rate” will have the meaning set forth in the relevant Trust Agreement Supplement.

Notwithstanding the foregoing, if the Swap Agreement for the Series 2007-1A-FL Certificates is terminated and is not immediately replaced with a new Swap Agreement pursuant to Section 4.07, or if the Swap Counterparty fails for any reason to make payment in full of any payment required to be made by it under such Swap Agreement on the due date for such payment (or in the event of any default under such Swap Agreement), the Pass-Through Rate for the Series 2007-1 Class A-FL Certificates will be converted to a fixed rate per annum equal to 5.4197%, effective as of the Distribution Date (the “Conversion Date“) occurring on or immediately prior to the date of such default or termination. In such event, Accrued Certificate Interest on the Series 2007-1 Class A-FL Certificates will be calculated in the same manner as the Series 2007-1 Class A-FX Certificates from and including the Conversion Date to but excluding the Distribution Date immediately following the date on which such default under such Swap Agreement is cured or such Swap Agreement is replaced with a new interest rate swap agreement in accordance with Section 4.07. If such Swap Agreement is terminated, any conversion of the Series 2007-1 Class A-FL Certificates to a fixed Pass-Through Rate will become permanent following the determination by the Trustee not to enter into a replacement interest rate swap agreement pursuant to Section 4.07.

“Percentage Interest” means, with respect to any Certificate as of any date of determination, the fraction of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance of such Certificate on such date, and the denominator of which is the Class Principal Balance of the related Class on such date.

“Permitted Investments” has the meaning assigned thereto in the Cash Management Agreement.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental Person, the successor functional equivalent of such Person).

“Phase I Environmental Assessment” means a “Phase I assessment” as described in and meeting the criteria of the American Society of Testing and Materials Standard E 1527-05 or any successor thereto published by the American Society of Testing Materials.

“Plan” has the meaning assigned thereto in Section 5.02(c).

“Plan Eligible Certificate” means any Certificate other than any Certificate which is not rated in one of the four highest rating categories of any nationally-recognized statistical rating organization.

“Post-ARD Additional Interest” has the meaning assigned thereto in the Loan Agreement.

“Post-ARD Additional Interest Rate” has the meaning assigned thereto in the Loan Agreement Supplement for such Component.

“Prepayment Consideration” means any “Yield Maintenance” (as defined in the Loan Agreement) paid in connection with a principal prepayment on, or other early collection of principal of, any Component of the Mortgage Loan.

“Primary Servicing Office” means the office of the Servicer that is primarily responsible for the Servicer’s servicing obligations hereunder.

“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Trustee, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Trustee in its sole discretion and the Trustee shall notify the Servicer in writing of its selection.

“Principal Distribution Amount” means, for each Subclass of the Certificates for each Distribution Date, all principal payments made on or prior to the Due Date occurring in the related Certificate Collection Period and applied to reduce the principal balance of the Corresponding Component of the Mortgage Loan, including any principal prepayments or other amounts received in payment of principal and applied to reduce the principal balance of the Corresponding Component of the Mortgage Loan, without regard to any reduction in principal or modification of the Mortgage Loan’s payment terms following any bankruptcy, default and foreclosure or similar action or agreed to by the Servicer.

“PTE” means prohibited transaction exemption.

“Qualified Bidder” has the meaning assigned in Section 7.01(b).

“Qualified Institutional Buyer” means a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

“Qualified Insurer” means an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

“Rated Final Distribution Date” means, with respect to the Series 2007-1 Certificates, the Distribution Date in April 2037. “Rated Final Distribution Date”, with respect to any Additional Certificates, will have the meaning set forth in the applicable Trust Agreement Supplement related to such Additional Certificates.

“Rating Agency” means Moody’s, Fitch or S&P. If any such rating agency or any successor fails to remain in existence, “Rating Agency” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Trustee, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch, Moody’s or S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation” means, with respect to the transaction or matter in question, each Rating Agency shall have confirmed in writing that such transaction or matter shall not result in a downgrade, qualification, or withdrawal of the then current rating for any Subclass of Certificates (or the placing of such Subclass of Certificates on negative credit watch or ratings outlook in contemplation of any such action with respect thereto).

“Realized Loss” has the meaning assigned in Section 4.04.

“Record Date” means, with respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Reduction” means a reduction in the amount payable by the Swap Counterparty under any Swap Agreement by reason of a Value Reduction Amount allocable to the Class A-FL Certificates or a “Fixed Amount Adjustment” (as defined therein).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Certificate” means, with respect to any Subclass of Certificates offered and sold outside of the United States in reliance on Regulation S, a single global Certificate for each such Subclass, in definitive, fully registered form without interest coupons, which Certificate bears a Regulation S Legend.

“Regulation S Legend” means, with respect to any Subclass of Certificates, a legend generally to the effect that such Certificate may not be offered, sold, pledged or otherwise transferred in the United States or to a United States Securities Person prior to the date that is 40 days following the later of the commencement of the offering of the Certificates and the Closing Date or any Additional Closing Date with respect to any Additional Certificates except pursuant to an exemption from the registration requirements of the Securities Act.

“Release Date” means the date that is 40 days following the later of (i) the Closing Date or Additional Closing Date with respect to any Additional Certificates and (ii) the commencement of the initial offering of the Certificates in reliance on Regulation S.

“Release/Substitution Fee” has the meaning assigned thereto in Section 3.11(c).

“REO Account” means a segregated custodial account or accounts created and maintained by the Servicer pursuant to Section 3.16(b) in the name of the Trustee in trust for the Certificateholders, which shall be entitled “The Bank of New York, as Servicer, on behalf of LaSalle Bank National Association, as Trustee, in trust for the registered holders of American Tower Trust I, Commercial Mortgage Pass-Through Certificates, REO Account”.

“REO Acquisition” means the acquisition of an REO Property in accordance with Section 3.09.

“REO Disposition” means the sale or other disposition of an REO Property pursuant to Section 3.18.

“REO Property” means any Site acquired by the Servicer on behalf of the Trust for the benefit of the Certificateholders through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of the Mortgage Loan. If the Trust becomes the owner of the Equity Interests of any Borrower, the Guarantor and/or any other entity whose Equity Interests are hereafter pledged to Lender to further secure the Borrowers’ obligations under the Mortgage Loan, then all Sites owned, leased or managed by any Borrower (whose Equity Interests have been directly or indirectly acquired by or on behalf of the Trust) will be deemed to be REO Properties.

“REO Revenues” means all income, rents, profits and proceeds derived from the ownership, operation or leasing of the related REO Property.

“Replacement Swap” has the meaning assigned in Section 4.07.

“Request for Release” means a request signed by a Servicing Officer of the Servicer in the form of Exhibit D attached hereto.

“Required Claims-Paying Rating” means, with respect to any insurance carrier, (i) in the case of an Insurance Policy maintained by the Borrowers, a claims paying ability of “A2” (or its equivalent) from Moody’s, “A” (or its equivalent) from Fitch or “A” from S&P (or any other rating, subject to Rating Agency Confirmation from the Rating Agency providing such rating) and, in the case the coverage is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied (without any required Rating Agency Confirmation) as long as at least one member has a rating of “A” from S&P and seventy-five percent (75%) of the coverage (if there are four or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements by S&P, Fitch or Moody’s (if applicable) set forth above and all carriers in such syndicate have a claims-paying ability rating by Fitch of not less than “BBB”, by Moody’s of not less than “Baa2” (to the extent rated by Moody’s) or by S&P of not less than “BBB”; (ii) in the case of any insurance that is maintained by the Servicer under Section 3.07 (including any blanket or master forced place insurance policy), other than the fidelity bond and errors and omissions insurance required to be maintained pursuant to Section 3.07, a claims paying ability rating of “A2” (or its equivalent) from Moody’s, “A” (or its equivalent) from Fitch or “A” from S&P (or any other rating, subject to Rating Agency Confirmation from the Rating Agency providing such rating); and (iii) in the case of the fidelity bond and errors and omissions insurance required to be maintained pursuant to Section 3.07, a claims paying ability rating from Moody’s and Fitch that is not more than two rating categories below the highest rated Certificates outstanding, and in any event no lower than “Baa2” from Moody’s, “BBB” from S&P and “BBB” from Fitch.

“Reserve Accounts” has the meaning set forth in Section 3.03(d).

“Reserve Funds” has the meaning set forth in Section 3.03(d).

“Responsible Officer” means, when used with respect to the Trustee, the Certificate Registrar or the Custodian, any Vice President, any Assistant Vice President, any Trust Officer, any Assistant Secretary or any officer or assistant officer in its Asset Backed Securities Trust Services Group or any other officer of the Trustee, the Certificate Registrar or the Custodian, as applicable, customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement.

“Rule 144A Global Certificate” means, with respect to any Subclass of Certificates, a single global Certificate for each such Subclass, in definitive, fully registered form without interest coupons, which Certificate does not bear a Regulation S Legend.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended.

“Series” means a series of Certificates issued pursuant to this Agreement and the related Trust Agreement Supplement.

“Series 2007-1 Certificates” means the series of Certificates issued pursuant to this Agreement on the Closing Date.

“Servicer” means BNY, in its capacity as Servicer hereunder, or any successor servicer appointed as herein provided.

“Servicer Remittance Amount” means, with respect to any Servicer Remittance Date, an amount equal to (a) all amounts on deposit in the Collection Account as of 1:00 p.m. (New York City time) on such Servicer Remittance Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payment Amounts that are due on a Due Date following the end of the related Certificate Collection Period, (ii) any payments of principal and interest, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received after the end of the related Certificate Collection Period, (iii) any amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (x) of Section 3.05(a) (excluding any such amounts which are to be paid from the Distribution Account on the next succeeding Distribution Date) and (iv) any amounts deposited in the Collection Account in error; provided that the Servicer Remittance Amount for the Servicer Remittance Date that occurs in the same calendar month as the Final Distribution Date shall be calculated without regard to clauses (b)(i) and (b)(ii) of this definition.

“Servicer Remittance Date” means the Business Day preceding each Distribution Date.

“Servicer Termination Event” has the meaning assigned thereto in Section 7.01(a).

“Servicer Termination Fee” shall mean the fee payable to the terminated Servicer under Section 6.06 in an amount equal to 0.0275% multiplied by the aggregate Component Principal Balance of all Components of the Mortgage Loan at the end of the Collection Period immediately preceding the termination of the Servicer, such fee to be payable by the successor Servicer or the Controlling Class Representative (or the holders (or, if applicable, the Certificate Owner) of the Class of Certificates that voted to replace the Servicer), as such parties may agree.

“Servicing Advances” means all customary, reasonable and necessary “out-of-pocket” costs and expenses (excluding costs and expenses of the Servicer’s overhead) incurred by the Servicer from time to time in the performance of its servicing obligations, including, but not limited to, the costs and expenses incurred in connection with, (a) the preservation, operation, restoration, and protection of any Site which, in the Servicer’s sole discretion exercised in good faith, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in such Site, (b) the payment of (i) Impositions and (ii) if applicable, insurance premiums, (c) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, attorneys’ fees and expenses, costs for third party experts, including environmental and engineering consultants, (d) the management and liquidation of REO Properties and (e) and any other item specifically identified as a Servicing Advance herein.

“Servicing Fee” means the fee designated as such and payable to the Servicer pursuant to Section 3.11(a).

“Servicing Fee Rate” means 0.0275% per annum.

“Servicing File” means any documents (other than documents required to be part of the Mortgage File, but including any correspondence file) in the possession of the Servicer and relating to the origination and servicing of the Mortgage Loan or the administration of an REO Property.

“Servicing Officer” means any officer or employee of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loan, whose name and specimen signature appear on a list of servicing officers furnished by such Person to the Trustee on the Closing Date, as such list may be amended from time to time by the Servicer.

“Servicing Report” has the meaning assigned thereto in Section 4.02(a).

“Servicing Standard” means, with respect to the Servicer, to service and administer the Mortgage Loan and any REO Property: (i) with the higher of (A) the same care, skill, prudence and diligence with which the Servicer generally services and administers comparable loans and real properties for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional servicers or (B) the same care, skill, prudence and diligence with which the Servicer generally services and administers comparable loans and real properties owned by it, giving due consideration to customary and usual standards of practice of prudent institutional servicers; (ii) with a view to the timely collection of all scheduled payments of interest and, if the Mortgage Loan comes into and continues in default, the maximization of the recovery on the Mortgage Loan to the Certificateholders, on a net present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the Component Rates for the Mortgage Loan); and (iii) without regard to (A) any relationship that the Servicer or any Affiliate thereof may have with the Borrowers, the Depositor or any other party to this Agreement or any of their respective Affiliates; (B) the ownership of any Certificate by the Servicer or any Affiliate thereof; (C) the obligation of the Servicer to make Debt Service Advances or Servicing Advances; (D) the right of the Servicer or any Affiliate thereof to receive compensation for its services or reimbursement of costs, generally under this Agreement or with respect to any particular transaction; (E) any ownership by the Servicer or any Affiliate thereof of any mortgage loans or real property or of the right to service or manage for others any other mortgage loans or real property; and (F) any debt of the Borrowers or any Affiliate thereof held by the Servicer or any Affiliate thereof.

“Servicing Transfer Event” means any of the following events:

(a) the occurrence of any Event of Default, which Event of Default continues unremedied for 60 days; or

(b) the Servicer determines, in its reasonable, good faith judgment, that a default (other than as described in clause (a) above) under the Mortgage Loan Documents has occurred or is likely to occur, that may materially impair the value of any material portion of the Mortgaged Sites as security for the Mortgage Loan and such default continues unremedied for the applicable cure period (or, if no cure period is specified, for 30 days after written notice thereof); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary action against any Borrower, the Guarantor or the Parent Guarantor under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against any Borrower, the Guarantor or the Parent Guarantor; or

(d) any Borrower, the Guarantor or the Parent Guarantor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding of or relating to such Borrower, the Guarantor or the Parent Guarantor or of or relating to all or substantially all of any such entity’s property; or

(e) any Borrower, the Guarantor or the Parent Guarantor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(f) the Servicer shall have received notice of (i) the commencement of foreclosure or similar proceedings with respect to any Borrower’s interest in any Mortgaged Site or Other Pledged Site or (ii) the imposition of a lien on any Mortgaged Site or Other Pledged Site that is material and is not a Permitted Encumbrance, in each case from or by a creditor of a Borrower in violation of the Loan Agreement (which event has not been cured by the payment of the Release Price (as defined in the Loan Agreement) or otherwise within the applicable cure period specified in the Loan Agreement (or, if no cure period is specified, within 30 days after written notice thereof)).

“Site” has the meaning assigned thereto in the Loan Agreement.

“Site Management Agreement” has the meaning assigned thereto in the Loan Agreement.

“Special Servicing Fee” means the fee designated as such and payable to the Servicer pursuant to the first paragraph of Section 3.11(c).

“Special Servicing Fee Rate” means 0.15% per annum.

“Special Servicing Report” has the meaning assigned thereto in Section 4.02(a).

“Specially Serviced Mortgage Loan” means the Mortgage Loan after a Servicing Transfer Event has occurred and is continuing and before the date (if any) on which it becomes a Worked-out Mortgage Loan.

“Stated Principal Balance” means, as of any date of determination, the unpaid principal balance of the Mortgage Loan.

“Subclass” means, collectively, all of the Certificates that collectively bear the same Class and Series designation.

“Subclass Percentage Interest” means, with respect to any Certificate, the portion of the relevant Subclass evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance of such Certificate on such date, and the denominator of which is the Subclass Principal Balance of the related Subclass on such date.

“Subclass Principal Balance” means, for each Subclass of Certificates, the aggregate principal balance of the Certificates of that Subclass outstanding from time to time which shall equal the principal balance of the Corresponding Component.

“Sub-Servicer” means any Person with which the Servicer has entered into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” means the written contract between the Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loan as provided in Section 3.22.

“Successful Bidder” has the meaning assigned thereto in Section 7.01(b).

“Swap Agreement” shall mean each 1992 ISDA Master Agreement between the Swap Counterparty and the Trustee, together with (i) all schedules and annexes thereto, (ii) the confirmation thereunder and (iii) the guaranty of the Swap Guarantor, in each case dated as of the Closing Date, or any Additional Closing Date, as the case may be, or any Replacement Swap entered into pursuant to Section 4.07.

“Swap Counterparty” shall mean Morgan Stanley Capital Services Inc. (or any successor in interest) in its capacity as “Party A” under any Swap Agreement (or any substitute counterparty that enters into a Replacement Swap with the Trustee).

“Swap Guarantor” shall mean Morgan Stanley, a Delaware corporation.

“Swap Payment Date” means the Business Day immediately preceding each Distribution Date.

“Swap Shortfall” has the meaning assigned thereto in Section 2.06(c).

“Swap Termination Receipts” has the meaning assigned thereto in Section 4.07.

“Tenant Leases” has the meaning assigned to “Leases” in the Loan Agreement.

“Transfer” means any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferee” means any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor” means any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Treasury Regulations” means the regulations of the United States Department of the Treasury.

“Trust” means the trust created hereby.

“Trust Agreement Supplement” means a trust agreement supplement to this Agreement, which may, among other things, authorize the issuance of additional Subclasses of Certificates, as described therein.

“Trust Fund” means the assets and property described in Section 2.01(b).

“Trustee” shall mean LaSalle Bank National Association, in its capacity as trustee hereunder, or any successor trustee appointed as herein provided.

“Trustee Report” has the meaning assigned thereto in Section 4.02(a).

“Trustee Fee” means the fee designated as such and payable to the Trustee pursuant to Section 8.05(a).

“Trustee Fee Rate” means 0.0014% per annum.

“UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

“UCC Financing Statement” means a financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in any relevant jurisdiction.

“United States Securities Person” means any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unpaid Swap Amount” has the meaning assigned thereto in Section 2.06.

“Valuation Expert” means either the Servicer or an Independent valuation expert appointed by the Servicer pursuant to Section 3.19(a).

“Value Reduction Accrued Interest” has the meaning assigned thereto in the Loan Agreement.

“Value Reduction Amount” means, with respect to the Mortgage Loan, an amount (calculated by the Servicer as of the Determination Date as soon as practicable following (A) the

Servicer’s reasonable determination that an Event of Default has occurred or is likely to occur or (B) the commencement of an Amortization Period as the result of the failure to pay a Component of the Mortgage Loan in full on or prior to the Anticipated Repayment Date of such Component, and, for so long as such Event of Default (as determined by the Servicer) or such Amortization Period shall be continuing, on each subsequent Determination Date) equal to the positive excess (if any) of: (a) the sum, without duplication, of (i) the aggregate of the outstanding Component Principal Balances of the Mortgage Loan, (ii) to the extent not previously advanced, all accrued but unpaid interest on the Mortgage Loan, (iii) all accrued but unpaid Servicing Fees and Trustee Fees, (iv) all related unreimbursed Advances (plus Advance Interest accrued thereon), (v) all other Additional Trust Fund Expenses, and (vi) all currently due and unpaid real estate or personal property taxes and assessments, insurance premiums and, if applicable, ground rents (in each case net of any amounts escrowed therefor), over (b) an amount equal to 90% of the Enterprise Value as most recently determined pursuant to Section 3.19.

“Voting Rights” means the voting rights evidenced by the respective Certificates. At all times during the term of this Agreement, 100% of the Voting Rights shall be allocated among all of the Holders of the various Classes of Certificates in proportion to the respective Class Principal Balances of such Classes. Voting Rights allocated to a particular Class of Certificateholders shall be allocated among such Certificateholders in proportion to the respective Percentage Interests evidenced by their respective Certificates.

“Worked-out Mortgage Loan” means the Mortgage Loan when it has ceased to be a Specially Serviced Mortgage Loan. The Mortgage Loan will cease to be a Specially Serviced Mortgage Loan at such time as no Servicing Transfer Event exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan and such of the following as are applicable occur:

(a) in the case of a monetary Event of Default described in clause (a) of the definition of Servicing Transfer Event, the Borrowers have paid all delinquent amounts and all related fees and expenses and thereafter have made three consecutive full and timely Monthly Payment Amounts under the terms of the Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving any Borrower or by reason of a modification, waiver or amendment granted or agreed to by the Servicer pursuant to Section 3.20);

(b) in the case of a material non-monetary Event of Default described in clause (a) of the definition of Servicing Transfer Event or of the circumstances described in clause (b) of the definition of Servicing Transfer Event, such Event of Default or default, as the case may be, is cured and the Borrower has paid all related fees and expenses;

(c) in the case of the circumstances described in clauses (c), (d), and (e) of the definition of Servicing Transfer Event, such circumstances cease to exist in the reasonable, good faith judgment of the Servicer and the Borrower has paid all related fees and expenses; and

(d) in the case of the circumstances described in clause (f) of the definition of Servicing Transfer Event, such proceedings or filings are terminated and the Borrower has paid all related fees and expenses.

“Workout Fee” means, with respect to the Mortgage Loan when it is a Worked-out Mortgage Loan, the fee designated as such and payable to the Servicer pursuant to the second paragraph of Section 3.11(c).

“Workout Fee Rate” means 1.0%.

Section 1.02 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles as in effect from time to time;

(iii) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi) the terms “include” and “including” shall mean without limitation by reason of enumeration;

(vii) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; and

(viii) references to a Person are also to its permitted successors and assigns.

Section 1.03 Certain Calculations in Respect of the Mortgage Loan. (a) All amounts collected by or on behalf of the Trust Fund in respect of the Mortgage Loan (including Liquidation Proceeds) shall be applied to amounts due and owing under the Mortgage Loan Documents in accordance with the express provisions of the Mortgage Loan Documents or, in the absence of such express provision or, if and to the extent such terms authorize the Lender to use its sole discretion, the Servicer shall determine (in accordance with the Servicing Standard) how and when such funds shall be applied; provided, however, if the Servicer determines to apply such funds to principal and interest of the Mortgage Loan, such application shall be made in the priority provided in items (iii) and (ix) through (xi) of Section 3.3(a) of the Cash Management Agreement, and any reimbursement for Advances shall be made as otherwise permitted herein.

(b) Notwithstanding any acquisition of any one or more REO Properties by the Trust Fund, the Mortgage Loan shall thereafter be deemed to remain outstanding. Collections by or on behalf of the Trust Fund in respect of any one or more Sites after they have become REO Properties (exclusive of amounts to be applied to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Properties) shall be applied as the Servicer shall determine in accordance with the Servicing Standard; provided, however, if the Servicer determines to apply such funds to principal and interest of the Mortgage Loan, such application shall be made in the priority provided in items (iii) and (ix) through (xi) of Section 3.3(a) of the Cash Management Agreement, and any reimbursement for Advances shall be made as otherwise permitted herein.

ARTICLE II

CONVEYANCE OF THE MORTGAGE LOAN; REPRESENTATIONS AND

WARRANTIES; ISSUANCE OF THE CERTIFICATES

Section 2.01 Conveyance of the Mortgage Loan. (a) It is the intention of the parties hereto that a trust be established pursuant to this Agreement and, further, that such trust be designated as “American Tower Trust I”. LaSalle is hereby appointed, and does hereby agree, to act as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders. It is not intended that this Agreement create a partnership or a joint-stock association.

(b) Concurrently with the execution and delivery hereof, the Depositor does hereby sell, assign, transfer and otherwise convey to the Trustee, without recourse, for the benefit of the Certificateholders, all of the right, title and interest of the Depositor in, to and under (i) the Mortgage Loan, including any Mortgage Loan Increases whenever occurring, all payments under and proceeds of the Mortgage Loan received after the Closing Date, including the proceeds of any title, hazard or other Insurance Policies related to the Mortgage Loan; (ii) all Mortgage Loan Documents existing on the date hereof and hereafter entered into and all documents included in the Mortgage File from time to time; (iii) any REO Property acquired in respect of the Mortgage Loan; (iv) such funds or assets as from time to time are deposited in the Collection Account, the Distribution Account, and, if established, the REO Account; and (v) all other assets included or to be included in the Trust Fund.

After the Depositor’s transfer of the Mortgage Loan to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loan.

(c) The conveyance of the Mortgage Loan and the related rights and property accomplished hereby is absolute and is intended by the parties hereto to constitute an absolute transfer of the Mortgage Loan and such other related rights and property by the Depositor to the Trustee for the benefit of the Certificateholders. Furthermore, it is not intended that such conveyance be a pledge of security for a loan. If such conveyance is determined to be a pledge of security for a loan, however, the parties hereto intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. In order to further protect the Trustee’s interest, the Depositor hereby grants to the Trustee (in such capacity), for the benefit of the Certificateholders, a first priority security interest in all of the Depositor’s right, title and interest in and to the assets described in Section 2.01(b) and any and all proceeds thereof. In connection therewith, the parties hereto agree that (i) this Agreement shall constitute a security agreement under applicable law, (ii) the possession by the Trustee or its agent of the Mortgage Notes with respect to the Mortgage Loan subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iii) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall file or cause to be filed, a Form UCC-1 financing statement substantially in the form attached as Exhibit J hereto in the State of Delaware promptly following the initial issuance of the Certificates, and the Trustee shall prepare, execute and file, at the expense of the Depositor, at each such office, continuation statements with respect thereto, in each case within six months prior to the fifth anniversary of the immediately preceding filing. The Depositor shall cooperate in a reasonable manner with the Trustee in preparing and filing such continuation statements.

(d) In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the Depositor hereby represents and warrants that it will deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby (with a copy to the Servicer) the Mortgage File on or before the Closing Date.

(e) As soon as reasonably practicable, and in any event within 90 days after the later of (i) the Closing Date and (ii) the date on which all recording information necessary to complete the subject document is received by the Trustee or any Custodian appointed thereby, the Depositor is hereby authorized and shall complete (to the extent necessary) and cause to be submitted for recording or filing, as the case may be, in the appropriate office for real property records at the expense of the Depositor, as applicable, each assignment of Mortgage in favor of the Trustee referred to in clause (c) of the definition of “Mortgage File” that has been received by the Trustee or a Custodian on its behalf. Each such assignment shall reflect that it should be returned by the public recording office to the Trustee or the applicable Custodian on its behalf following recording; provided that in those instances where the public recording office retains the original assignment of Mortgage, the Depositor shall obtain or cause to be obtained therefrom a certified copy of the recorded original. Upon receipt, Depositor shall promptly forward copies of such recorded or final documents to the Trustee and the Servicer. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, and the Trustee or a Custodian on its behalf has actual knowledge thereof, the Trustee or Custodian on its behalf shall promptly notify the Depositor in writing. If the Depositor has actual knowledge of any such document or instrument lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Depositor shall prepare or cause to be prepared promptly, a substitute therefor or cure such defect, as the case may be, and thereafter the Depositor shall cause the same to be duly recorded or filed, as appropriate.

In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the Depositor hereby represents and warrants that it will deliver to and deposit with, or cause to be delivered to and deposited with, the Servicer, on or before the Closing Date (or, if any of the following items are not in the actual possession of the Depositor, as soon as reasonably practical, but in any event within 90 days after the Closing Date): (i) copies of the Mortgage File; and (ii) originals or copies of all other documents delivered at the Closing. The Servicer shall hold all such documents, records and funds on behalf of the Trustee (subject to the applicable provisions hereof) in trust for the benefit of the Certificateholders. The Servicer shall not be liable to the Trust or any parties hereto for the failure of the Depositor to deliver any of the above-referenced documents.

(f) As soon as reasonably practicable, and in any event within 90 days after the later of (i) the addition of any Additional Sites or Additional Borrower Sites and (ii) the date on which all recording information necessary to complete the subject document is received by the Trustee or any Custodian appointed thereby, the Servicer is hereby authorized and shall complete (to the extent necessary) and cause to be submitted for recording or filing, as the case may be, in the appropriate office for real property records at the expense of the Borrowers, as applicable, each assignment of Mortgage in favor of the Trustee referred to in clause (m)(ii)(B) of the definition of “Mortgage File” that has been received by the Trustee or a Custodian on its behalf. Each such assignment shall reflect that it should be returned by the public recording office to the Trustee or the applicable Custodian on its behalf following recording; provided that in those instances where the public recording office retains the original assignment of Mortgage, the Servicer shall obtain or cause to be obtained therefrom a certified copy of the recorded original. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, and the Trustee or a Custodian on its behalf has actual knowledge thereof, the Trustee or Custodian on its behalf shall promptly notify the Servicer and the Borrowers in writing. If the Servicer has actual knowledge of any such document or instrument lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Servicer shall prepare or cause to be prepared promptly, a substitute therefor or cure such defect, as the case may be, and thereafter the Servicer shall cause the same to be duly recorded or filed, as appropriate.

In connection with any Mortgage Loan Increase or the addition of any Additional Sites or Additional Borrower Sites, the Borrower shall have agreed in the related Loan Agreement Supplement that it will deliver to and deposit with, or cause to be delivered to and deposited with, the Servicer, on or before the Additional Closing Date or the date of such addition, as the case may be (or, if any of the following items are not in the actual possession of the Borrower, as soon as reasonably practical, but in any event within 90 days after the Additional Closing Date or the date of such addition, as the case may be): (i) the documents with respect to such Mortgage Loan Increase or addition required for the Mortgage File; and

(ii) originals or copies of all other documents delivered at the Additional Closing. The Servicer shall hold all such documents, records and funds on behalf of the Trustee (subject to the applicable provisions hereof) in trust for the benefit of the Certificateholders. Subject to the Servicing Standard, the Servicer shall not be liable to the Trust or any parties hereto for the failure of any Borrower to deliver any of the above-referenced documents.

Section 2.02 Acceptance of Mortgage Assets by Trustee. (a) Subject to the other provisions in this Section 2.02, the Trustee, by its execution and delivery of this Agreement, hereby accepts receipt on behalf of the Trust, directly or through a Custodian on its behalf, of (i) the Mortgage Loan and all documents delivered to it that constitute portions of the Mortgage File and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and any other documents received by it that constitute portions of the Mortgage File, and that it holds and will hold the Mortgage Loan and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. In connection with the foregoing, the Trustee hereby certifies to each of the other parties hereto that, except as specifically identified in the Schedule of Exceptions to Mortgage File Delivery attached hereto as Exhibit B-2, (i) the original Mortgage Notes specified in clause (a) of the definition of “Mortgage File” and all allonges thereto, if any (or, a copy of the Mortgage Notes, together with a “lost note affidavit” certifying that the relevant Mortgage Note has been lost), are in its possession or the possession of a Custodian on its behalf, and (ii) each such Mortgage Note (or copies thereof) has been reviewed by it or by such Custodian on its behalf and (A) appears regular on its face (in the case of the Mortgage Note, handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrowers), (B) appears to have been executed and (C) purports to relate to the Mortgage Loan. On or about the 360th day following the Closing Date, the Trustee or a Custodian on its behalf shall have completed its review of the documents delivered to it or such Custodian with respect to the Mortgage Loan on the Closing Date, and the Trustee shall, subject to Sections 2.01(d), 2.02(b) and 2.02(c), certify in the form attached hereto as Exhibit B-3 in a mutually acceptable electronic format to each of the other parties hereto and the Rating Agencies that (except as specifically identified in any exception report annexed to such certification): (i) the original Mortgage Note specified in clause (a) of the definition of “Mortgage File”, the original or copies of the Mortgages and deeds of trust specified in clause (b) of the definition of “Mortgage File”, the original assignments of Mortgages specified in clause (c) of the definition of “Mortgage File”, the original or copy of the policies of title insurance specified in clause (e) of the definition of “Mortgage File”, and each document specified in clauses (f), (h), and (k) of the definition of “Mortgage File” is in its possession or the possession of a Custodian on its behalf; and (ii) all documents received by it or any Custodian with respect to such Mortgage Loan have been reviewed by it or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrowers), (B) appear to have been executed (where appropriate) and (C) purport to relate to the Mortgage Loan. If any exceptions are noted in the exception report annexed to such certification, the Trustee shall, every 180 days after the delivery of such certification until the earlier of (i) the date on which such exceptions are eliminated and (ii) the second anniversary of the Closing Date, and thereafter upon request by any party hereto or any Rating Agency, distribute an updated exception report to the other parties hereto and to the Rating Agencies.

(b) None of the Trustee, the Servicer or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loan delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Trustee, the Servicer or any Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(c) In performing the reviews contemplated by Subsection (a) above, the Trustee or a Custodian on its behalf may conclusively rely on the Depositor as to the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Trustee’s and any Custodian’s review of the Mortgage File is limited solely to confirming that the documents specified in clauses (a), (b), (c), (e), (f), (h) and (k) of the definition of “Mortgage File” as of the Closing Date have been received and such additional information as will be necessary for making and/or delivering the certifications required by Subsection (a) above.

(d) With respect to each UCC Financing Statement included in the Mortgage File (including after the addition of any Additional Sites or Additional Borrower Sites), the Servicer shall prepare, execute and file, or cause such preparation, execution, and filing at the applicable filing office where such UCC Financing Statement was filed, continuation statements with respect hereto, in each case within six months prior to the fifth anniversary of the immediately preceding filing at the Borrowers’ expense.

(e) With respect to all Mortgage Loan Documents executed and delivered after the Closing Date (including those executed and delivered pursuant to a Mortgage Loan Increase as provided by Section 3.2 of the Loan Agreement or in connection with the addition of any Additional Sites or Additional Borrower Sites), the Servicer shall receive those documents on behalf of the Trust and the Servicer shall deliver to the Trustee originals of all such Mortgage Loan Documents received by the Servicer promptly following its receipt thereof. The Trustee shall hold and review such Mortgage Loan Documents in accordance with the provisions set forth in this Section 2.02(e), including, without limitation, with respect to any Mortgage Loan Increase, any documents to be included in the Mortgage File relating to such Mortgage Loan Increase and any review of any document to be performed in relation to the Closing Date or periodically thereafter are also to be performed on any Additional Closing Date and periodically thereafter with respect to the documents relating to the Mortgage Loan Increase as provided in clause (f) of this Section 2.02.

(f) In connection with any Mortgage Loan Increase, the Trustee shall certify in the applicable Trust Agreement Supplement to each of the other parties thereto that, except as specifically identified in the Schedule of Exceptions to Mortgage File Delivery attached thereto as Exhibit B-2, (i) the original Mortgage Notes specified in clause (m)(i) of the definition of “Mortgage File” and all allonges thereto, if any (or, a copy of the Mortgage Notes, together with a “lost note affidavit” certifying that the relevant Mortgage Note has been lost), are in its possession or the possession of a Custodian on its behalf, and (ii) each such Mortgage Note (or copies thereof) has been reviewed by it or by such Custodian on its behalf and (A) appears regular on its face (in the case of the Mortgage Notes, handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrowers), (B) appears to have been executed and (C) purports to relate to the Mortgage Loan. On or about the 180th day following any Additional Closing Date or the date of the addition of any Additional Sites or Additional Borrower Sites, the Trustee or a Custodian on its behalf shall review the documents delivered to it or such Custodian with respect to the Mortgage Loan Increase on the Additional Closing Date or with respect to such addition, as the case may be, and the Trustee shall, subject to 2.02(b) and 2.02(g), certify in the form attached hereto as Exhibit B-3 in a mutually acceptable electronic format to each of the other parties hereto and the Rating Agencies that (except as specifically identified in any exception report annexed to such certification): (i) in the case of a Mortgage Loan Increase, the original Mortgage Notes specified in clause (m)(i) of the definition of “Mortgage File”, and/or, in the case of the addition of Additional Sites or Additional Borrower Sites, the original or copies of the Mortgages and deeds of trust specified in clause (m)(ii)(A) of the definition of “Mortgage File”, the original assignments of Mortgages specified in clause (m)(ii)(B) of the definition of “Mortgage File”, the original or copy of the policies of title insurance specified in clause (m)(iii) of the definition of “Mortgage File”, and each document specified in clauses (m)(iv), and (m)(iv) of the definition of “Mortgage File” is in its possession or the possession of a Custodian on its behalf; and (ii) all documents received by it or any Custodian with respect to such Mortgage Loan Increase or addition have been reviewed by it or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrowers), (B) appear to have been executed (where appropriate) and (C) purport to relate to the Mortgage Loan Increase or addition. If any exceptions are noted in the exception report annexed to such certification, the Trustee shall, every 180 days after the delivery of such certification until the earlier of (i) the date on which such exceptions are eliminated and (ii) the second anniversary of the Additional Closing Date or the date of such addition, as the case may be, and thereafter upon request by any party hereto or any Rating Agency, distribute an updated exception report to the other parties hereto and to the Rating Agencies.

(g) In performing the reviews contemplated by Subsection (f) above, the Trustee or a Custodian on its behalf may conclusively rely on the Borrowers as to the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Trustee’s and any Custodian’s review of the Mortgage File is limited solely to confirming that the documents specified in clause (m) of the definition of “Mortgage File” as of the Additional Closing Date or the date of any addition, as the case may be, have been received and such additional information as will be necessary for making and/or delivering the certifications required by Subsection (f) above.

Section 2.03 Representations and Warranties of the Depositor. (a) The Depositor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i) The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) The Depositor’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Depositor’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any agreement or other instrument to which it is a party or by which it is bound, which default or breach, in the reasonable judgment of the Depositor, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

(iii) The Depositor has the full power and authority to own its properties, to conduct its business as presently conducted by it and to enter into and consummate all transactions involving the Depositor contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v) The Depositor is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor’s reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

(vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Depositor of the transactions contemplated herein, except (A) for those consents, approvals, authorizations or orders that previously have been obtained, (B) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and sale of the Certificates by the Initial Purchasers, and (C) any recordation of the assignments of Mortgage Loan Documents to the Trustee pursuant to Section 2.01(e), which has not yet been completed.

(vii) The Depositor’s transfer of the Mortgage Loan to the Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction.

(viii) The Depositor is not transferring the Mortgage Loan to the Trustee with any intent to hinder, delay or defraud its present or future creditors. In connection with its transfer of the Mortgage Loan hereunder, the Depositor will receive new value and consideration constituting at least reasonably equivalent value and fair consideration for the assets transferred.

(ix) The Depositor has been solvent at all relevant times prior to, and will not be rendered insolvent by, its transfer of the Mortgage Loan to the Trustee pursuant to Section 2.01(b).

(x) After giving effect to its transfer of the Mortgage Loan to the Trustee pursuant to Section 2.01(b), the value of the Depositor’s assets, either taken at their present fair saleable value or at fair valuation, will exceed the amount of the Depositor’s debts and obligations, including contingent and unliquidated debts and obligations of the Depositor, and the Depositor will not be left with unreasonably small assets or capital with which to engage in and conduct its business, and such transfer will not render the Depositor insolvent.

(xi) The Depositor does not intend to, and does not believe that it will, incur debts or obligations beyond its ability to pay such debts and obligations as they mature.

(xii) No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated.

(xiii) No litigation is pending or, to the best of the Depositor’s knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor’s reasonable judgment, is likely to materially and adversely affect either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor. The execution, delivery and performance of this Agreement by the Depositor constitute a bona fide and arm’s-length transaction and are undertaken in the ordinary course of business of the Depositor.

(xiv) Immediately prior to the transfer of the Mortgage Loan to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had good title to, and was the sole owner of, the Mortgage Loan.

(xv) The Depositor has full right, power and authority to transfer and assign the Mortgage Loan to the Trust and has validly and effectively conveyed (or caused to be conveyed) to the Trust all of the Depositor’s legal and beneficial interest in and to the Mortgage Loan, free and clear of any and all pledges, liens, charges, participation interests, security interests and/or other encumbrances (“Liens”) of any nature, except for Permitted Encumbrances under the Loan Agreement or Liens that will be discharged on or prior to the Closing Date.

(xvi) The Mortgage Loan Documents have not been modified since the execution thereof on the Closing Date.

(xvii) The assignment of the Mortgage Loan to the Trustee constitutes the legal, valid and binding assignment of the Mortgage Loan and the assignment of each Mortgage to the Trustee constitutes the legal, valid and binding assignment thereof to the Trustee, in each case sufficient to convey to the Trustee all of the Depositor’s right, title and interest in, to and under the Mortgage Loan or such Mortgage, as the case may be.

(xviii) To the best knowledge of the Depositor after due inquiry, (A) there is no Event of Default existing, (B) there is no event which, with the passage of time or with notice and the expiration of any applicable grace or cure period, would constitute an Event of Default and (C) the Depositor has not waived any Event of Default.

(xix) To the extent required by any Mortgage Loan Documents, or any ground lessor estoppel certificate, all notices of the transfer of the Mortgage Loan to the Trustee for the benefit of the Certificateholders have been delivered or will be delivered contemporaneously with the execution of this Agreement.

(b) The representations and warranties of the Depositor set forth in Section 2.03(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto and the Controlling Class Representative.

Section 2.04 Representations and Warranties of the Servicer. (a) The Servicer hereby represents and warrants to each of the other parties hereto (other than the Depositor) and for the benefit of the Certificateholders, as of the Closing Date, and as of each Additional Closing Date (except to the extent provided in the relevant Trust Agreement Supplement), that:

(i) The Servicer is duly organized, validly existing in good standing as a corporation under the laws of the State of New York, and the Servicer is in compliance with the laws of the State in which each of the Sites is located to the extent necessary to ensure the enforceability of the Mortgage Loan Documents and to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on the ability of the Servicer to perform its obligations hereunder.

(ii) The Servicer’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, which default or breach, in the reasonable judgment of the Servicer, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(iii) The Servicer has the full corporate power and authority to enter into and consummate all transactions involving the Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v) The Servicer is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Servicer’s reasonable judgment, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vi) No litigation is pending or, to the best of the Servicer’s knowledge, threatened against the Servicer, the outcome of which, in the Servicer’s reasonable judgment, would prohibit the Servicer from entering into this Agreement or that, in the Servicer’s reasonable judgment, could reasonably be expected to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vii) The Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

(viii) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Servicer of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained or cannot be obtained prior to the actual performance by the Servicer of its obligations under this Agreement and except where the lack of such consent, approval, authorization or order would not have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement.

(b) The representations and warranties of the Servicer set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of such foregoing representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto and the Controlling Class Representative.

(c) Any successor Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.04(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.04(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.05 Representations and Warranties of the Trustee. (a) The Trustee hereby represents and warrants to, and covenants with, each of the other parties hereto (other than the Depositor) and for the benefit of the Certificateholders, as of the Closing Date and as of each Additional Closing Date (except to the extent provided in the relevant Trust Agreement Supplement), that:

(i) The Trustee is duly organized and validly existing in good standing as a national banking association under the laws of the United States and is,, shall be or, if necessary, shall appoint a co-trustee that is, in compliance with the laws of each State in which each of the Sites is located to the extent necessary to ensure the enforceability of the Mortgage Loan Documents (insofar as such enforceability is dependent upon compliance by the Trustee with such laws) and to perform its obligations under this Agreement.

(ii) The Trustee’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Trustee’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the reasonable judgment of the Trustee is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iii) The Trustee has the requisite power and authority to enter into and consummate all transactions involving the Trustee contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v) The Trustee is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(vi) No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Trustee of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii) No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or that, in the Trustee’s reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

(viii) The Trustee is eligible to act as Trustee hereunder in accordance with Section 8.06.

(b) The representations and warranties of LaSalle set forth in Sections 2.05(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto and the Controlling Class Representative.

(c) Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.05(a) subject to such appropriate modifications to the representation and warranty set forth in Sections 2.05(a)(i), as applicable, to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.06 Designation of the Certificates. (a) The Certificates shall consist of one or more Series, with each Series consisting of one or more Subclasses of one or more Classes. The Trust will initially issue the Series 2007-1 Certificates in seven (7) Subclasses hereby designated as “2007-1A-FX”, “2007-1A-FL”, “2007-1B”, “2007-1C”, “2007-1D”, “2007-1E” and “2007-1F”, respectively. The designation and terms of each Subclass of any additional Classes of Certificates shall be provided for in one or more Trust Agreement Supplements. Subject to Section 3.25, the Trustee shall execute, and shall cause the Certificate Registrar to authenticate and deliver, to or upon the order of the Depositor on the Closing Date, and to or upon the order of the Person indicated in the related Trust Agreement Supplement in respect of any Additional Certificates, the Certificates in authorized denominations evidencing the entire ownership of the Trust Fund, as from time to time may be increased by a Trust Agreement Supplement to reflect any Mortgage Loan Increase.

(b) Each Subclass of Certificates shall have a Subclass Principal Balance. The following table sets forth the initial Subclass Principal Balance for each such Subclass of the Series 2007-1 Certificates:

Subclass of Series 2007-1 Certificates	Initial Subclass Principal Balance
2007-1A-FX	$872,000,000
2007-1A-FL	$150,000,000
2007-1B	$215,000,000
2007-1C	$110,000,000
2007-1D	$275,000,000
2007-1E	$55,000,000
2007-1F	$73,000,000

The initial Subclass Principal Balance for any Additional Certificates will be set forth in the applicable Trust Agreement Supplement.

On each Distribution Date, the principal balance of each Subclass of Certificates shall be permanently reduced by the amount of any distributions of principal made in respect of such Subclass of Certificates on such Distribution Date pursuant to Section 4.01(a) and any Realized Losses allocated to such Subclass on such Distribution Date pursuant to Section 4.04 and shall not otherwise be increased or decreased; provided that the principal balance of each Subclass of Certificates shall equal the principal balance of the Corresponding Component , without regard to any reduction in principal or modification of the Mortgage Loan’s payment terms following any bankruptcy, default and foreclosure or similar action or agreed to by the Servicer.

(c) Each Certificate shall accrue interest during each Certificate Interest Accrual Period at the applicable Pass-Through Rate on the Certificate Principal Balance of such Certificate outstanding immediately prior to the related Distribution Date. Interest on each Subclass of Certificates shall be calculated on a 30/360 Basis, deeming, for purposes of the calculation, that for each Certificate Interest Accrual Period each Distribution Date to be on the fifteenth of each month (and therefore each period from Distribution Date to Distribution Date is deemed to be 30 days, except for the first such period), provided that, for so long as a Subclass of a Class A-FL Certificate accrues interest at a floating rate based on LIBOR, interest on such Class A-FL Certificate will be calculated on the basis of a 360-day year and the actual number of days in the applicable Certificate Interest Accrual Period, or as otherwise provided for any Subclass in the related Trust Agreement Supplement.

If on any Swap Payment Date the Swap Counterparty fails to make any payment required to be made by it under a Swap Agreement (an “Unpaid Swap Amount”), or if the amount required to be paid by the Swap Counterparty under such Swap Agreement is subject to a Reduction (such Unpaid Swap Amount or the amount of such Reduction being a “Swap Shortfall”), then the Accrued Certificate Interest due on the related Subclass of Class A-FL Certificates on the immediately following Distribution Date will be reduced by the amount of such Swap Shortfall. If the Swap Counterparty subsequently pays the Unpaid Swap Amount or the amount of the Reduction to the Trustee, then the amount of such payment will be distributed to the Holders of the related Subclass of Class A-FL Certificates on the next succeeding Distribution Date (pro rata based on their respective Percentage Interests).

In addition, any accrued and unpaid interest on any Certificate that is not distributed to the Holder thereof on the Distribution Date immediately following the related Certificate Interest Accrual Period (other than due to a Value Reduction Amount or by reason of a Swap Shortfall) shall accrue interest during each subsequent Certificate Interest Accrual Period at the applicable Pass-Through Rate for the related Subclass until the end of the Certificate Interest Accrual Period immediately preceding the Distribution Date on which such accrued and unpaid interest is distributed.

A Subclass or Subclasses of Additional Certificates may be issued upon the execution of a Trust Agreement Supplement by the Trustee and the Servicer and the satisfaction of the conditions provided for in Section 3.25. A Subclass of Additional Certificates shall be issued for each Component of the related Mortgage Loan Increase, pursuant to the related Loan Agreement Supplement.

Section 2.07 Tax Treatment. It is the intention of the parties hereto that the Trust Fund be treated as a Grantor Trust for U.S. federal, state and local income and franchise tax purposes.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01 Administration of the Mortgage Loan. (a) The Servicer shall service and administer the Mortgage Loan and any REO Property for the benefit of the Certificateholders (as a collective whole) (as determined by the Servicer in its reasonable judgment), in accordance with any and all applicable laws, in accordance with the express terms of this Agreement and the Mortgage Loan and, to the extent consistent with the foregoing, in accordance with the Servicing Standard.

(b) Subject to Section 3.01(a), the Servicer shall have full power and authority, acting alone or through Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer, in its own name, is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgages or other security document in the Mortgage File on the Sites and other related collateral; and (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. In addition, without limiting the generality of the foregoing, the Servicer is authorized and empowered by the Trustee to execute and deliver, in accordance with the Servicing Standard and subject to Sections 3.08 and 3.20, any and all assumptions, modifications, waivers, amendments or consents to or with respect to any documents contained in the Mortgage File. Subject to Section 3.10, the Trustee shall, at the written request of a Servicing Officer of the Servicer, furnish, or cause to be so furnished, to the Servicer, any limited powers of attorney and other documents (each of which shall be prepared by the Servicer) necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Servicer. Notwithstanding anything contained in this Agreement to the contrary, the Servicer shall not without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Trustee’s and Servicer’s representative capacity or (ii) take any action with the intent to cause, and which actually does cause, the Trustee to be registered to do business in any state. The Servicer is permitted to utilize the Manager or to, at its own expense (except to the extent that a particular expense is expressly provided herein to be an Advance or an expense of the Trust Fund) utilize other agents or attorneys typically used by servicers of mortgage loans underlying commercial mortgaged backed securities, in performing certain of its obligations under this Agreement, including, without limitation, property management, sale and operation and the enforcement of the Mortgages.

(c) The relationship of the Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent. No provision contained in this Trust and Servicing Agreement shall be construed as an express or implied guarantee by the Servicer or Special Servicer of the collectability of payments on the Mortgage Loan. No provision of this Trust and Servicing Agreement shall be construed to impose liability on the Servicer or Special Servicer for the reason (unless the Servicer or Special Servicer did not act in accordance with the Servicing Standard) that any recovery to the Certificateholders in respect of the Mortgage Loan at any time after a determination of present value recovery is made by the Servicer or Special Servicer under the Trust and Servicing Agreement is less than the amount reflected in such determination.

Section 3.02 Collection of Mortgage Loan Payments. The Servicer shall undertake reasonable efforts consistent with the Servicing Standard to collect all payments called for under the terms and provisions of the Mortgage Loan and shall follow such collection procedures as are consistent with applicable law and the Servicing Standard.

Section 3.03 Taxes, Assessments and Similar Items. (a) The Servicer shall administer in accordance with the Servicing Standard the rights of the Trust under the Loan Agreement and the Cash Management Agreement with respect to the Central Account and each sub-account thereof. Subject to any terms of the Mortgage Loan Documents, the Central Account shall be an Eligible Account.

(b) The Servicer shall with respect to the Mortgage Loan, and based solely on a certification or other information or reports furnished to it by the Borrowers or the Manager, maintain records with respect to the Sites reflecting the status (including payment status) of real estate and personal property taxes, assessments and other similar items that are or may become a lien thereon and the status (including payment status) of ground rents and insurance premiums (including renewal premiums) payable in respect thereof and, based solely on such certification or other information or reports, shall use reasonable efforts to effect or cause the Borrowers or the Manager to effect payment thereof prior to the applicable penalty or termination date. In connection with the performance of its other duties and obligations under this Agreement, including without limitation, processing Borrower requests and monitoring and enforcing Mortgage Loan covenant compliance, the Servicer shall be permitted to rely on any certification, information and/or reports furnished by the Borrower or the Manager without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto if the information therein is incorrect, unless the Servicer had actual knowledge that such information was incorrect, or, during a Special Servicing period, in accordance with the Servicing Standard should have had actual knowledge, that such information was incorrect and failed to act in accordance with the Servicing Standard in light of such knowledge. For purposes of effecting any payment described above, the Servicer shall release Escrow Payments in accordance with the applicable provisions of the Mortgage Loan Documents.

(c) In accordance with the Servicing Standard, the Servicer shall advance with respect to the Sites all such funds as are necessary for the purpose of effecting the timely payment of (i) Impositions and (ii) unless the Borrowers are then maintaining self insurance as permitted under the Mortgage Loan Documents, premiums on Insurance Policies, in each instance if and to the extent that Escrow Payments (if any) collected from the Borrowers are insufficient to pay such item when due, and the Borrowers have failed to pay such item on a timely basis; provided that in the case of amounts described in the preceding clause (i), the Servicer shall not make a Servicing Advance of any such amount if the Servicer reasonably anticipates (in accordance with the Servicing Standard) that such amounts will be paid by the Borrowers on or before the applicable penalty date, in which case the Servicer shall use efforts consistent with the Servicing Standard to confirm whether such amounts have been paid. The Servicer shall make a Servicing Advance of such amounts, if necessary, not later than five (5) Business Days following confirmation by the Servicer that such amounts have not been, or are not reasonably likely to be, paid by the applicable penalty date. In no event shall the Servicer be required to make any Servicing Advance under this Section 3.03(c) to the extent that such advance would, if made, constitute a Nonrecoverable Servicing Advance. The Servicer’s determination that an Advance would constitute a Nonrecoverable Servicing Advance shall be set forth in an Officer’s Certificate provided to the Trustee. All such Advances shall be reimbursable as provided in Section 3.05(a). No costs incurred by the Servicer in effecting the payment of Impositions, insurance premiums and similar items on or in respect of the Sites shall, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the unpaid principal balances of the Mortgage Loan, notwithstanding that the terms of the Mortgage Loan so permit; provided, however, that this provision is in no way intended to affect amounts actually due and owing from the Borrowers under the Mortgage Loan. The Servicer, the Trustee and the Holders agree to treat each Servicer Advance as an advance to the Borrower for U.S. federal, state and local income and franchise tax purposes (and such agreement shall not apply for any other legal or regulatory purpose) and shall not take any position inconsistent with such treatment for U.S. federal, state or local income or franchise tax purposes. Without imposing any additional obligation on the Servicer or Trustee, or limitating their rights and remedies under this Agreement, each Servicer Advance shall be made in consideration of the Borrowers’ obligation to repay such Servicer Advance with Advance Interest.

(d) The Servicer shall administer in accordance with the Servicing Standard the rights of the Trust under the Loan Agreement, Management Agreement, and the Cash

Management Agreement with respect to the Central Account, the Cash Trap Reserve Sub-Account, the Impositions and Insurance Reserve Sub-Account, the Loss Proceeds Reserve Sub-Account (as defined in the Cash Management Agreement) and the Advance Rents Reserve Sub-Account (as defined in the Loan Agreement) and all other funds held by or on behalf of the Lender as additional collateral to secure the obligations due under the Mortgage Loan (collectively, the “Reserve Accounts”). Withdrawals of amounts on deposit in the Reserve Accounts (such amounts, “Reserve Funds”) may be made to pay for or otherwise cover, or (if appropriate) to reimburse the Borrowers in connection with, the specific items for which such Reserve Funds were escrowed and otherwise in accordance with the Loan Agreement and the Cash Management Agreement, all in accordance with the Servicing Standard and the terms of the Cash Management Agreement or the Loan Agreement, as the case may be. Subject to the terms of the Mortgage Loan Documents, all Reserve Accounts shall be Eligible Accounts and funds therein may be invested in Permitted Investments in accordance with the provisions of Section 3.06. Funds, if any, on deposit in the Reserve Accounts shall be held separate and apart from, and shall not be commingled with, any other moneys, including, without limitation, any moneys held by the Trustee pursuant to this Agreement. For U.S. federal, state and local income tax purposes, the Borrowers shall own the Reserve Accounts and the Reserve Accounts will not be treated as assets of the Trust Fund for any purpose.

Section 3.04 Collection Account, Distribution Account and Floating Rate Account. (a) The Servicer shall establish and maintain one or more segregated accounts (collectively, the “Collection Account”), in which the funds described below are to be deposited and held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Collection Account shall be an Eligible Account. The Servicer shall notify the Trustee in writing of the name and address of the depository institution at which the Collection Account is maintained, the account number of the Collection Account and any changes in such name, address or account number. The Servicer shall deposit or cause to be deposited in the Collection Account, on the same Business Day as receipt (in the case of payments by Borrowers or other collections on the Mortgage Loan) or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the Servicer in respect of the Mortgage Loan subsequent to the Closing Date:

(i) all payments of amounts due to the Lender under the Mortgage Loan Documents, whether in respect of principal, interest, Prepayment Consideration or otherwise and from any source, including transfers from the Central Account (or any sub-account thereof) and any Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds available to pay amounts due under the Mortgage Loan Documents in accordance with the terms thereof;

(ii) any amounts required to be deposited by the Borrowers pursuant to Loan Agreement in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account;

(iii) any amounts required to be deposited by the Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket or master force place hazard policy; and

(iv) any amounts required to be transferred from the REO Account pursuant to Section 3.16(c).

The foregoing requirements for deposit in the Collection Account shall be exclusive. Notwithstanding the foregoing, actual payments from the Borrowers of Escrow Payments, amounts to be deposited in the Reserve Accounts, and amounts that the Servicer is entitled to retain as Additional Servicing Compensation pursuant to Section 3.11(c), need not be deposited by the Servicer in the Collection Account. If the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

(b) The Trustee shall establish and maintain one or more segregated accounts (collectively, the “Distribution Account”), to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Distribution Account shall be an Eligible Account. Not later than 3:00 p.m. (New York City time) on each Servicer Remittance Date, the Servicer shall deliver to the Trustee, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to the Servicer Remittance Amount for such Servicer Remittance Date. In addition, not later than 3:00 p.m. (New York City time) on each Servicer Remittance Date, the Servicer shall deliver to the Trustee for deposit in the Distribution Account any Debt Service Advances required to be made by the Servicer hereunder. Furthermore, any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Trustee for deposit in the Distribution Account. The Trustee shall, upon receipt, deposit in the Distribution Account any and all amounts received or, pursuant to Section 4.03, advanced by the Servicer or the Trustee that are required by the terms of this Agreement to be deposited therein. If the Trustee shall deposit in the Distribution Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding.

(c) The Trustee will establish and maintain an account (the “Floating Rate Account”), to be held in trust for the benefit of the holders of the Class A-FL Certificates. The Floating Rate Account shall be an Eligible Account and may be a sub-account of the Distribution Account. Promptly upon receipt of any payment or other receipt in respect of the interest on a Class A-FL Component at the Component Rate or any payment or other receipt in respect of the related Swap Agreement, the Trustee will deposit the same into the Floating Rate Account. If the Trustee shall deposit in the Floating Rate Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Floating Rate Account, any provision herein to the contrary notwithstanding.

(d) Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.06. Funds in the Distribution Account and the Floating Rate Account shall remain uninvested. The Servicer shall give notice to the other parties hereto of the location of the Collection Account and of the new location of the Collection Account prior to any change thereof. The Distribution Account and the Floating Rate Account shall be established at the Corporate Trust Office of the Trustee as of the Closing Date, and the Trustee shall give notice to the other parties hereto of the new location of the Distribution Account and/or the Floating Rate Account prior to any change thereof.

Section 3.05 Permitted Withdrawals from the Collection Account, the Distribution Account and the Floating Rate Account. (a) The Servicer may, on or prior to any Servicer Remittance Date, make withdrawals from the Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i) to withdraw any sums deposited in error in the Collection Account and pay such sums to Persons entitled thereto;

(ii) to pay, when due and payable, to the Servicer as compensation, the aggregate unpaid Servicing Fee, the Special Servicing Fee, any Workout Fees or Liquidation Fees and any Other Servicing Fees (to the extent paid by the Borrowers) then owing to it;

(iii) to pay or reimburse the Servicer and the Trustee for Advances made by each and not previously reimbursed and interest thereon (provided that the Trustee will have priority with respect to such payment or reimbursement), the right to payment or reimbursement pursuant to this clause (iii) being limited to, in the case of Debt Service Advances, to amounts that represent Late Collections of interest and principal, and in the case of Servicing Advances, to amounts actually paid by the Borrowers in respect of the item for which the Servicing Advance was made (or from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, and Net REO Revenues), except, in each case, for Advances determined to be a Non-Recoverable Debt Servicing Advance or Non-Recoverable Servicing Advance, which are not so limited;

(iv) to pay the Trustee and itself, in that order, any interest accrued and payable in accordance with Section 3.11 or Section 4.03(c), as applicable, on any Advance made thereby, after such Advance has been reimbursed, out of amounts paid by the Borrowers in respect thereof, and otherwise out of general collections on the Mortgage Loan;

(v) to reimburse the Trustee and the Servicer for Liquidation Expenses incurred by them in connection with the liquidation of a Site or an REO Property (and not otherwise covered by an Insurance Policy);

(vi) to pay, reimburse or indemnify the Servicer and the Trustee for any other amounts payable, reimbursable or indemnifiable pursuant to the terms of the Agreement and not previously paid, reimbursed or indemnified pursuant to Subsection (ii), (iii), (iv) or (v) above or (vii) below;

(vii) to pay to the Servicer as additional compensation, any income earned (net of losses required to be paid by the Servicer) on the investment of funds deposited in the Collection Account;

(viii) to pay (or set aside for eventual payment) any and all taxes imposed on the Trust Fund by federal or state governmental authorities to the extent that such taxes have not previously been paid;

(ix) to pay to any successor manager appointed to manage the REO Properties, if any, a management fee to the extent not paid from the REO Account;

(x) to pay any other Additional Trust Fund Expense (with respect to Additional Servicing Compensation, to the extent paid by the Borrowers);

(xi) to transfer, on or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, the Servicer Remittance Amount to the Distribution Account; and

(xii) to clear and terminate the Collection Account upon the termination of this Agreement.

If amounts on deposit in the Collection Account at any particular time (after withdrawing any portion of such amounts deposited in the Collection Account in error) are insufficient to satisfy all payments, reimbursements and remittances to be made therefrom as set forth in clauses (ii) through (xi) above, then the corresponding withdrawals from the Collection Account shall be made in the following priority and subject to the following rules: (A) first, to the Servicer, in respect of Additional Trust Fund Expenses payable to it subject to limits set forth herein, (B) second, to the Trustee, in respect of Additional Trust Fund Expenses payable to it subject to limits set forth herein, (C) third, to the Distribution Account, for distribution of amounts payable to the Certificateholders and (D) fourth, to the Servicer, any income earned (net of losses required to be paid by the Servicer) on the investment of funds deposited in the Collection Account.

The Servicer shall keep and maintain separate accounting records, on a property-by-property basis when appropriate, in connection with any withdrawal from the Collection Account pursuant to any of clauses (ii) through (xii) above.

(b) The Trustee shall, from time to time, make withdrawals from the Distribution Account for each of the following purposes, in the following order of priority, to the extent not previously paid:

(i) first, to pay itself or any of its respective directors, officers, employees and agents any amounts payable or reimbursable to any such Person pursuant to Section 8.05, including the Trustee Fee to the Trustee;

(ii) second, to pay (in no order of priority):

(A) the Certificate Registrar, the Custodian or any of their respective directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Sections 8.05(b) and 8.13(a);

(B) to pay for the cost of the Opinions of Counsel sought by the Trustee as contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of Certificateholders;

(C) to pay any and all federal, state and local taxes imposed on the Trust Fund or on the assets or transactions of the Trust Fund, together with all incidental costs and expenses, and any and all expenses relating to tax audits, if and to the extent that either (A) none of the parties hereto are liable therefor pursuant to Section 10.01(b) or (B) any such Person that may be so liable has failed to make the required payment on a timely basis;

(iii) third, to make distributions to the Holders of the Certificates on each Distribution Date pursuant to Section 4.01(a); and

(iv) fourth, to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(c) The Trustee shall, from time to time, make withdrawals from the Floating Rate Account for each of the following purposes, to the extent not previously paid (the order set forth below not constituting an order of priority for such withdrawals):

(i) to make distributions to the Holders of the Class A-FL Certificates on each Distribution Date pursuant to Section 4.01(a);

(ii) to withdraw any amount deposited into the Floating Rate Account that was not required to be deposited in such account;

(iii) to pay any amounts required to be paid to the Swap Counterparty under any Swap Agreement (including any Replacement Swap Proceeds required to be paid to a terminated Swap Counterparty pursuant to the relevant Swap Agreement);

(iv) to clear and terminate such account at the termination of this Agreement pursuant to Section 9.01;

(v) to pay the costs and expenses incurred by the Trustee in connection with enforcing the rights of the Trustee under any Swap Agreement pursuant to, and only to the extent permitted by, Section 4.07; and

(vi) in the event of the termination of any Swap Agreement and the failure of the Swap Counterparty to arrange a Replacement Swap, to apply any Swap Termination Receipts paid by the Swap Counterparty to offset the expense of entering into a Replacement Swap with another counterparty, if possible, in accordance with Section 4.07 and to distribute any remaining Swap Termination Receipts to the holders of the related Subclass of Class A-FL Certificates in accordance with Section 4.07.

(d) On each Distribution Date, after payment of any amounts required to be paid to the Swap Counterparty under the related Swap Agreement, the Trustee will distribute amounts remaining in the Floating Rate Account to the holders of the related Subclass of Class A-FL Certificates as of the related Record Date in the following amounts: (A) Accrued Certificate Interest in respect of each Certificate of such Subclass for such Distribution Date and, to the extent not previously distributed, for all prior Distribution Dates; (B) any termination payments received under any Swap Agreement that are not otherwise required to be used for a replacement Swap Agreement for such Subclass pursuant to Section 4.07 of this Agreement; and (C) any Replacement Swap Proceeds that are not otherwise required to be paid to a terminated Swap Counterparty pursuant to the relevant Swap Agreement.

(e) The Trustee and the Servicer, as applicable, shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account and the Distribution Account from time to time for the reimbursement or payment of compensation, Advances (with interest thereon at the Prime Rate) and their respective expenses, indemnifications and other reimbursements hereunder or under the Loan Agreement or Cash Management Agreement, but only if and to the extent that such compensation, Advances (with interest) and expenses, indemnifications and other reimbursements are to be reimbursed or paid from such funds on deposit in the Collection Account or the Distribution Account pursuant to the express terms of this Agreement.

Section 3.06 Investment of Funds in the Collection Account, the Impositions and Insurance Reserve Sub-Account, Other Reserve Accounts and the REO Account. (a) The Servicer may direct (pursuant to a standing order or otherwise) any depository institution maintaining the Collection Account and the REO Account, to invest, or if it is such a depository institution, it may itself invest, the funds held therein (each such account, for purposes of this Section 3.06, an “Investment Account”) in (but only in) one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement; provided that the funds in any Investment Account shall remain uninvested unless and until the Servicer gives timely investment instructions with respect thereto pursuant to this Section 3.06. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Servicer, acting on behalf of the Trustee, shall (and Trustee hereby designates the Servicer as the Person that shall) (i) be the “entitlement holder” of any Permitted Investment that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment that is either a “certificated security” or an “uncertificated security.” For purposes of this Section 3.06(a), the terms “entitlement holder”, “security entitlement”, “control”, “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the Servicer shall constitute “control” by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer shall:

(i) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount at least equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(ii) demand payment of all amounts due thereunder promptly upon determination by the Servicer that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

Any amounts on deposit in the Central Account, the Impositions and Insurance Reserve Sub-Account or any other Reserve Account shall be invested by the Borrowers as permitted under the Mortgage Loan Documents.

(b) Whether or not the Servicer directs the investment of funds in the Collection Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Certificate Collection Period, shall be for the sole and exclusive benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 3.05(a).

(c) If the Servicer directs the investment of funds in the REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Certificate Collection Period, shall be for the sole and exclusive benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account (other than a loss of what would otherwise have constituted investment earnings), the Servicer shall promptly deposit therein from its own funds, without right of reimbursement, no later than the Servicer Remittance Date occurring on or after the date on which such loss was incurred, the amount of the Net Investment Loss, if any, in respect of such Investment Account since the prior Servicer Remittance Date. Notwithstanding any of the foregoing provisions of this Section 3.06, no party shall be required under this Agreement to deposit any loss on a deposit of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company with which such deposit was maintained, so long as such depository institution or trust company (i) was not an Affiliate of such party and (ii) satisfied the conditions set forth in the definition of Eligible Account at the time such deposit was made and also as of a date no earlier than 30 days prior to the insolvency.

(d) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of any payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, and the Servicer has not taken such action, the Trustee may, and, subject to Section 8.02, upon the request of Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class of Certificates, the Trustee shall, take such action to enforce such payment or performance, including the institution and prosecution of appropriate legal proceedings.

(e) Amounts on deposit in the Distribution Account shall remain uninvested.

(f) Notwithstanding the investment of funds in any Permitted Investments, for purposes of the calculations hereunder, including the calculation of the Available Trust Funds and the Servicer Remittance Amount, the amounts so invested shall be deemed to remain on deposit in the applicable Investment Account.

Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Coverage. (a) The Servicer shall use reasonable efforts in accordance with the Servicing Standard to cause the Borrowers to maintain all insurance coverage as is required under the Loan Agreement subject to applicable law; provided that, for purposes of determining whether the required insurance coverage is being maintained, the Servicer shall be entitled to rely solely on a certification thereof, a report or other information furnished to it by the Borrowers or the Manager, without any obligation to investigate the accuracy or completeness (except where the Servicer has actual knowledge that such report or other information is incomplete) of any information set forth therein, and shall have no liability with respect thereto; and provided, further, that, if the Loan Agreement permits the Lender to dictate to the Borrowers the insurance coverage to be maintained on the Sites, the Servicer shall impose such insurance requirements as are consistent with the Servicing Standard and shall require that such insurance be obtained from Qualified Insurers with Required Claims Paying Ratings. If and to the extent that the Borrowers fail to maintain any such insurance coverage with respect to any Site in accordance with the Mortgage Loan Documents, the Servicer shall (subject to the provisos in the immediately preceding sentence) cause such insurance to be maintained with Qualified Insurers that possess ratings not lower than those that were required under the Mortgage Loan Documents; provided that the Trustee, as mortgagee of record, has an insurable interest, the maintenance of such insurance is consistent with the Servicing Standard. The Servicer shall also cause to be maintained for an REO Property, in each case with a Qualified Insurer that possesses the Required Claims-Paying Ratings at the time such policy is purchased, the same types of insurance policies (to the extent the Trustee as mortgagee has an insurable interest therein) providing coverage in the same amounts and for the same types of risks as are required under the Mortgage Loan Documents. All such insurance policies shall: (i) contain a “standard” mortgagee clause, with loss payable to the Trustee and to the Servicer for the benefit of the Trustee (in the case of insurance maintained in respect of a Site); or (ii) shall name the Trustee as the insured, with loss payable to the Trustee or to the Servicer for the benefit of the Trustee (in the case of insurance maintained in respect of an REO Property). All such insurance policies shall be issued by a Qualified Insurer, and, unless prohibited by the Mortgages, may contain a deductible clause (not in excess of a customary amount).

Any amounts collected by the Servicer under any such policies other than in respect of any REO Property shall be applied in accordance with the Mortgage Loan Documents and in respect of any REO Property shall be deposited in the REO Account, subject to withdrawal pursuant to Section 3.16(c). Any cost incurred by the Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the Mortgage Loan, notwithstanding that the terms of the Mortgage Loan so permit; provided, however, that this provision is in no way intended to affect amounts due and owing from the Borrowers under the Mortgage Loan.

(b) If the Servicer shall obtain and maintain a blanket policy insuring against hazard losses on the Sites or any REO Property, then, to the extent that such policy (i) is obtained from a Qualified Insurer that possesses the Required Claims-Paying Ratings, and (ii) provides protection equivalent to the individual policies otherwise required, the Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on such Site or REO Property, as applicable, so covered, and the premium costs thereof shall be, if and to the extent that they are specifically attributable either to a specific Site during any period that the Borrowers have failed to maintain the hazard insurance required under the Mortgage Loan in respect of such Site or to a specific REO Property, a Servicing Advance reimbursable pursuant to and to the extent permitted under Section 3.05(a); provided that, to the extent that such premium costs are attributable to properties other than such Site and/or REO Property or are attributable to a Site as to which the hazard insurance required under the Mortgage Loan is being maintained, they shall be borne by the Servicer without right of reimbursement. Such a blanket policy may contain a deductible clause (not in excess of a customary amount), in which case the Servicer shall, if there shall not have been maintained on the Sites or REO Properties, as applicable, a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such property specific policy (taking into account any deductible clause that would have been permitted therein), promptly deposit into the Collection Account from its own funds (without right of reimbursement) the amount of such losses up to the difference between the amount of the deductible clause in such blanket policy and the amount of any deductible clause that would have been permitted under such property specific policy. The Servicer agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

If the Servicer shall cause the Sites or the REO Properties to be covered by a master forced place insurance policy naming the Servicer, on behalf of the Trustee as the loss payee, then to the extent that such policy (i) is obtained from a Qualified Insurer that possesses the Required Claims-Paying Ratings and (ii) provides protection equivalent to the individual policies otherwise required, the Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the Sites or REO Properties. If the Servicer shall cause the Sites as to which the Borrowers have failed to maintain the required insurance coverage or the REO Properties to be covered by such master forced place insurance policy, then the incremental costs of such insurance applicable to the Sites or REO Properties (i.e., other than any minimum or standby premium payable for such policy whether or not Sites or REO Properties are covered thereby) paid by the Servicer shall constitute a Servicing Advance. The Servicer shall, consistent with the Servicing Standard and the terms of the Mortgage Loan Documents, pursue the Borrowers for the amount of such incremental costs. All other costs associated with any such master forced place insurance policy (including, any minimum or standby premium payable for such policy) shall be borne by the Servicer without right of reimbursement. Such master forced place insurance policy may contain a deductible clause (not in excess of a customary amount), in which case the Servicer shall, in the event that there shall not have been maintained on the Sites or REO Properties, as the case may be, a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such property specific policy had it been maintained, promptly deposit into the Collection Account from its own funds (without right of reimbursement) the amount not otherwise payable under the master forced place policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(c) The Servicer shall at all times during the term of this Agreement keep in force with Qualified Insurers that possess the Required Claims-Paying Ratings, a fidelity bond providing coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds, which bond shall be in such form and amount as would permit it to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans. Such fidelity bond shall provide that it may not be canceled without 30 days’ prior written notice to the Trustee.

In addition, the Servicer shall at all times during the term of this Agreement keep in force with Qualified Insurers that possess the Required Claims-Paying Ratings, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligation to service the Mortgage Loan for which it is responsible hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans. Such errors and omissions policy shall provide that it may not be canceled without 30 days’ prior written notice to the Trustee.

Notwithstanding the foregoing, so long as the long-term unsecured debt obligations of the Servicer are rated at least “A2” by Moody’s and “A” by Fitch and “A” by S&P, the Servicer shall be allowed to provide self-insurance with respect to its fidelity bond and errors and omissions policy. The coverage shall be in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan lenders and servicers. Coverage of the Servicer under a policy or bond by the terms thereof obtained by an Affiliate of the Servicer and providing the required coverage shall satisfy the requirements of the first or second paragraph (as applicable) of this Section 3.07(c).

(d) Except to the extent provided in the penultimate paragraph of Section 3.07(c), all insurance coverage required to be maintained under this Section 3.07 shall be obtained from Qualified Insurers. Notwithstanding anything to the contrary set forth in paragraphs 3.07(a) and 3.07(b), the Servicer shall have no obligations under such paragraphs at anytime that the Borrowers are maintaining self insurance as permitted under the Mortgage Loan Documents.

Section 3.08 Enforcement of Alienation Clauses. In the event of any intent of, or request on the part of, a Borrower or Guarantor under the Mortgage Loan or any principal of such Borrower or Guarantor in connection with the transfer or further encumbrance of a Site or the transfer of an interest in such Borrower, the Servicer, on behalf of the Trustee as the mortgagee of record, shall evaluate any right to transfer and, subject to Section 3.24 and the terms of the Mortgage Loan Documents, shall enforce the restrictions contained in the Mortgages on transfers or further encumbrances of the Sites and on transfers of interests in any Borrower, unless the Servicer has determined, in its reasonable, good faith judgment, that waiver of such restrictions would be in accordance with the Servicing Standard; provided, however, that the Servicer shall not waive any such material right it has, or grant any consent it is otherwise entitled to withhold with respect thereto, unless it has received Rating Agency Confirmation.

In making the determination that the waiver of a “due-on-sale” or “due-on-encumbrance” clause is in accordance with the Servicing Standard, the Servicer shall, among other things, take into account, subject to the Servicing Standard and the related Mortgage Loan Documents, any increase in taxes (based on a fully assessed number calculated off of the proposed purchase price) as a result of the transfer. The Servicer shall compute the Debt Service Coverage Ratio under the Mortgage Loan as of the end of the most recent calendar quarter and using the proposed purchase price and shall provide copies of the results of such calculation to each Rating Agency showing a comparison of the recalculated Debt Service Coverage Ratio versus the Debt Service Coverage Ratio as of the end of the most recent calendar quarter.

If the Servicer (i) collects an assumption fee in connection with any transfer or proposed transfer of any interest in a Borrower or any Site and (ii) fails to collect from such Borrower or the related transferee (or waives the collection of) any fees, expenses or costs associated with that transfer or proposed transfer which are required to be paid by such Borrower or related transferee, under the terms of the Mortgage Loan Documents, then the Servicer shall apply the assumption fee (but only up to the extent of such fee collected) to first cover any such fees, expenses or costs that would otherwise be payable from or reimbursable out of the Trust Fund, and only the portion of such assumption fee remaining after payment of such fees, expenses and costs shall be payable to the Servicer as additional compensation under Section 3.11; and provided, further, that the Servicer shall (to the extent permitted under the Mortgage Loan Documents) demand that the Borrower pay all fees, costs and expenses with respect to such transfer unless the Servicer determines that such collection of any such fees, costs and expenses would violate the Servicing Standard.

Section 3.09 Realization upon Defaulted Mortgage Loan. (a) The Servicer on behalf of the Trustee shall exercise reasonable efforts, consistent with the Servicing Standard and subject to Sections 3.09(b), 3.09(c) and 3.24, to foreclose upon or otherwise comparably convert the ownership of the Equity Interests of any of all of the Borrowers, the Guarantor and/or any Site or Sites if an Event of Default under the Mortgage Loans has occurred and the Servicer determines in accordance with the Servicing Standard that such foreclosure would be in the best interest of the Certificateholders. However, upon a determination by the Servicer that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance (and upon delivery by the Servicer of an officer’s certificate evidencing such determination and the required supporting materials), the Servicer may proceed to foreclosure following an Event of Default without Certificateholder consent and notwithstanding a prior direction from the Controlling Class Representative if the Servicer determines, in accordance with the Servicing Standard, that foreclosure would be in the best interest of the Certificateholders (taken as a whole). Without limiting the rights of the Servicer described in the preceding sentence, the Servicer shall promptly commence foreclosure following the Maturity Date of any Component of the Mortgage Loan then outstanding, unless directed otherwise by Holders of the Certificates representing 100% of the Voting Rights.

(b) Notwithstanding the foregoing provisions of this Section 3.09, the Servicer shall not cause the Trust to obtain title to a Site or any equity interest pledged to it by the Pledge Agreement or Parent Pledge Agreement, in each case, by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to such Site or equity interest, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, could, in the reasonable, good faith judgment of the Servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Site within the meaning of CERCLA or any comparable law, unless:

(i) the Servicer has previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Assessment of the related Site conducted by an Independent Person who regularly conducts Phase I Environmental Assessments and performed during the 12-month period preceding any such acquisition of title or other action, that such Site is in compliance with applicable Environmental Laws and regulations and there are no circumstances or conditions present at such Site relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable Environmental Laws and regulations; or

(ii) in the event that the determination described in clause (b)(i) above cannot be made, the Servicer has previously determined, in accordance with the Servicing Standard, on the same basis as described in clause (b)(i) above, that it would maximize the recovery to the Certificateholders on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the weighted average of the Component Rates of the Components of the Mortgage Loan (weighted on the basis of the Component Principal Balances of such Components)) to cause the Trust Fund to acquire title to or possession of such Site and to take such remedial, corrective and/or other further actions as are necessary to bring such Site into material compliance with applicable Environmental Laws and regulations and to address appropriately any of the circumstances and conditions referred to in clause (b)(i) above.

Any such determination by the Servicer contemplated by clause (i) or clause (ii) of the preceding paragraph shall be evidenced by an Officer’s Certificate to such effect delivered to the Trustee and the Controlling Class Representative, specifying all of the bases for such determination, such Officer’s Certificate to be accompanied by all related environmental reports. The cost of such Phase I Environmental Assessment shall be advanced by the Servicer; provided, however, that the Servicer shall not be obligated in connection therewith to advance any funds which, if so advanced, would constitute a Nonrecoverable Servicing Advance. Amounts so advanced shall be subject to reimbursement as Servicing Advances in accordance with Section 3.05(a). The Servicer shall not be obligated to advance the cost of any remedial, corrective or other further action contemplated by clause (ii) of the preceding paragraph; such costs shall be payable out of the Collection Account pursuant to Section 3.05.

(c) If neither of the conditions set forth in clause (i) and clause (ii) of the first sentence of Section 3.09(b) has been satisfied with respect to a Site securing the Mortgage Loan, then (subject to Section 3.24) the Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against such Site) and, at such time as it deems appropriate, may, on behalf of the Trust, release all or a portion of such Site from the lien of the applicable Mortgage or security interest.

(d) The Servicer shall report to the Trustee and the Controlling Class Representative monthly in writing as to any actions taken by the Servicer with respect to the Sites as to which neither of the conditions set forth in clauses (i) and (ii) of the first sentence of Section 3.09(b) has been satisfied, in each case until the earlier to occur of satisfaction of either of such conditions, release of the lien of the applicable Mortgage or security interest on such Site and the Mortgage Loan’s ceasing to be a Specially Serviced Mortgage Loan.

(e) The Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of seeking to obtain a deficiency judgment if the state in which a Site is located and the terms of the Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable.

(f) The Servicer shall prepare and timely file information returns with respect to the receipt of mortgage interest received in a trade or business from individuals, reports of foreclosures and abandonments of a Site and information returns relating to cancellation of indebtedness income with respect to such Site required by Sections 6050H, 6050J and 6050P of the Code and shall deliver to the Trustee copies of such reports as filed. Such information returns and reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050H, 6050J and 6050P of the Code.

(g) As soon as the Servicer makes a Final Recovery Determination with respect to the Mortgage Loan or an REO Property, it shall promptly notify the Trustee and the Controlling Class Representative. The Servicer shall maintain accurate records, prepared by a Servicing Officer, of each such Final Recovery Determination (if any) and the basis thereof. Each such Final Recovery Determination (if any) shall be evidenced by an Officer’s Certificate delivered to the Trustee no later than the third Business Day following such Final Recovery Determination.

Section 3.10 Trustee to Cooperate; Release of Mortgage File. (a) Upon the payment in full of the Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer shall promptly so notify the Trustee and the applicable Custodian appointed on its behalf and request delivery to it or its designee of the Mortgage File (such notice and request to be effected by delivering to the Trustee or the applicable Custodian appointed on its behalf a Request for Release in the form of Exhibit D attached hereto, which Request for Release shall be accompanied by the form of any release or discharge to be executed by the Trustee or the applicable Custodian appointed on its behalf and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.04(a) have been or will be so deposited). Upon receipt of such Request for Release, the Trustee or the applicable Custodian appointed on its behalf shall promptly release, or cause any related Custodian to release, the Mortgage File to the Servicer or its designee and shall deliver to the Servicer or its designee such accompanying release or discharge, duly executed. Customary expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall not be chargeable to the Collection Account or the Distribution Account.

(b) If from time to time, and as appropriate for servicing or foreclosure of the Mortgage Loan, the Servicer shall otherwise require the Mortgage File (or any portion thereof), then, upon request of the Servicer and receipt from the Servicer of a Request for Release in the form of Exhibit D attached hereto signed by a Servicing Officer thereof, the Trustee or the applicable Custodian appointed on its behalf shall release, or cause any related Custodian to release, such Mortgage File (or portion thereof) to the Servicer or its designee. Upon return of such Mortgage File (or portion thereof) to the Trustee or the related Custodian, or upon the Servicer’s delivery to the Trustee of an Officer’s Certificate stating that (i) the Mortgage Loan was liquidated and all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account pursuant to Section 3.04(a) have been or will be so deposited or (ii) a Site has been converted to an REO Property, a copy of the Request for Release shall be returned by the Trustee or the applicable Custodian appointed on its behalf to the Servicer.

(c) Within five (5) Business Days of the Servicer’s request therefor (or, if the Servicer notifies the Trustee of an exigency, within such shorter period as is reasonable under the circumstances), the Trustee shall execute and deliver to the Servicer, in the form supplied to the Trustee by the Servicer, any court pleadings, requests for trustee’s sale or other documents reasonably necessary to the foreclosure or trustee’s sale in respect of a Site or to any legal action brought to obtain judgment against a Borrower, the Guarantor, or the Parent Guarantor, as the case may be, on the Mortgage Notes or a Mortgage or in respect of the Guaranty, Parent Guaranty, Pledge Agreement or the Parent Pledge Agreement or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Notes, a Mortgage, the Guaranty, Parent Guaranty, Pledge Agreement or the Parent Pledge Agreement or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust or the Servicer; provided that, the Trustee may alternatively execute and deliver to the Servicer, in the form supplied to the Trustee by the Servicer, a limited power of attorney issued in favor of the Servicer and empowering the Servicer to execute and deliver any or all of such pleadings or documents on behalf of the Trustee (provided, however, the Trustee shall not be liable for any misuse of such power of attorney by the Servicer). Together with such pleadings or documents (or such power of attorney empowering the Servicer to execute the same on behalf of the Trustee), the Servicer shall deliver to the Trustee an Officer’s Certificate requesting that such pleadings or documents (or such power of attorney empowering the Servicer to execute the same on behalf of the Trustee) be executed by the Trustee and certifying as to the reason such pleadings or documents are required and that the execution and delivery thereof by the Trustee (or by the Servicer on behalf of the Trustee) will not invalidate or otherwise affect the lien of the Mortgages, or the security interest granted in any pledge, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

(d) The Servicer is authorized to execute and deliver, on behalf of the Trustee, one or more limited powers of attorney in favor of the Manager relating to subordination, non-disturbance and attornment agreements for lessees at the Sites in substantially the form attached to the Loan Agreement or in such other form as may be approved by the Servicer in accordance with the Servicing Standard.

Section 3.11 Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances. (a) As compensation for its activities hereunder, the Servicer shall be entitled to receive the Servicing Fee. The Servicing Fee shall accrue on a 30/360 Basis during each Mortgage Loan Accrual Period at the Servicing Fee Rate on the aggregate Component Principal Balance of all Components of the Mortgage Loan (without giving effect to any Value Reduction Amounts that may be applied to any Components of the Mortgage Loan) at the beginning of such Mortgage Loan Accrual Period. The Servicing Fee shall cease to accrue if a Liquidation Event occurs in respect of the Mortgage Loan. The Servicing Fee shall be payable monthly pursuant to Section 3.05(a).

After termination or resignation of BNY as Servicer, BNY shall not have any rights under this Agreement except as set forth in this Section 3.11, the final sentence of Section 6.03, and Sections 7.01 and 7.02.

Subject to the Servicer’s right to employ Sub-Servicers, the right to receive the Servicing Fee may not be transferred in whole or in part except pursuant to this Section 3.11 and in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement.

(b) The Servicer shall be entitled to receive the following items as additional servicing compensation (such items, collectively, the “Additional Servicing Compensation”): (i) any and all application fees for a consent, approval or other action of the Lender; and (ii) any assumption fees, modification fees, consent fees, release fees, waiver fees, audit confirmation, lease renewal and modification fees and other similar fees (other than any fees payable to Certificateholders pursuant to the Mortgage Loan Documents).

(c) As compensation for its activities hereunder, the Servicer shall be entitled to receive monthly the Special Servicing Fee with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan. The Special Servicing Fee will be earned with respect to the Mortgage Loan for so long as it is a Specially Serviced Mortgage Loan, will be calculated on a 30/360 Basis and accrue at the Special Servicing Fee Rate on the aggregate Component Principal Balance of all Components of the Mortgage Loan (without giving effect to any Value Reduction Amounts that may be applied to any Component of the Mortgage Loan) at the beginning of each Mortgage Loan Accrual Period and be payable pursuant to Section 3.05(a). The Special Servicing Fee shall cease to accrue as of the date a Liquidation Event occurs in respect of the Mortgage Loan or as of the date the Mortgage Loan becomes a Worked-out Mortgage Loan. Earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on the Mortgage Loan and any REO Property on deposit in the Collection Account and/or the REO Account pursuant to Section 3.05(a).

As further compensation for its activities hereunder, if a Servicing Transfer Event occurs as a result of an Event of Default that is declared under the Mortgage Loan Documents, the Servicer shall be entitled to receive the Workout Fee with respect to the Mortgage Loan when it is a Worked-out Mortgage Loan; provided that no Workout Fee shall be payable from, or based upon the receipt of, Liquidation Proceeds, or out of any Insurance Proceeds or Condemnation Proceeds. The Workout Fee shall be payable out of and shall be calculated by application of the Workout Fee Rate to any portion of the Available Trust Funds that would otherwise (without regard to payment of the Workout Fee) be applied to payment of the principal or interest accrued on any Subclass of Certificates but only for so long as the Mortgage Loan remains a Worked-out Mortgage Loan. The Workout Fee will cease to be payable if a Servicing Transfer Event occurs with respect thereto or if a Site becomes an REO Property; provided that a new Workout Fee would become payable if and when the Mortgage Loan again became a Worked-out Mortgage Loan. If the Servicer is terminated, including pursuant to Section 6.06, or resigns in accordance with Section 6.04, it shall retain the right to receive any and all Workout Fees payable in respect of the Mortgage Loan that became a Worked-out Mortgage Loan during the period that it acted as Servicer and that was still a Worked-out Mortgage Loan at the time of such termination or resignation or if such Mortgage Loan would have been a Worked-out

Mortgage Loan at the time of termination or resignation but for the payment of three Monthly Payment Amounts (and the successor Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

As further compensation for its activities hereunder, the Servicer shall also be entitled to receive a Liquidation Fee with respect to the Mortgage Loan when it is a Specially Serviced Mortgage Loan or any REO Property as to which it receives any Liquidation Proceeds (other than in connection with the purchase of an REO Property by the Servicer pursuant to Section 3.18). The Liquidation Fee shall be payable out of, and shall be calculated by application of the applicable Liquidation Fee Rate to, any Net Liquidation Proceeds received or collected in respect thereof. The Liquidation Fee will not be payable if the Mortgage Loan becomes a Worked-out Mortgage Loan. Notwithstanding anything herein to the contrary, no Liquidation Fee will be payable in connection with the receipt of, or out of, Liquidation Proceeds collected as a result of the purchase or other acquisition of the Mortgage Loan or an REO Property described in the parenthetical to the first sentence of this paragraph.

As further compensation for its activities hereunder, the Servicer shall also be entitled to receive a processing fee (the “Release/Substitution Fee”), to the extent paid by the Borrower, equal to $1,000 plus reimbursement of all reasonable expenses related to each requested or permitted Site disposition, termination (including a Ground Lease termination or conversion of any Mortgaged Site from one type of ownership interest to another type of ownership interest) or substitution made in accordance with the Loan Agreement.

As further compensation for its activities hereunder, the Servicer shall also be entitled to receive a processing fee (the “Acquisition Fee”), to the extent paid by the Borrower, equal to $1,000 plus reimbursement of all reasonable out-of-pocket costs and expenses related to each requested or permitted addition of any Site.

The Servicer’s right to receive the Special Servicing Fee, the Workout Fee, the Liquidation Fee, the Release/Substitution Fee and/or the Acquisition Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement.

(d) The Servicer shall be required (subject to Section 3.11(g) below) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of Sub-Servicers retained by it (including, except as provided in Section 3.22, any termination fees) and the premiums for any blanket policy or the standby fee or similar premium, if any, for any master force place policy obtained by it insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent that such expenses are not Servicing Advances or other expenses payable directly out of the Collection Account pursuant to Section 3.05 or otherwise, any Reserve Accounts or the REO Account, and the Servicer shall not be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement.

(e) If the Servicer is required under this Agreement to make a Servicing Advance, but does not do so within ten (10) days after such Advance is required to be made (or such shorter period as would prevent a lapse in insurance or a foreclosure or forfeiture of a Site or the Mortgage Loan, as applicable), the Trustee shall, if it has actual knowledge of such failure on the part of the Servicer give notice of such failure to the Servicer. If such Advance is not made by the Servicer within three (3) Business Days after such notice, then (subject to Section 3.11(g) below) the Trustee shall make such Advance on the following Business Day.

(f) The Servicer and the Trustee shall each be entitled to receive interest at the Prime Rate in effect from time to time, accrued on the amount of each Servicing Advance made thereby (with its own funds), for so long as such Servicing Advance is outstanding. Such interest with respect to any Servicing Advance shall be payable as provided in Section 3.05(a). The Servicer shall reimburse itself or the Trustee, as appropriate, for any Servicing Advance made by any such Person as soon as practicable pursuant to Section 3.05(a).

(g) The Servicer shall be entitled to receive the Servicer Termination Fee in connection with any termination of the Servicer pursuant to Section 6.06.

(h) Notwithstanding anything to the contrary set forth herein, none of the Servicer or the Trustee shall be required to make any Servicing Advance that it determines in its reasonable good faith judgment would constitute a Nonrecoverable Servicing Advance. The determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made by such Person in its reasonable good faith judgment and shall be evidenced by an Officer’s Certificate delivered promptly to the Depositor and the Trustee (unless it is the Person making such determination), which shall provide a copy thereof to the Controlling Class Representative, setting forth the basis for such determination, accompanied by any other information or reports that the Person making such determination may have obtained and that support such determination, the cost of which reports shall be a Servicing Advance. In making any nonrecoverability determination as described above, the relevant Person may consider only the obligations of the Borrowers, the Parent Guarantor and the Guarantor under the terms of the Mortgage Loan Documents as they may have been modified, the related Sites in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such Person’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to, an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation and the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding impacting the Borrowers, the Guarantor or the Parent Guarantor, and the effect thereof on the existence, validity and priority of any security interest encumbering the Sites and the related collateral, the direct and indirect Equity Interests in the Borrowers and the Guarantor, available cash in the Collection Account and the net proceeds derived from any of the foregoing, or otherwise due to restrictions contained herein. The relevant Person may update or change its nonrecoverability determination at any time. Any such determination will be conclusive and binding on the Trustee and Certificateholders so long as it was made in accordance with the Servicing Standard. Notwithstanding the foregoing, the Trustee shall be entitled to rely conclusively on any determination of nonrecoverability that may have been made by the Servicer with respect to a particular Servicing Advance. A copy of any such Officer’s Certificates (and accompanying information) of the Trustee shall also be promptly delivered to the Servicer.

Section 3.12 Property Inspections. The Servicer shall perform or cause to be performed (through the Manager, so long as the Management Agreement has not been terminated, or, if the Management Agreement has been terminated, by any other Person selected by the Servicer in accordance with the Servicing Standard) a physical inspection of not less than 100 of the Mortgaged Sites once during each two-year period commencing in October, 2007 and each biannual anniversary thereof, with the identity of the Mortgaged Sites inspected during any 12-month period to be selected by the Servicer on a random basis; provided that any inspection of a Mortgaged Site that was inspected during either of the two immediately preceding biannual periods will not be counted towards the 100-Mortgaged Site requirement. The Servicer shall prepare or cause to be prepared (through the Manager, so long as the Management Agreement has not been terminated, or, if the Management Agreement has been terminated, by any other Person selected by the Servicer in accordance with the Servicing Standard) a written report of each such inspection performed by it or on its behalf that sets forth in detail the condition of the Sites and that specifies the occurrence or existence of any of the following: (i) any sale, transfer or abandonment of a Site or (ii) any material change in the condition, occupancy or value of a Site. Each such report shall be in the form attached hereto as Exhibit H or such other form as may be agreed upon by the Servicer and the Trustee. The Servicer shall deliver, upon request, to the Trustee and each Rating Agency a copy (or image in suitable electronic media) of each such written report prepared by it within 60 days of completion of the related inspection. The reasonable cost of the annual inspections by the Servicer referred to in the first sentence of this Section 3.12 shall be an expense of the Manager if performed by the Manager and otherwise shall be an expense of the Borrowers (to be reimbursed, if not by the Borrowers, as an Additional Trust Fund Expense in accordance with the requirements hereof).

Section 3.13 Annual Statement as to Compliance. The Servicer shall deliver to the Trustee, on or before April 30th of each year, beginning in 2008, at its own expense, among others, a certificate signed by an officer of the Servicer (the “Annual Performance Certification”), to the effect that, to the best knowledge of such officer, the Servicer (i) has fulfilled its obligations under this Agreement in all material respects throughout the preceding calendar year or portion thereof, during which the Certificates were outstanding (and if it has not so fulfilled certain of such obligations, specifying the details thereof) and (ii) has received no written notice regarding the qualification, or challenging the status, of the Trust Fund as described in Section 2.07 from the IRS or any other governmental agency or body (or, if it has received any such notice, specifying the details thereof).

Section 3.14 Reports by Independent Public Accountants. On or before March 20th of each year, beginning in 2008, the Servicer, at its expense, shall cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants (“AICPA”) to furnish a statement (the “Annual Accountant’s Report”) to the Depositor, the Controlling Class Representative, the Rating Agencies and the Trustee to the effect that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer that includes an assertion that the Servicer has complied with certain minimum mortgage loan servicing standards (to the extent applicable to commercial mortgage loans), identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of commercial mortgage loans during the most recently completed calendar year, and (ii) on the basis of an examination conducted by such firm in accordance with established criteria, that such representation is fairly stated in all material respects, subject to such exceptions and other qualifications as may be appropriate. In rendering such report, the firm may rely, as to matters relating to the direct servicing of commercial mortgage loans by sub-servicers, upon comparable reports of firms of independent public accountants that are members of the AICPA rendered on the basis of examinations conducted in accordance with the same standards, within one year of the report with respect to those sub-servicers.

Section 3.15 Access to Certain Information. Subject to Section 4.06, the Servicer shall provide or cause to be provided to the Trustee, the Controlling Class Representative and the Rating Agencies, and to the OTS, the FDIC, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loan and the other assets of the Trust Fund that are within its control which may be required by this Agreement or by applicable law, except to the extent that (i) such documentation is subject to a claim of privilege under applicable law that has been asserted by the Certificateholders and of which the Servicer has received written notice or (ii) the Servicer is otherwise prohibited from making such disclosure under applicable law, or may be subject to liability for making such disclosure in the opinion of the counsel for the Servicer (which counsel may be a salaried employee of the Servicer). Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours (a) at the offices of the Servicer designated by it or (b) alternatively the Servicer may send copies by first class mail of the requested information to the address designated in the written request of the requesting party. However, the Servicer may charge for any copies requested by said Persons. The Servicer shall be permitted to affix a reasonable disclaimer to any information provided by it pursuant to this Section 3.15.

Nothing herein shall be deemed to require the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from any Borrower, the Guarantor, the Parent Guarantor or the Manager.

The Servicer shall produce the reports required of it under this Agreement; provided, however, that the Servicer shall not be required to produce any ad hoc non-standard written reports with respect to the Mortgage Loan or the Sites. In the event the Servicer elects to provide such non-standard reports, it may require the Person requesting such report (other than a Rating Agency or the Trustee) to pay a reasonable fee to cover the costs of the preparation thereof. Any transmittal of information hereunder, or with respect to the Mortgage Loan or the Sites, by the Servicer to any Person other than the Trustee, the Rating Agencies or the Depositor shall be accompanied by a letter from the Servicer containing the following provision:

By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Trust which issued American Tower Trust I, Commercial Mortgage Pass-Through Certificates or AT Parent or any of its subsidiaries from purchasing or selling such Certificates or any securities of AT Parent in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein.

The Servicer may make available by electronic media and bulletin board service certain information and may make available by electronic media or bulletin board service (in addition to making such information available as provided herein) any reports or information that the Servicer is required to provide pursuant to this Agreement.

Section 3.16 Title to REO Property; REO Account. (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders. The Servicer shall act in accordance with the Servicing Standard to liquidate such REO Property on a timely basis in accordance with, and subject to the terms and conditions of, Section 3.18.

(b) The Servicer shall segregate and hold all funds collected and received in connection with an REO Property separate and apart from its own funds and general assets. If a REO Acquisition shall occur, the Servicer shall establish and maintain one or more accounts (collectively, the “REO Account”), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property. Each account that constitutes the REO Account shall be an Eligible Account. The Servicer shall deposit, or cause to be deposited, in the REO Account, upon receipt, all REO Revenues, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Servicer shall be entitled to make withdrawals from the REO Account to pay itself, as additional servicing compensation in accordance with Section 3.11(c), interest and investment income earned in respect of amounts held in the REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the REO Account for any Certificate Collection Period). The Servicer shall deposit into the REO Account the amount of any Net Investment Losses thereon as and to the extent provided in Section 3.06(b). The Servicer shall give notice to the other parties hereto of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

(c) The Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, maintenance, leasing and disposition of any REO Property. At or before 2:00 p.m. (New York City time) on the Business Day following each Due Date, the Servicer shall withdraw from the REO Account and deposit into the Collection Account the aggregate of all amounts received in respect of each REO Property after the preceding Due Date, net of any withdrawals made out of such amounts pursuant to Section 3.17(b); provided that the Servicer may retain in the REO Account such portion of such proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of the related REO Property (including, without limitation, the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), such reserve not to exceed an amount sufficient to cover such items reasonably expected to be incurred during the following twelve-month period.

(d) The Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

Section 3.17 Management of REO Properties. (a) Subject to Section 3.16(b), the Servicer’s decision as to how an REO Property shall be managed and operated shall be in accordance with the Servicing Standard. The Servicer may, consistent with the Servicing Standard, engage an independent contractor to manage and operate any REO Property, the cost of which independent contractor shall be paid out of funds available for such purpose pursuant to Section 3.05(a)(ix). To the extent such funds are not sufficient to pay such cost in full, such cost shall be paid by the Servicer, and shall be reimbursable to the Servicer, as a Servicing Advance. Both the Servicer and the Trustee may consult with counsel knowledgeable in such matters at (to the extent reasonable) the expense of the Trust in connection with determinations required under this Section 3.17(a). Neither the Servicer nor the Trustee shall be liable to the Certificateholders, the Trust, the other parties hereto or each other for errors in judgment made in good faith in the reasonable exercise of their discretion or in reasonable and good faith reliance on the advice of knowledgeable counsel while performing their respective responsibilities under this Section 3.17(a). Nothing in this Section 3.17(a) is intended to prevent the sale of an REO Property pursuant to the terms and subject to the conditions of Section 3.18.

(b) The Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to the related REO Property, funds necessary for the proper operation, management, maintenance and disposition of such REO Property, including:

(i) all insurance premiums due and payable in respect of such REO Property;

(ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii) any ground rents in respect of such REO Property; and

(iv) all costs and expenses necessary to maintain, lease, sell, protect, manage, operate and restore such REO Property.

To the extent that amounts on deposit in the REO Account in respect of the related REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such REO Property, the Servicer shall make Servicing Advances in such amounts as are necessary for such purposes unless (as evidenced in the manner contemplated by Section 3.11(g)) the Servicer determines, in its reasonable good faith judgment that such payment would be a Nonrecoverable Servicing Advance.

Section 3.18 Sale of REO Property. (a) The Servicer or the Trustee may sell, or permit the sale of, an REO Property only (i) on the terms and subject to the conditions set forth in this Section 3.18 and (ii) as otherwise expressly provided in or contemplated by Section 9.01 of this Agreement.

(b) The Servicer shall use its best efforts, consistent with the Servicing Standard, to solicit offers for an REO Property at a time and in a manner that is consistent with the Servicing Standard and will be reasonably likely to realize a fair price on a timely basis as required by Section 3.16(a). The Servicer may sell REO Properties individually, in groups of one or more REO Properties or all of the REO Properties together (including through a sale of the Equity Interests of one or more of the Borrowers or the Guarantor), in each case as the Servicer may determine to be appropriate in accordance with the Servicing Standard to maximize the proceeds thereof. Subject to Section 3.18(c) and Section 3.24, the Servicer shall accept the highest cash offer received from any Person that constitutes a fair price for such REO Property or Properties so offered for sale. If the Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 3.18(c) below) for any REO Property on a timely basis as required by Section 3.16(a), the Servicer shall dispose of such REO Property upon such terms and conditions as the Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances; provided that, notwithstanding anything herein to the contrary, the Servicer may sell an REO Property only if the Servicer determines in accordance with the Servicing Standard that such sale would be in the best interest of the Certificateholders. In making the determination described in clause (a), the Servicer shall be entitled to rely on an estimate of the expected proceeds to be received from the sale of the REO Properties made by a Valuation Expert, and the Servicer shall have no liability if such estimate proves to be incorrect. Any such determination by the Servicer shall be evidenced by an Officer’s Certificate delivered promptly to the Trustee, which shall provide a copy thereof to the Controlling Class Representative, setting forth the basis for such determination, accompanied by a copy of the related report prepared by the Valuation Expert, if available, and further accompanied by any other information or reports that the Person making such determination may have obtained and that support such determination, the cost of which reports shall be a Servicing Advance.

The Servicer shall give the Trustee and the Controlling Class Representative not less than ten (10) Business Days’ prior written notice of its intention to sell any such REO Property pursuant to this Section 3.18(b). No Interested Person shall be obligated to submit (but none of them shall be prohibited from submitting) an offer to purchase such REO Property, and notwithstanding anything to the contrary herein, none of the Trustee in its individual capacity or its Affiliates or agents may bid for or purchase such REO Property.

(c) Whether any cash offer constitutes a fair price for any REO Property or Properties shall be determined by the Servicer or, if such cash offer is from the Servicer or an Affiliate thereof, by the Trustee. In determining whether any offer received from an Interested Person constitutes a fair price, the Servicer or the Trustee shall be entitled to hire and rely on a Valuation Expert or similar advisor and the cost thereof shall be reimbursable to the Servicer or the Trustee as an Additional Trust Fund Expense. In determining whether any offer received from an Interested Person represents a fair price for any such REO Property or Properties, the Servicer or the Trustee shall be entitled to rely on (and will be protected in relying solely on) the most recent valuation (if any) conducted in accordance with this Agreement within the preceding 12-month period (or, in the absence of any such valuation or if there has been a material change at the subject property since any such valuation, on a new valuation to be obtained by the

Servicer (the cost of which shall be covered by, and be reimbursable as, a Servicing Advance)) and the Servicer or the Trustee shall be entitled to hire such real estate advisor as it deems necessary in making such determination (the cost of which shall be reimbursed to it pursuant to Section 8.05(b)) and shall be entitled to rely conclusively thereon. The person conducting any such new valuation must be a Valuation Expert selected by the Servicer if neither the Servicer nor any affiliate thereof is submitting an offer with respect to an REO Property and selected by the Trustee if either the Servicer or any Affiliate thereof is so submitting an offer. Where any Interested Person is among those submitting offers with respect to any REO Property, the Servicer shall require that all offers be submitted to it (and, if the Servicer is submitting an offer, shall be submitted by it to the Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any REO Property or Properties, the Servicer shall take into account the results of any valuation or updated valuation that may have been obtained by it or any other Person and delivered to the Trustee in accordance with this Agreement within the prior twelve months, and any Valuation Expert shall be instructed to take into account, as applicable, among other factors, the occupancy level and physical condition of the REO Property or Properties, the Net Cash Flows (as defined in the Loan Agreement) generated by the REO Property or Properties and the state of the wireless tower industry. Any price shall be deemed to constitute a fair price if it is an amount that is not less than the Allocated Loan Amount (as defined in the Loan Agreement) for the Site or Sites that constitute such REO Property or Properties. Notwithstanding the other provisions of this Section 3.18, no cash offer from the Servicer or any Affiliate thereof shall constitute a fair price for an REO Property unless such offer is the highest cash offer received and at least two (2) independent offers (not including the offer of the Servicer or any Affiliate) have been received. In the event the offer of the Servicer or any Affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers shall be solicited. If an additional offer or offers, as the case may be, are received and the original offer of the Servicer or any Affiliate thereof is the highest of all cash offers received, then the offer of the Servicer or such Affiliate shall be accepted, provided that the Trustee has otherwise determined, as described above in this Section 3.18(c), that such offer constitutes a fair price for such REO Property or Properties. Any offer by the Servicer shall be unconditional; and, if accepted, such REO Property or Properties shall be transferred to the Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of real property.

(d) Subject to Sections 3.18(b) and 3.18(c) above and Section 3.24 below, the Servicer shall act on behalf of the Trustee in negotiating with independent third parties and taking any other action necessary or appropriate in connection with the sale of any REO Property or Properties, and the collection of all amounts payable in connection therewith. In connection therewith, the Servicer may charge prospective offerors, and may retain, fees that approximate the Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the Collection Account. Any sale of any REO Property or Properties shall be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of this Agreement, neither the Servicer nor the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Servicer or the Trustee.

(e) Subject to Section 4.06, the Servicer shall provide to a prospective purchaser of any REO Property or any of the Equity Interests of the Borrowers or Guarantor such information as the prospective purchaser may reasonably request.

(f) Any sale of an REO Property or Properties shall be for cash only and shall be on a servicing released basis.

(g) Notwithstanding any of the foregoing paragraphs of this Section 3.18, the Servicer shall not be obligated to accept the highest cash offer if the Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, and the Servicer may, subject to Section 3.24, accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower bid is more likely to perform its obligations or the terms (other than price) offered by the prospective buyer making the lower offer are more favorable).

(h) The Servicer shall notify the Trustee not less than ten (10) days prior to making any Final Recovery Determination.

Section 3.19 Additional Obligations of Servicer. (a) As soon as practicable following (A) the Servicer’s reasonable determination that an Event of Default has occurred or is likely to occur or (B) the commencement of an Amortization Period as a result of the failure to repay a Component of the Mortgage Loan on or prior to the Anticipated Repayment Date for such Component, the Servicer shall appoint a valuation expert (the “Valuation Expert”) to determine whether or not a Value Reduction Amount exists and if one exists, the amount thereof. The Trustee and the Servicer shall provide any information in their possession, including without limitation all financial statements and reports furnished under the Mortgage Loan Documents and all other information regarding the Mortgage Loan, the Sites, the Tenant Leases and the Site Management Agreements that the Valuation Expert shall reasonably request. In determining the Enterprise Value of the Borrowers, the Valuation Expert will be required to take into consideration (1) the market trading multiples of public tower operators, (2) the valuations achieved in precedent comparable tower acquisition transactions, (3) the estimated cost to replace the Sites and (4) other relevant capital market factors. The Valuation Expert shall set forth its determination in a report. The Servicer shall deliver a copy of the report prepared by the Valuation Expert to the Trustee, each Rating Agency and the Controlling Class Representative. The fees and costs of the Valuation Expert in preparing its report shall be covered by, and be reimbursable as, a Servicing Advance. Following completion of the report of the Valuation Expert, the Servicer shall determine and report to the Trustee and the Controlling Class Representative the then applicable Value Reduction Amount, if any, as of the Determination Date immediately following the earlier of the occurrence of an Event of Default and commencement of an Amortization Period, and, for so long as such Event of Default or Amortization Period shall be continuing, on each subsequent Determination Date.

On the first Due Date occurring on or after the delivery of the report of the Valuation Expert, and after the earlier of the occurrence of an Event of Default or the commencement of an Amortization Period, the Servicer will be required to apply the Value

Reduction Amount based on such report, and on each Due Date thereafter, until such Event of Default or Amortization Period is no longer continuing. If no such report has been delivered within 120 days of (x) the date on which the default occurred under the Mortgage Loan Documents which default gave rise to the current Event of Default or (y) the commencement of an Amortization Period, the Servicer will be required to implement an estimated Value Reduction Amount of 25% of the aggregate Component Principal Balance of all Components of the Mortgage Loan until such report has been delivered and the actual Value Reduction Amount determined.

For so long as the Event of Default or Amortization Period shall be continuing, the Servicer shall, within 30 days of each anniversary of such Event of Default or the commencement of such Amortization Period, obtain from the Valuation Expert an update of the prior report, and the cost thereof shall be paid by the Servicer, and reimbursable to the Servicer, as a Servicing Advance. Promptly following the receipt of, and based upon, such update, the Servicer shall redetermine and report to the Trustee and the Controlling Class Representative the then applicable Value Reduction Amount, if any, with respect to the Mortgage Loan.

(b) The Servicer shall not be required to pay without reimbursement (as an Additional Trust Fund Expense) the fees charged by any Rating Agency (i) in respect of any Rating Agency Confirmation or (ii) in connection with any other particular matter, unless the Servicer has failed to use efforts in accordance with the Servicing Standard to collect such fees from the Borrowers or unless the Borrowers are not required to pay such amounts under the Mortgage Loan.

(c) In connection with each prepayment of principal received under the Mortgage Loan to be applied to reduce the outstanding principal balance of one or more Components, the Servicer shall calculate any applicable Prepayment Consideration payable under the terms of the Mortgage Notes or Loan Agreement. Upon written request of any Certificateholder, the Servicer shall disclose to such Certificateholder its calculation of any such Prepayment Consideration.

(d) The Servicer shall maintain at its Primary Servicing Office and shall, upon reasonable advance written notice, make available during normal business hours for review by the Trustee, each Rating Agency and the Controlling Class Representative: (i) the most recent inspection report prepared by or on behalf of the Servicer in respect of the Sites pursuant to Section 3.12; (ii) the most recent annual, quarterly, monthly and other periodic operating statements relating to the Sites, annual and quarterly financial statements of the Borrowers and AT Parent, and reports collected by the Servicer pursuant to Section 4.02; (iii) all Servicing Reports and Special Servicing Reports prepared by the Servicer since the Closing Date pursuant to Section 4.02; (iv) all Manager Reports delivered by the Manager since the Closing Date pursuant to the Management Agreement; and (v) all of the Servicing File in its possession; provided that the Servicer shall not be required to make particular items of information contained in the Servicing File available to any Person if the disclosure of such particular items of information is expressly prohibited by applicable law or the provisions of the Mortgage Loan Documents or if such documentation is subject to claim of privilege under applicable law that can be asserted by the Servicer; and provided, further, that, except in the case of the Trustee and Rating Agencies, the Servicer shall be entitled to recover from any Person reviewing the

Servicing File pursuant to this Section 3.19(d) its reasonable “out-of-pocket” expenses incurred in connection with making the Servicing Files available to such Person. Except as set forth in the provisos to the preceding sentence, copies of any and all of the foregoing items are to be made available by the Servicer, to the extent set forth in the preceding sentence, upon request; however, the Servicer shall be permitted to require, except from the Trustee and the Rating Agencies, payment of a sum sufficient to cover the reasonable out-of-pocket costs and expenses of providing such service. The Servicer shall not be liable for the dissemination of information in accordance with this Section 3.19(d).

Section 3.20 Modifications, Waivers, Amendments and Consents. (a) The Servicer may (consistent with the Servicing Standard) agree to any modification, waiver or amendment of any term of, forgive interest (including Post-ARD Additional Interest) on and principal of, forgive late payment charges, Prepayment Consideration on, defer the payment of interest on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the Borrowers on or any guarantor of, the Mortgage Loan and grant any consent under the Mortgage Loan Documents, subject, however, to Section 3.24 and, further, subject to each of the following limitations, conditions and restrictions:

(i) other than as provided below and to the extent that the Lender is able to exercise discretion under the applicable provisions of the Mortgage Loan Documents, the Servicer shall not agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, the Mortgage Loan that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder (other than amounts that would constitute Additional Servicing Compensation), except that, subject to the conditions set forth in the Loan Agreement, the Servicer may enter into a Loan Agreement Supplement relating to a Mortgage Loan Increase or the addition of Additional Sites or Additional Borrower Sites, and the Servicer may defer or forgive the payment of interest (including Post-ARD Additional Interest) on and principal of the Mortgage Loan and reduce the amount of the Monthly Payment Amount, including by way of a reduction in any of the Component Rates, if (but only if) (w) the Borrowers are in material default in respect of the Mortgage Loan or, in the sole discretion of the Servicer, exercised in good faith, a default in respect of a payment on the Mortgage Loan is reasonably foreseeable, (x) the modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to the Certificateholders (as a collective whole) on a present value basis than would liquidation, (y) the modification, waiver, amendment or other action would not result in any Adverse Tax Status Event (as evidenced by an Opinion of Counsel, the cost of which shall be paid as an Additional Trust Fund Expense) and (z) the Servicer has obtained the consent of (A) the Controlling Class Representative to the extent required under Section 3.24 and (B) if such amendment would result in the forgiveness of any payment of principal or interest or significantly accelerate or defer payment of principal or interest (other than the forgiveness of principal in an amount not exceeding the Class Principal Balance of the Controlling Class and all Classes subordinate to such Class net of accrued and unpaid Accrued Certificate Interest, Post-ARD Additional Interest, Value Reduction Accrued Interest and Deferred Post-ARD Interest payable in respect of such Controlling Class), the consent of the Certificateholders representing not less than 90% of the Voting Rights allocated to the affected Classes (voting together as if they were a single Class) and 66 2/3% of the Voting Rights allocated to all Classes (voting together as if they were a single Class);

(ii) in no event shall the Servicer extend the Anticipated Repayment Date for any Component of the Mortgage Loan;

(iii) to the extent that the Lender is able to exercise discretion under the applicable provisions of the Mortgage Loan Documents, the Servicer shall not make or permit any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, the Mortgage Loan that would result in an Adverse Tax Status Event;

(iv) the Servicer shall not permit the Borrowers to add or substitute any collateral for the Mortgage Loan (other than in accordance with the Mortgage Loan Documents); and

(v) the Servicer shall not release any material collateral securing the Mortgage Loan, except as provided in Section 3.09(c) or except in accordance with the terms of the Mortgage Loan Documents or upon satisfaction of the Mortgage Loan;

provided that (x) the limitations, conditions and restrictions set forth in clauses (i) through (v) above shall not apply to any act or event (including, without limitation, a release, substitution or addition of collateral) in respect of the Mortgage Loan that either occurs automatically by its terms, or results from the exercise of a unilateral option by a Borrower within the meaning of Treasury Regulations Section 1.1001-3(c)(2)(iii), in any event required under the terms of the Mortgage Loan in effect on the Closing Date or that is solely within the control of the Borrowers, and (y) notwithstanding clauses (i) through (v) above, the Servicer shall not be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower if in its good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

(b) The Servicer shall have no liability to the Trust, the Certificateholders or any other Person if the Servicer’s analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.20(a) is reasonably likely to produce a greater recovery to Certificateholders (as collective whole) on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis by the Servicer and the Servicer has acted reasonably and complied with the Servicing Standard in ascertaining the pertinent facts. Each such determination shall be evidenced by an Officer’s Certificate to such effect to be delivered by the Servicer to the Trustee.

(c) Any payment of interest, which is deferred pursuant to Section 3.20(a), shall not, for purposes of calculating monthly distributions and reporting information to Certificateholders, be added to the Stated Principal Balance of the Mortgage Loan, notwithstanding that the terms of the Mortgage Loan so permit or that such interest may actually be capitalized; provided, however, that this sentence shall not limit the rights of the Servicer on behalf of the Trust to enforce any obligations of the Borrowers under the Mortgage Loan.

(d) The Servicer may, as a condition to its granting any request by a Borrower for consent, assumption, modification, waiver or indulgence or any other matter or thing, the granting of which is within the Servicer’s discretion pursuant to the terms of the instruments evidencing or securing the Mortgage Loan and is permitted by the terms of this Agreement, require that such Borrower pay to it a reasonable or customary fee for the additional services performed in connection with such request, together with any related processing fee, application fee and costs and expenses incurred by it. All such fees collected by the Servicer shall constitute Additional Servicing Compensation as provided in Section 3.11.

(e) All modifications, waivers, amendments and other material actions entered into or taken in respect of the Mortgage Loan pursuant to this Section 3.20 shall be in writing. The Servicer shall notify each Rating Agency, the Trustee and the Controlling Class Representative, in writing, of any modification, waiver, amendment or other action entered into or taken thereby in respect of the Mortgage Loan pursuant to this Section 3.20 and the date thereof, and shall deliver to the Trustee or the related Custodian for deposit in the Mortgage File, an original counterpart of the agreement relating to such modification, waiver, amendment or other action, promptly (and in any event within ten (10) Business Days) following the execution thereof. In addition, following the execution of any modification, waiver or amendment agreed to by the Servicer pursuant to Section 3.20(a) above, the Servicer shall deliver to the Trustee and the Rating Agencies an Officer’s Certificate certifying that all of the requirements of Section 3.20(a) have been met and setting forth in reasonable detail the basis of the determination made by it pursuant to Section 3.20(a)(i).

Section 3.21 Servicing Transfer Events; Record-Keeping. (a) Upon determining that a Servicing Transfer Event has occurred, the Servicer shall immediately give notice thereof to the Trustee, the Rating Agencies and the Controlling Class Representative. The Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event.

Upon determining that the Specially Serviced Mortgage Loan has become a Worked-out Mortgage Loan, the Servicer shall immediately give notice thereof to the Rating Agencies, the Controlling Class Representative and the Trustee, and the Servicer’s right to receive the Special Servicing Fee with respect to the Mortgage Loan, shall terminate.

(b) In servicing the Specially Serviced Mortgage Loan, the Servicer shall provide to the Trustee (or the applicable Custodian appointed by the Trustee) originals of documents contemplated by the definition of “Mortgage File” and generated while the Mortgage Loan is a Specially Serviced Mortgage Loan, for inclusion in the Mortgage File, and copies of any additional Mortgage Loan information, including correspondence with the Borrowers generated while the Mortgage Loan is a Specially Serviced Mortgage Loan.

(c) In connection with the performance of its obligations hereunder, the Servicer shall be entitled to rely upon written information provided to it by the Manager and/or the Borrowers.

Section 3.22 Sub-Servicing Agreements. (a) Subject to Section 3.22(f), the Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its obligations hereunder, provided that in each case, the Sub-Servicing Agreement: (i) must be consistent with this Agreement in all material respects and does not subject the Trust to any liability; (ii) expressly or effectively provides that if the Servicer shall for any reason no longer act in such capacity hereunder (including by reason of a Servicer Termination Event), the Trustee or any other successor to the Servicer hereunder (including the Trustee if the Trustee has become such successor pursuant to Section 7.02) may thereupon either assume all of the rights and, except to the extent that they arose prior to the date of assumption, obligations of the Servicer under such agreement or, subject to the provisions of Section 3.22(d), terminate such Sub-Servicing Agreement, in either case without payment of any penalty or termination fee; and (iii) prohibits the Sub-Servicer from modifying the Mortgage Loan or commencing any foreclosure or similar proceedings with respect to a Site without the consent of the Servicer. References in this Agreement to actions taken or to be taken by the Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of the Servicer hereunder to make Advances shall be deemed to have been advanced by the Servicer out of its own funds. For purposes of this Agreement, the Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Servicer shall notify the Trustee in writing promptly of the appointment by it of any Sub-Servicer, and shall deliver to the Trustee, copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents.

(b) Each Sub-Servicer shall be authorized to transact business in the state or states in which a Site is situated, if and to the extent required by applicable law.

(c) The Servicer, for the benefit of the Trustee and the Certificateholders, shall (at no expense to the other such party or to the Trustee, the Certificateholders or the Trust) monitor the performance and enforce the obligations of the Sub-Servicers under the Sub-Servicing Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its reasonable judgment, would require were it the owner of the Mortgage Loan. Subject to the terms of the Sub-Servicing Agreement, the Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers such removal to be in the best interests of Certificateholders.

(d) If the Servicer ceases to serve as such under this Agreement for any reason (including by reason of a Servicer Termination Event), then the Trustee or other successor Servicer shall succeed to the rights and assume the obligations of the Servicer under any Sub-Servicing Agreement unless the Trustee or other successor Servicer elects to terminate any such Sub-Servicing Agreement in accordance with its terms and Section 3.22(a)(ii). In any event, if a Sub-Servicing Agreement is to be assumed by the Trustee or other successor Servicer, then the Servicer at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use its reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e) Notwithstanding any Sub-Servicing Agreement, the Servicer shall remain obligated and liable to the Trustee and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loan or an REO Property for which it is responsible. No appointment of a Sub-Servicer shall result in any additional expense to the Trustee, the Certificateholders or the Trust other than those contemplated herein.

(f) The Servicer shall not enter into any Sub-Servicing Agreement in respect of any duties or responsibilities with respect to the Mortgage Loan as a Specially Serviced Mortgage Loan unless the Servicer has received Rating Agency Confirmation. The Servicer shall not appoint any Sub-Servicer which would cause the Trustee to cease to be eligible to serve as Trustee pursuant to Section 8.06.

Section 3.23 Controlling Class Representative. (a) The Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of the Controlling Class whose Certificates represent more than 50% of the related Class Principal Balance shall be entitled in accordance with this Section 3.23 to select a representative (the “Controlling Class Representative”) having the rights and powers specified in this Agreement (including those specified in Section 3.24) or to replace an existing Controlling Class Representative. For purposes of this Section 3.23, the Class A-FX Certificates and the Class A-FL Certificates shall be treated as a single Class. Upon (i) the receipt by the Trustee of written requests for the selection of a Controlling Class Representative from the Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% of the Class Principal Balance of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a determination by the Trustee that the Controlling Class has changed, the Trustee shall promptly notify the Servicer and the Holders (and, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Trustee or identified thereto by the Depository, at the expense of the Certificateholder or Certificate Owner requesting information with respect to clause (i) and clause (iii) above if the Depository charges a fee for such identification, the Certificate Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process established by the Trustee for selecting a Controlling Class Representative. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Trustee with written confirmation of its acceptance of such appointment, written confirmation in the form attached as Exhibit L-3 (or such other form as may be acceptable to the Trustee) that it will keep confidential all information received by it as Controlling Class Representative hereunder or otherwise with respect to the Certificates, the Trust Fund and/or this Agreement, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers). No Affiliate of the Borrowers may act as Controlling Class Representative.

(b) Within ten (10) Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Certificates) of the appointment of a Controlling Class Representative or any change in the identity of the Controlling Class Representative of which a Responsible Officer of the Trustee has actual knowledge the Trustee shall deliver to the Holders or Certificate Owners, as applicable, of the Controlling Class and the Servicer the identity of the new Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Trustee or identified thereto by the Depository or the Depository Participants, each Certificate Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Trustee shall be entitled to rely conclusively on information provided to it by the Holders (or, in the case of Book-Entry Certificates, subject to Section 5.06, by the Depository or the Certificate Owners) of such Certificates, and the Servicer shall be entitled to rely on such information provided by the Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Holders (or, if applicable, Certificate Owners) of the Controlling Class. In addition to the foregoing, within ten (10) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Trustee shall notify the parties to this Agreement of such event.

(c) A Controlling Class Representative may at any time resign as such by giving written notice to the Trustee and to each Holder (or, in the case of Book-Entry Certificates, each Certificate Owner) of the Controlling Class. The Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% of the Class Principal Balance of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Trustee and to such existing Controlling Class Representative.

(d) Once a Controlling Class Representative has been selected pursuant to this Section 3.23, each of the parties to this Agreement and each Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of the Controlling Class, by Class Principal Balance, or such Controlling Class Representative, as applicable, shall have notified the Trustee, the Servicer, and each other party to this Agreement and each Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

(e) Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of Certificates of the Controlling Class, pro rata according to their respective Percentage Interests in such Class, and not by the Trust Fund. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Borrower with respect to this Agreement or the Mortgage Loan, the Controlling Class Representative shall immediately notify the Trustee and the Servicer, whereupon (if the Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Servicer, (i) the Controlling Class Representative had acted in good faith, without gross negligence or willful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Trust to be an adverse party in such action as regards the Controlling Class Representative) the Servicer on behalf of the Trust Fund shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class Representative.

Section 3.24 Certain Rights and Powers of the Controlling Class Representative. (a) For so long as the Mortgage Loan is a Specially Serviced Mortgage Loan, and at any other time that the Servicer proposes to take an action of the type described in clause (i) below, the Controlling Class Representative will be entitled to advise the Servicer with respect to the following actions of the Servicer, and notwithstanding anything in any other Section of this Agreement to the contrary, but in all cases subject to Section 3.24(b), the Servicer will not be permitted to take any of the following actions as to which the Controlling Class Representative has objected in writing within ten (10) Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested and available to the Servicer no later than the fifth Business Day after notice thereof (provided that, if such written objection has not been received by the Servicer within such ten (10) Business Day period, then the Controlling Class Representative’s approval will be deemed to have been given):

(i) subject to Section 3.09, any commencement of a foreclosure proceeding or foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of a Site (or of the ownership of the Equity Interests of any of the Borrower(s) or Guarantor) securing the Mortgage Loan;

(ii) any modification of any monetary or material non-monetary term of the Mortgage Loan;

(iii) any proposed sale of an REO Property for less than the applicable Allocated Loan Amount;

(iv) any release of collateral (other than in accordance with the terms of or upon satisfaction of the Mortgage Loan); or

(v) any waiver of the “due-on-sale” or “due-on-encumbrance” provisions of the Mortgage Loan.

If the Controlling Class Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer will implement the action for which approval was sought. If the Controlling Class Representative disapproves of such a request within the ten (10) Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Class Representative a revised request promptly and in any event within 30 days after such disapproval. The Servicer will be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Class Representative to disapprove a request within ten (10) Business Days after its receipt thereof and (y) (1) the passage of 60 days following the Servicer’s delivery of its initial request to the Controlling Class Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

In addition, subject to Section 3.24(b), so long as the Mortgage Loan is a Specially Serviced Mortgage Loan, the Controlling Class Representative may direct the Servicer to take, or to refrain from taking, such actions as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein. Upon reasonable request, the Servicer shall provide the Controlling Class Representative with any information in the Servicer’s possession with respect to such matters, including, without limitation, its reasons for determining to take a proposed action; provided that such information shall also be provided, in a written format, to the Trustee, who shall make it available for review pursuant to Section 8.12(b) unless making it so available would cause material harm to the interests of the Trust.

(b) Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Class Representative prior to acting, and provisions of this Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Class Representative, as contemplated by Section 3.24(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Mortgage Loan or any other Section of this Agreement, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) result in an Adverse Tax Status Event, (C) expose the Trust, the Servicer, the Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, or the Trustee, to any material claim, suit or liability, or (D) materially expand the scope of the Servicer’s responsibilities under this Agreement. In addition, the Controlling Class Representative may not prevent the Servicer from foreclosing upon or otherwise comparably converting the ownership of properties securing the Mortgage Loan (including by way of foreclosure on the Equity Interests of the Borrowers or the Guarantor) if the Servicer determines in accordance with the Servicing Standard that such foreclosure would be in the best interest of the Certificateholders taken as a whole.

(c) The Controlling Class Representative will have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, gross negligence or reckless disregard of obligations or duties under this Agreement. Each Certificateholder and Certificate Owner acknowledges and agrees, by its acceptance of its Certificates or interest therein, that the Controlling Class Representative may have special relationships and interests that conflict with those of Holders and Certificate Owners of one or more Classes of Certificates, that the Controlling Class Representative may act solely in the interests of the Holders and Certificate Owners of the Controlling Class, that the Controlling Class Representative does not have any duties to the Holders and Certificate Owners of any Class of Certificates other than the Controlling Class, that the Controlling Class Representative may take actions that favor interests of the Holders and Certificate Owners of the Controlling Class over the interests of the Holders and Certificate Owners of one or more other Classes of Certificates, that the Controlling Class Representative will not be deemed to have been grossly negligent, or to have acted in bad faith or engaged in willful misfeasance by reason of its having acted solely in the interests of the Controlling Class and that the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Controlling Class Representative for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

Section 3.25 Trust Agreement Supplements and the Issuance of Additional Certificates. (a) If a Borrower requests a Loan Agreement Supplement providing for a Mortgage Loan Increase, the Servicer, on behalf of Lender and at the direction of the Depositor, shall execute such Loan Agreement Supplement, provided that:

(i) the conditions to such Mortgage Loan Increase under the Mortgage Loan Documents shall have been satisfied;

(ii) no Event of Default, event that with the passage of time or the giving of notice will become an Event of Default or Amortization Period is then continuing;

(iii) Rating Agency Confirmation is obtained for such Mortgage Loan Increase;

(iv) if the Mortgage Loan is then a Specially Serviced Mortgage Loan, the Servicer consents;

(v) the Servicer does not resign as servicer under this Agreement or a successor servicer has been appointed in connection with the issuance of Additional Certificates, which successor servicer satisfies the criteria set forth in Section 6.06 of this Agreement.

(vi) if such Loan Agreement Supplement provides for an Additional Borrower:

(A) the Loan Agreement Supplement will provide that such Additional Borrower (w) has joined as a party to the Loan Agreement and each of the other Mortgage Loan Documents and undertakes to perform all the obligations expressed therein for a Borrower thereunder, (x) agrees to be bound by all the provisions of the Loan Agreement and the other Mortgage Loan Documents as if they had been an original party to such agreements, (y) shall have executed amendments to the Mortgage Notes agreeing to be jointly and severally liable for the payment of all amounts payable thereunder and (z) has received and reviewed copies of each of the Loan Agreement and the other Mortgage Loan Documents;

(B) Such Additional Borrower shall have been pledged by the Guarantor as Collateral for its Guaranty of the Mortgage Loan;

(C) the Trustee and the Servicer receive an Opinion of Counsel to the effect that the addition of such Additional Borrower will not cause a taxable event for U.S. federal income tax purposes to any holder of a Certificate; and

(D) the conditions to the addition of such Additional Borrower under the Mortgage Loan Documents shall have been satisfied, including Rating Agency Confirmation.

(b) Upon the execution of the Loan Agreement Supplement by the parties thereto, the Trustee is authorized to:

(i) Approve and execute, and shall execute, a Trust Agreement Supplement which corresponds to the terms of the Loan Agreement Supplement, and cause the Trust to issue a Subclass of Additional Certificates corresponding to each Component of the Mortgage Loan Increase.

(ii) At the direction of the Depositor, enter into a purchase agreement acceptable to and approved by the Depositor, pursuant to which the Trust shall offer and sell the Additional Certificates, at such time, and on such terms and conditions, as determined by the Depositor, and enter or execute such other document as are necessary or desirable in connection therewith, as determined by the Depositor.

(iii) Make such Mortgage Loan Increase and issue such Additional Certificates.

(c) The proceeds from the sale of any Additional Certificates shall be used to finance the related Mortgage Loan Increase and shall be disbursed to the Borrowers and otherwise allocated as provided by the Loan Agreement Supplement.

(d) This Agreement shall be deemed to be amended and supplemented to incorporate the terms of each Trust Agreement Supplement.

(e) If the Servicer chooses not to continue its obligations under the Servicing Agreement (including its obligation to make Servicing Advances) pursuant to clause (a) above, the Servicer shall resign and a successor Servicer identified in the Loan Agreement Supplement shall be appointed, subject to Rating Agency Confirmation, by the Trustee pursuant to Section 7.02, such appointment to be effective simultaneously with such resignation.

(f) On each Additional Closing Date on which a Subclass of Class A-FL Certificates is issued, execute a Swap Agreement corresponding to the Class A-FL Certificates subject to Rating Agency Confirmation.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01 Distributions. (a) On each Distribution Date the Trustee shall allocate the Available Trust Funds on deposit in the Distribution Account to the Holders of record of the Certificates as of the related Record Date as follows:

First, to the holders of the Certificates or, in the case of the Class A-FL Certificates, to the Floating Rate Account, in respect of interest (excluding any Post-ARD Additional Interest or any Value Reduction Accrued Interest), sequentially in order of alphabetical Class designation, and pro rata within each Class based on the accrued and unpaid interest due on each Certificate of each

Subclass of such Class, up to an amount equal to all accrued and unpaid interest payable in respect of the Certificates of each Subclass for such Distribution Date, provided that interest for each Subclass of the Class A-FL Certificates shall be determined as if the Pass-Through Rate of such Certificates was the Component Rate for the Component of the Mortgage Loan corresponding to such Subclass and was calculated in the same manner as the Class A-FX Certificates of the same Series, and

Second, to the holders of the Certificates, in respect of principal, sequentially in order of alphabetical Class designation, and within each Class either (i) in the case of distributions made to all Series, pro rata, based on the Principal Distribution Amount for each Subclass within such Class for such Distribution Date, up to an amount equal to the lesser of (x) the Principal Balance of such Subclass and (y) the Principal Distribution Amount for such Subclass for such Distribution Date, or (ii) in the case of distributions made to a particular Series, pro rata, based on the Certificate Principal Balance of each Certificate of each Subclass of such Class in such Series, up to an amount equal to the lesser of (x) the Certificate Principal Balance of such Certificate and (y) the portion of the Principal Distribution Amount allocated to such Certificate of such Subclass for such Distribution Date.

For purposes of the foregoing, the Class A-FX Certificates and the Class A-FL Certificates will be deemed to have the same alphabetical designation.

(b) For purposes of determining Accrued Certificate Interest payable on any Subclass of Certificates or to the Floating Rate Account on any Distribution Date that a Value Reduction Amount is required to be applied pursuant to Section 3.19(a), such interest shall be equal to the amount of interest due and payable in respect of the Corresponding Component of the Mortgage Loan (without giving effect to any modifications thereof) on the immediately preceding Due Date under the Loan Agreement.

(c) On each Distribution Date, the Trustee shall distribute any Prepayment Consideration, Post-ARD Additional Interest or Value Reduction Accrued Interest received in respect of any Component of the Mortgage Loan during the related Certificate Collection Period to the Holders of the Corresponding Subclass of Certificates; provided that, so long as a Swap Agreement is in effect for a Subclass of Certificates, any Prepayment Consideration received in respect of the Corresponding Component will be paid to the Swap Counterparty and no Prepayment Consideration will be paid to the holders of such Subclass of Certificates; and provided, further, that any Post-ARD Additional Interest received in respect of the Corresponding Component will be payable to the holders of such Subclass of Certificates in an amount equal to the Post-ARD Additional Interest that would have accrued on the Corresponding Component if the Post-ARD Additional Interest Rate were equal to 0.1900%, with the balance, if any, of the Post-ARD Additional Interest received in respect of the Corresponding Component being payable (i) to the Swap Counterparty and any replacement swap counterparty under a Replacement Swap pro rata for the period the Swap Agreement or the Replacement Swap was in effect after the Maturity Date and (ii) to the holders of such Certificates with respect to any period during which no Swap Agreement was in effect.

(d) All distributions made with respect to each Subclass of Certificates on each Distribution Date shall be allocated pro rata among the Holders of such Certificates based on their respective Subclass Percentage Interests. Except as otherwise provided below, all such distributions made with respect to each Subclass of Certificates on each Distribution Date shall be made to the Holders of such Certificates of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account thereof at a bank or other entity having appropriate facilities therefor, if such Holder shall have provided the Trustee with wiring instructions no later than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), and otherwise shall be made by check mailed to the address of such Holder as it appears in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

(e) Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Trustee and the Depositor shall perform their respective obligations under the Letters of Representations among the Depositor, the Trustee and the initial Depository, a copy of which Letters of Representations is attached hereto as Exhibit C.

(f) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of their Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Subclass of Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Subclass of Certificates in respect of amounts previously distributed on the Certificates in accordance with this Agreement.

(g) Except as otherwise provided in Section 9.01, whenever the Trustee receives written notice that the final distribution with respect to any Subclass of Certificates will be made on the next Distribution Date, the Trustee shall, as promptly as practicable thereafter, mail to each Holder of such Subclass of Certificates of record on such date a notice to the effect that:

(i) the Trustee expects that the final distribution with respect to such Subclass of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

(ii) no interest shall accrue on such Certificates from and after the end of the Certificate Interest Accrual Period for such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Subclass on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and credited to, and shall be held uninvested in trust in, the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, then the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Trustee shall distribute to the Depositor all unclaimed funds.

(h) Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Trustee does withhold any amount from payments or advances of interest or original issue discount to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholder.

Section 4.02 Reporting.

(a) Reports by the Trustee on the Distribution Date; Servicing Reports; Special Servicing Reports. Subject to Section 4.06, on each Distribution Date, the Trustee shall provide or make available electronically (or, upon request, by first class mail) to the Initial Purchasers, the Depositor (except for any Special Servicing Report), the Servicer, the Rating Agencies, the Controlling Class Representative, each Certificateholder and to any Certificate Owner requesting the same a statement prepared by the Trustee in respect of the distributions made on such Distribution Date, substantially in the form of, and containing the information set forth in, Exhibit E-1 hereto (the “Trustee Report”), the Servicing Report, the Special Servicing Report and the Manager Report; provided that the Trustee need not deliver (unless requested in writing) any Trustee Report, Servicing Report, Special Servicing Report or Manager Report that has been made available via the Trustee’s Internet Website as provided below; and provided, further, that the Trustee has no affirmative obligation to discover the identities of Certificate Owners and need only react to Persons claiming to be Certificate Owners in accordance with Section 5.06.

Not later than 11:00 a.m. (New York City) time on the second Business Day prior to each Distribution Date, the Servicer will be required to provide a report, in electronic format substantially in the form of, and containing the information set forth in, Exhibit E-2 hereto (the “Servicing Report”) to the Trustee (reflecting the scheduled payment due and any prepayments made on the Due Date occurring immediately prior to such Distribution Date) and, if the Mortgage Loan was a Specially Serviced Mortgage Loan at any time during the related Certificate Collection Period, a report, substantially in the form of, and containing the information set forth in, Exhibit E-3 hereto (the “Special Servicing Report”).

Upon receipt of each Manager Report delivered by the Manager to the Servicer pursuant to the Management Agreement, the Servicer shall promptly provide such Manager Report to the Trustee.

Each Servicing Report and Special Servicing Report shall be in an electronic format that is mutually acceptable to the Servicer and the Trustee. Each Servicing Report, Special Servicing Report and any written information supplemental to either shall include such information with respect to the Mortgage Loan that is reasonably required by the Trustee for purposes of making the calculations and preparing the reports for which the Trustee is responsible pursuant to Section 4.01, this Section 4.02, Section 4.04 or any other Section of this Agreement, as set forth in reasonable written specifications or guidelines issued by the Trustee from time to time. Such information may be delivered to the Trustee by the Servicer by electronic mail or in such electronic or other form as may be reasonably acceptable to the Servicer and the Trustee.

On each Distribution Date, subject to Section 4.06, the Trustee shall make the Trustee Report, the Manager Report, the Servicing Report and, if applicable, the Special Servicing Report available each month to Certificateholders, Certificate Owners and prospective investors, each Rating Agency, the Initial Purchasers, the Trustee, the Servicer and the Controlling Class Representative via the Trustee’s internet website or such other system as the Trustee may agree. The Trustee’s Internet Website will initially be located at “www.etrustee.net”. In connection with providing access to the Trustee’s Internet Website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for dissemination of information in accordance with this Agreement.

(b) Borrower Financial Reports. The Servicer shall make reasonable efforts to collect promptly (from the Borrowers or the Manager) all financial statements, operating statements and other records required pursuant to the terms of the Mortgage Loan Documents. Such efforts shall include at least three phone calls to the Notice Party under Section 11.05, followed by confirming correspondence, requesting such delivery. In addition, the Servicer shall from time to time cause such items to be prepared with respect to each REO Property at the times and in a manner that would comply with the Mortgage Loan Documents (as if such REO Property were property securing the Mortgage Loan) and shall collect all such items promptly following their preparation. The Servicer shall promptly review and analyze, and deliver to the Trustee and, upon request, each Rating Agency, copies of all such items as may be collected pursuant to this Agreement.

Upon the discovery by the Servicer, and during the continuance, of any non-monetary default pursuant to any Mortgage Loan Document resulting from a failure by any Borrower to deliver timely to the Servicer, as provided above, financial statements, operating statements, rent rolls and other records required pursuant to the Mortgage Loan Documents, the Servicer shall determine whether or not to consent to the release or cause the release of any funds from the Impositions and Insurance Reserve Sub-Account or any Reserve Account (except to pay current or past-due taxes, assessments and insurance premiums) to the relevant Borrower or another Person, and shall (as applicable) so inform the relevant Borrower.

(c) Certain Tax Reporting by the Trustee. Within a reasonable period of time after the end of each calendar year, the Trustee shall prepare, or cause to be prepared, and mail to each Person who at any time during the calendar year was a Certificateholder (i) a statement containing the aggregate information with respect to principal payments, interest payments, prepayments and Realized Losses for such calendar year or applicable portion thereof during which such person was a Certificateholder and (ii) such other customary information as the Trustee deems necessary or desirable for Certificateholders to prepare their federal, state and local income tax returns, including the amount of original issue discount accrued in respect of the Certificates, if applicable. The obligations of the Trustee in the immediately preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided or made available by the Trustee pursuant to any requirements of the Code. As soon as practicable following the request of any Certificateholder in writing, the Trustee shall furnish to such Certificateholder such information regarding the Mortgage Loan and the Sites as such Certificateholder may reasonably request and, as has been furnished to, or may otherwise be in the possession of, the Trustee. The Servicer shall promptly provide to the Trustee and the Borrowers such information regarding the Mortgage Loan and the Sites as such party may reasonably request, and that has been furnished to, or may otherwise be in the possession of, the Servicer.

(d) Information on the Servicer’s Website at Servicer’s Option. The Servicer may, but is not required to, make any Servicing Reports and Special Servicing Reports prepared by it with respect to the Mortgage Loan and any REO Properties, available each month on the Servicer’s internet website only with the use of a password, in which case the Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) the Rating Agencies and the Controlling Class Representative, and (iii) each Certificateholder and Certificate Owner who requests such password. In connection with providing access to its internet website, the Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Servicer for any liability or damage that may arise therefrom.

(e) Additional Reports at Option of Servicer. If the Servicer, in its reasonable judgment (which judgment shall not be considered reasonable unless it relates (i) to the timing or means of delivery of information, (ii) the likelihood of the accuracy of the information or (iii) compliance with applicable securities laws), determines (but this provision shall not be construed to impose on the Servicer any obligation to make such a determination in the affirmative or negative at any time), that information regarding the Mortgage Loan and/or the Sites (or any REO Properties) (in addition to the information otherwise required to be reported under this Agreement) should be disclosed to Certificateholders and Certificate Owners, then (a) the Servicer shall be entitled to so notify the Trustee, in which case the Servicer shall (i) set forth such information in an additional report (in a format reasonably acceptable to the Trustee), (ii) deliver such report to the Trustee and (iii) deliver a brief description of such report to the Trustee; and (b) the Trustee shall (i) make such report available on the Trustee’s Internet Website commencing not later than two Business Days following the receipt thereof from the Servicer and (ii) include, in the comment field of the Trustee Report for the Distribution Date, or provide a notification on its internet website, that succeeds its receipt of the relevant information from the Servicer by not less than two Business Days, a brief description of such report (which may be the same description thereof that was provided by the Servicer, on which description the Trustee shall be entitled to rely) and a statement to the effect that such report is available at the Trustee’s Internet Website subject to the conditions to availability of information on the Trustee’s Internet Website as contemplated by the provisions of this Agreement.

(f) Protections for Trustee and Servicer. The Trustee will be entitled to rely on information supplied to it by the Servicer without independent verification. To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Borrowers or the Manager, the Servicer’s obligation to furnish such information to the Trustee will be contingent on its receipt of such information from the Borrowers. The Servicer will be entitled to rely on information supplied by the Borrowers or the Manager in any case without independent verification (and during a Special Servicing Period, to the extent consistent with the Servicing Standard). Notwithstanding the foregoing, however, the failure of the Servicer to disclose any information otherwise required to be disclosed by this Section 4.02 shall not constitute a breach of this Section 4.02 to the extent that the Servicer so fails because such disclosure, in the reasonable belief of the Servicer, would violate Section 4.06 or any applicable law or any provision of a Mortgage Loan Document prohibiting disclosure of information with respect to the Mortgage Loan or a Site or would constitute a waiver of the attorney-client privilege on behalf of the Trust. The Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with Section 4.06, applicable law and the Servicing Standard. The Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(g) Means of Delivery (Servicer). If the Servicer is required to deliver any statement, report or information under any provision of this Agreement, the Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the Servicer’s Internet website, unless this Agreement expressly specifies a particular method of delivery. Notwithstanding the foregoing, the Trustee may request delivery in paper format of any statement, report or information required to be delivered to the Trustee and clause (z) shall not apply to the delivery of any information required to be delivered to the Trustee unless the Trustee consents in writing to such delivery. Notwithstanding any provision to the contrary, the Servicer shall not have any obligation (other than to the Trustee) to deliver any statement, notice or report that is then made available on the Servicer’s or the Trustee’s internet website, provided that it has notified all parties entitled to delivery of such reports, by electronic mail or other notice, to the effect that such statements, notices or reports shall thereafter by made available on such website from time to time.

Section 4.03 Debt Service Advances. (a) If the Mortgage Loan is delinquent in the payment of scheduled monthly interest at the end of any Certificate Collection Period, the Servicer will be required to make an advance (each, a “Debt Service Advance”) not later than 3:00 p.m. (New York City time) on the Servicer Remittance Date for the related Distribution Date in an amount equal to the excess of the interest portion of the Monthly Payment Amount due during such Certificate Collection Period or, if a Site has become an REO Property, the excess of the interest portion of the Assumed Monthly Payment Amount deemed to be due during such Certificate Collection Period, in each case, over the aggregate payments and collections of interest received on or in respect of the Mortgage Loan for the applicable Certificate Collection Period. If a late payment of the interest portion of such Monthly Payment Amount is received by 2:00 p.m. New York City time on, or prior to, the Servicer Remittance Date, the Servicer shall immediately set-off such late payment against such Debt Service Advance and shall promptly notify the Trustee. To the extent that the Servicer fails to make any Debt Service Advance required hereunder, the Trustee by 12:00 p.m. (New York City time) on such Distribution Date shall make such Debt Service Advance pursuant to the terms of this Agreement, in each case unless such Debt Service Advance is determined to be a Nonrecoverable Debt Service Advance. Under no circumstances shall a Debt Service Advance be required for any principal payable under the Mortgage Loan, any Post-ARD Additional Interest, any Value Reduction Accrued Interest, amounts due from the Swap Counterparty to the Floating Rate Account and/or any Prepayment Consideration. The Servicer’s obligation to make Debt Service Advances with respect to a Class A-FL Component of the Mortgage Loan will be limited to an obligation to make such advance at a fixed rate equal to the Component Rate for such Class A-FL Component and calculated on a 30/360 basis.

(b) Notwithstanding anything herein to the contrary, no Debt Service Advance shall be required to be made hereunder if such Debt Service Advance (including interest thereon) would, if made, constitute a Nonrecoverable Debt Service Advance. The determination by the Servicer (or the Trustee) that it has made a Nonrecoverable Debt Service Advance or that any proposed Debt Service Advance, if made, would constitute a Nonrecoverable Debt Service Advance, shall be made by such Person in its reasonable good faith judgment and shall be evidenced by an Officer’s Certificate delivered to the Trustee (in the case of the Servicer) and the Controlling Class Representative (on or before the related Servicer Remittance Date (or Distribution Date in the case of the Trustee) in the case of a proposed Debt Service Advance), setting forth the basis for such determination, accompanied by a copy of the report prepared by the Valuation Expert pursuant to Section 3.19, if available, and further accompanied by any other information or reports that the Person making such determination may have obtained and that support such determination, the cost of which reports shall be a Servicing Advance. The Trustee shall be entitled to rely conclusively on any nonrecoverability determination made by the Servicer with respect to a particular Debt Service Advance. In making any nonrecoverability determination as described above, the relevant party may consider only the obligations of the Borrowers, the Parent Guarantor and the Guarantor under the terms of the Mortgage Loan Documents as they may have been modified, the related Sites in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such Person’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to, an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation and the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding impacting the Borrowers, the Guarantor or the Parent Guarantor, and the effect thereof on the existence, validity and priority of any security interest encumbering the Sites and the related collateral, the direct and indirect Equity Interests in the Borrowers and the Guarantor, available cash in the Collection Account and the net proceeds derived from any of the foregoing, or otherwise due to restrictions contained herein. Any such nonrecoverability determination will be conclusive and binding on the Trustee (in the case of the Servicer) and Certificateholders so long as it was made in accordance with the Servicing Standard.

(c) The Servicer and the Trustee shall each be entitled to receive interest at the Prime Rate in effect from time to time, accrued on the amount of each Debt Service Advance made thereby (with its own funds), on an Actual/360 Basis for so long as such Debt Service Advance is outstanding. Such interest with respect to any Debt Service Advance shall be payable as and to the extent provided in Section 3.05(a). As and to the extent provided in Section 3.05(a), the Servicer shall reimburse itself or the Trustee, as applicable, for any outstanding Debt Service Advance made thereby as soon as practicable in accordance with Section 3.05(a), and in no event shall interest accrue in accordance with this Section 4.03(c) on any Debt Service Advance as to which the corresponding Late Collection was received as of 3:00 p.m. on the related Servicer Remittance Date.

(d) Reserved.

(e) If, in connection with any Distribution Date, the Trustee has reported the amount of an anticipated distribution to DTC based on the expected receipt of amounts due on the Mortgage Loan or a prepayment of principal on the Mortgage Loan scheduled or permitted to be made, and the Borrowers fail to make such payments at such time, the Trustee will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date but there can be no assurance that DTC can do so. The Trustee and the Servicer will not be liable or held responsible for any resulting delay (or claims by DTC resulting therefrom) in the making of such distribution to Certificateholders. In addition, if the Trustee incurs out-of-pocket expenses, despite reasonable efforts to avoid/mitigate such expenses, as a consequence of the Borrowers failing to make such payments, the Trustee will be entitled to reimbursement from the Trust Fund. Any such reimbursement will constitute “Additional Trust Fund Expenses.”

(f) The Servicer, the Trustee and the Holders agree to treat each Debt Service Advance as an advance to the Borrower for U.S. federal, state and local income and franchise tax purposes (and such agreement shall not apply for any other legal or regulatory purpose) and shall not take any position inconsistent with such treatment for U.S. federal, state or local income or franchise tax purposes, unless required by law. Without imposing any additional obligation on the Servicer or Trustee, or limiting their rights and remedies under this Agreement, each Debt Service Advance shall be made in consideration of the Borrowers’ obligation to repay such Debt Service Advance with Advance Interest.

Section 4.04 Realized Losses. In any Certificate Collection Period in which any portion of the principal or previously accrued interest payable on the Mortgage Loan is cancelled in connection with any bankruptcy, insolvency or other similar proceeding involving any Borrower or a modification, waiver or amendment of the Mortgage Loan agreed to by the Servicer following default pursuant to Section 3.20, a “Realized Loss” shall arise in the amount of such principal and/or interest (other than Post-ARD Additional Interest) so cancelled. Immediately following the distributions to be made on each Distribution Date, any Realized Loss incurred on the Mortgage Loan during the related Certificate Collection Period will be allocated to reduce the Class Principal Balance of each Class sequentially in reverse order of alphabetical Class designation, in each case to the extent of the lesser of the remaining Class Principal Balance of such Class and the remaining unallocated portion of such Realized Loss. Any reduction of the Class Principal Balance of a Class of Certificates will be allocated among the Subclasses of such Class on a pro rata basis, based on the Subclass Principal Balance of each such Subclass, and among each Certificate of such Subclass on a pro rata basis, based on the Certificate Principal Balance of each such Certificate. For purposes of the foregoing, the Class A-FX Components and the Class A-FL Components will be deemed to have the same alphabetical designation.

Section 4.05 Calculations. The Trustee shall, provided it receives the necessary information from the Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01 and the preparation of the Trustee Reports pursuant to Section 4.02(a). The Trustee shall calculate the Available Trust Funds for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement. Absent actual knowledge of an error therein, the Trustee shall have no obligation to recompute, recalculate or otherwise verify any information provided to it by the Servicer. The calculations by the Trustee contemplated by this Section 4.05 shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

Section 4.06 Confidentiality. Except as otherwise provided herein, each of the Trustee and the Servicer hereby agrees to keep the Manager Reports, the other reports required to be prepared and delivered pursuant to Section 4.02 and all other information relating to the Borrowers and its Affiliates received by them pursuant to the Mortgage Loan Documents (collectively, the “Information”) confidential, and such Information will not be disclosed or made available to any Person by the Servicer, the Trustee or any of their respective officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever without the prior written consent of the Depositor, except that the Servicer and the Trustee may disclose or make available Information (i) to the Trustee, the Rating Agencies, the Initial Purchaser and the Depositor, (ii) to Certificate Owners or Certificateholders that have delivered a written confirmation substantially in the form of Exhibit L-1 hereto (or such other form as may be acceptable to the Depositor) to the effect that such Person is a legal or beneficial holder of a Certificate or an interest therein and will keep such Information confidential, (iii) to prospective purchasers of Certificates or interests therein, that have delivered a written confirmation substantially in the form of Exhibit L-2 hereto (or such other form as may be acceptable to the Trustee) to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the Information for use in evaluating a possible investment in Certificates and will otherwise keep such Information confidential and (iv) to the Controlling Class Representative or any other Person to whom disclosure is expressly permitted hereby (including, following the occurrence of an Event of Default, a prospective purchaser of any REO Property and/or any of the Equity Interests of the Borrowers or the Guarantor), so long as the Controlling Class Representative or such other Person shall have delivered a written confirmation substantially in the form of Exhibit L-3 hereto (or such other form as may be acceptable to the Trustee) to the effect that such Person will keep such Information confidential.

Section 4.07 Swap Agreement

(a) On the Closing Date, and on each Additional Closing Date on which a Subclass of Class A-FL Certificates is issued, the Trustee shall enter into a Swap Agreement for the benefit of the Class A-FL Certificates issued on such Closing Date or Additional Closing Date, as the case may be. Each Swap Agreement shall not be considered part of the Trust Fund but instead shall be considered to be part of a separate trust (the “Swap Trust”) consisting of the Floating Rate Account and the Swap Agreements, held for the benefit of the Class A-FL Certificateholders.

(b) The Trustee shall deposit any payments received from the Swap Counterparty in respect of any Swap Agreement directly into the Floating Rate Account. On each Distribution Date, any net amount payable to the Swap Counterparty under a Swap Agreement shall be withdrawn by the Trustee from the Floating Rate Account (after giving effect to the related deposit therein made pursuant to Section 4.01) and paid to the Swap Counterparty in accordance with such Swap Agreement. The Trustee shall have no obligation to pay any amount due to the Swap Counterparty under such Swap Agreement except to the extent funds are available for that purpose in the Floating Rate Account.

(c) If on any Swap Payment Date the Swap Counterparty shall have failed to make a required payment to the Trustee in respect of a Swap Agreement, the Trustee shall provide prompt written notice of such failure to the Swap Counterparty, the Swap Guarantor, the Servicer and the Depositor.

(d) If an “Event of Default” or “Termination Event” shall occur under (and as such terms are defined in) a Swap Agreement where the Swap Counterparty is the defaulting or the affected party, then, if directed by the Holders representing at least 100% of the Class Principal Balance of the related Subclass of Class A-FL Certificates, the Trustee will enforce its rights as Trustee to terminate such Swap Agreement in accordance with the terms thereof by the next succeeding Swap Payment Date and to enforce payment of the amounts due from the Swap Counterparty and the Swap Guarantor thereunder, and 100% of the Class Principal Balance of the related Subclass of Class A-FL Certificates shall also consent that the costs and expenses incurred by the Trustee in connection with enforcing its rights under the Swap Agreement will be reimbursable to the Trustee out of amounts on deposit in the Floating Rate Account to the extent not reimbursed by the Swap Counterparty and are limited to such amounts and are not reimbursable from any such other amounts.

(e) In the event of any early termination of a Swap Agreement, any termination payment paid by the Swap Counterparty under such Swap Agreement (“Swap

Termination Receipts”) shall be deposited by the Trustee in the Floating Rate Account. In such event, the Trustee will use reasonable efforts to enter into a replacement swap agreement on substantially identical terms (a “Replacement Swap“), unless a Replacement Swap has already been arranged by the Swap Counterparty pursuant to the Swap Agreement. If the Replacement Swap is not upon substantially identical terms and form of documentation, a Rating Agency Confirmation shall have been received. Any upfront payment received by the Trustee under the Replacement Swap (“Replacement Swap Proceeds”) shall be deposited by the Trustee into the Floating Rate Account. The Trustee shall apply the amount of any Swap Termination Receipts deposited into the Floating Rate Account toward the payment of any costs and expenses (including any up-front payment due under the Replacement Swap and the reasonable fees and expenses of any investment advisor engaged by the Trustee in connection therewith) associated with entering into the Replacement Swap. To the extent that Swap Termination Receipts exceed the costs of entering into a Replacement Swap, or if the Trustee determines that the amount of the Swap Termination Receipts would not be sufficient to cover the costs and expenses associated with any Replacement Swap, any unused Swap Termination Receipts will be distributed to the Holders of the related Subclass of Class A-FL Certificates as premium (pro rata based on their respective Certificate Principal Balances), provided that, if directed by the Holders representing at least 100% of the Class Principal Balance of the related Subclass of Class A-FL Certificates to enter into a Replacement Swap when the Swap Termination Receipts are not sufficient to cover the costs and expenses associated with such Replacement Swap, the Trustee may reimburse itself out of the Floating Rating Account for the costs and expenses (including any up-front payment due under the Replacement Swap and the reasonable fees and expenses of any investment advisor engaged by the Trustee in connection therewith) in entering into such Replacement Swap.

(f) If the Swap Counterparty becomes required to post any collateral pursuant to the terms of a Swap Agreement, the Trustee shall promptly establish in its own name at an Eligible Institution a segregated trust account (which may be a sub-account of the Distribution Account) for the purpose of holding such collateral (a “Swap Collateral Account”) and over which the Trustee shall have exclusive control and sole right of withdrawal. The Trustee shall deposit all collateral received from the Swap Counterparty under such Swap Agreement into the Swap Collateral Account. Subject to the terms of the Swap Agreement, the Trustee shall apply the collateral in the Swap Collateral Account solely for the following purposes: (i) to satisfy the obligations of the Swap Counterparty under the Swap Agreement if the Swap Agreement becomes subject to early termination or (ii) to return collateral to the Swap Counterparty as and when required by the Swap Agreement.

(g) On the Business Day prior to each Swap Payment Date, the Trustee shall determine the amount of funds to be deposited into the Floating Rate Account pursuant to Section 4.01 hereof on the next succeeding Distribution Date based upon, and assuming the Trustee’s timely receipt of, the Servicing Report. If the amount of such funds are insufficient to make all payments due to the Swap Counterparty under a Swap Agreement on such Distribution Date, the Trustee shall promptly notify the Swap Counterparty of the amount of such shortfall in accordance with such Swap Agreement.

(h) The Trustee is hereby directed to execute, deliver and perform its obligations under the Swap Agreement for the Series 2007-1 Class A-FL Certificates on the

Closing Date and thereafter on behalf of, and for the benefit of, the Holders of the Series 2007-1 Class A-FL Certificates. Each of the parties hereto, and the Holders of the Series 2007-1 Class A-FL Certificates (by their acceptance thereof), acknowledge and agree that the Trustee is executing, delivering and performing its obligations under such Swap Agreement solely in its capacity as Trustee hereunder and not in its individual capacity.

ARTICLE V

THE CERTIFICATES

Section 5.01 The Certificates. (a) The Certificates shall be substantially in the form attached hereto as Exhibit A or to any Trust Agreement Supplement; provided, however, that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates shall be issuable in registered form only; provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Book-Entry Certificates shall initially be held and transferred through the book-entry facilities of the Depository. Each Subclass of Certificates shall be issued in minimum denominations of $25,000 and in integral multiples of $1,000 in excess thereof, except that Certificates issued to Institutional Accredited Investors that are not Qualified Institutional Buyers shall be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

(b) The Certificates shall be executed by manual or facsimile signature by an authorized officer of the Certificate Registrar on behalf of the Trustee. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Certificate Registrar by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

Section 5.02 Registration of Transfer and Exchange of Certificates. (a) The Trustee may, at its own expense, appoint any Person with appropriate experience as a securities registrar to act as Certificate Registrar hereunder; provided that in the absence of any other Person appointed in accordance herewith acting as Certificate Registrar, the Trustee agrees to act in such capacity in accordance with the terms hereof. The appointment of a Certificate Registrar shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Certificate Registrar. The Certificate Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the

Trustee, and the provisions of Sections 8.01, 8.02, 8.03, 8.04, 8.05(b), 8.05(c), 8.05(d) and 8.05(e) shall apply to the Certificate Registrar to the same extent that they apply to the Trustee. Any Certificate Registrar appointed in accordance with this Section 5.02(a) may at any time resign by giving at least 30 days’ advance written notice of resignation to the Trustee, the Servicer and the Depositor. The Trustee may at any time terminate the agency of any Certificate Registrar appointed in accordance with this Section 5.02(a) by giving written notice of termination to such Certificate Registrar, with a copy to the Trustee, the Servicer and the Depositor.

At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Depositor, the Servicer and the Trustee shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

If any Certificateholder makes written request to the Certificate Registrar, and such request states that such Certificateholder desires to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication that such Certificateholder proposes to transmit, then the Certificate Registrar shall, within 30 days after the receipt of such request, afford the requesting Certificateholder access during normal business hours to, or deliver to the requesting Certificateholder a copy of, the most recent list of Certificateholders held by the Certificate Registrar (which list shall be current as of a date no earlier than 30 days prior to the Certificate Registrar’s receipt of such request). Every Certificateholder, by receiving such access, acknowledges that neither the Certificate Registrar nor the Trustee will be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Certificateholder regardless of the source from which such information was derived.

(b) No transfer, sale, pledge or other disposition of any Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

If a transfer of any Certificate that constitutes a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of any Certificate by the Depositor or an Affiliate of the Depositor or a transfer of a Book-Entry Certificate to a successor Depository as contemplated by Section 5.03(c)), then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit F-5 or Exhibit F-6; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

If a transfer of any interest in a Rule 144A Global Certificate is to be made without registration under the Securities Act to a Person who will take delivery of such interest in the form of a Regulation S Global Certificate, then the Certificate Owner desiring to effect such transfer shall be required to deliver to the Trustee (i) a certificate substantially in the form attached as Exhibit F-1 hereto and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the Subclass of Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the applicable Subclass of Certificates and increase the denomination of the Regulation S Global Certificate for such Subclass by the denomination of the beneficial interest in such Subclass specified in such orders and instructions. If a transfer of any interest in a Rule 144A Global Certificate is to be made without registration under the Securities Act, the Certificate Owner desiring to effect such transfer shall be deemed to have represented and warranted that all the certifications set forth in Exhibit F-1 hereto are, with respect to the subject Transfer, true and correct.

Any interest in a Rule 144A Global Certificate with respect to any Subclass of Book-Entry Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Subclass as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) (A) a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached as Exhibit F-1 hereto, or (B) an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Trustee or the Certificate Registrar in their respective capacities as such), to the effect that such transfer may be made without registration under the Securities Act and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated by this paragraph of Section 5.02(b), the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate by the denomination of the transferred interests in such Rule 144A Global Certificate, and shall cause a Definitive Certificate of the same Subclass as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

Except as provided in the next sentence, on and prior to the Release Date, no beneficial interest in a Regulation S Global Certificate for any Subclass of Book-Entry

Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, the Certificate Owner desiring to effect any Transfer to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Subclass of Certificates shall be required to deliver to the Trustee a written certification substantially in the form set forth in Exhibit F-1 hereto including such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the Subclass of Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the applicable Subclass of Certificates and increase the denomination of the Rule 144A Global Certificate for such Subclass by the denomination of the beneficial interest in such Subclass specified in such orders and instructions. On or prior to the Release Date, beneficial interests in the Regulation S Global Certificate for each Subclass of Book-Entry Certificates may be held only through Euroclear or Clearstream. The Regulation S Global Certificate for each Subclass of Book-Entry Certificates shall be deposited with the Trustee as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

None of the Depositor, the Trustee or the Certificate Registrar shall be obligated to register or qualify any Subclass of Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Certificate or interest therein without registration or qualification.

(c) No transfer of any Certificate or interest therein shall be made to any retirement plan or other employee benefit plan or other retirement arrangement, subject to Section 406 of ERISA or Section 4975 of the Code or any similar provision of any other federal, state, local or non-U.S. law or regulation (each, a “Plan”), or a Person who is directly or indirectly purchasing or holding such Certificate or such interest therein on behalf of, as a fiduciary of, as trustee of, or with the assets of any Plan, unless such Plan or Person is deemed or required to represent that its purchasing or holding of such Certificate or interest therein will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or pursuant to one or more prohibited transaction statutory or administrative exemptions and will not violate any applicable provision of any federal, state, local or non-U.S. law or regulation which contains one or more provisions that are similar to such sections of ERISA or the Code. No transfer of any Certificate shall be made to any Plan or to any person who is directly or indirectly acquiring such Certificate on behalf of, as fiduciary of, as trustee of, or with the assets of, a Plan, except in each such case, in accordance with the provisions of this Section 5.02(c). Each Transferee of a Definitive Certificate will be required to represent and warrant that either (i) it is not a Plan or any Person who is directly or indirectly purchasing or holding such Certificate on behalf of, as a fiduciary of, or with the assets of any Plan or (ii) its purchase and holding of such Certificate or any interest therein will not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code pursuant to one or more prohibited transaction statutory or administrative exemptions and will not violate any applicable provision of any other federal, state, local or non-U.S. law or regulation which contains one or more provisions that are similar to such sections of ERISA or the Code. Any Transferee of a Definitive Certificate that does not provide the required representation and warranty and each Transferee of an interest in a Book-Entry Certificate will be deemed to have made one of the representations in the preceding sentence. Any attempted or purported transfer of a Certificate in violation of this Section 5.02(c) will be null and void and vest no rights in any purported Transferee.

(d) If a Person is acquiring a Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as set forth in Subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

(e) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of authorized denominations of the same Subclass evidencing a like aggregate Subclass Percentage Interest.

(f) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Subclass evidencing a like aggregate Subclass Percentage Interest, upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute, authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(g) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

(h) No service charge shall be imposed for any transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(i) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

(j) The Certificate Registrar shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Certificate Register.

Section 5.03 Book-Entry Certificates. (a) Each Subclass of Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.03(c), transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and, subject to Sections 5.02(b) and 5.02(c), transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) below, shall not be entitled to fully registered, physical Certificates (“Definitive Certificates”) in respect of such Ownership Interests. Certificates of each Subclass of Certificates initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Certificate for such Subclass, which shall be deposited with the Trustee as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. Certificates of each Subclass of Certificates initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Certificate for such Subclass, which shall be deposited with the Trustee as custodian for the Depository. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

(b) The Depositor, the Servicer, the Trustee and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and indirect participating brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

(c) If (i) (A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to any Subclass of Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to any Subclass of Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of any Subclass of Book-Entry Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, authenticate and deliver, Definitive Certificates in respect of such Subclass to the Certificate Owners identified in such instructions.

None of the Depositor, the Servicer, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Book-Entry Certificates, the registered Holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

Section 5.04 Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a protected purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Subclass and like Subclass Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05 Persons Deemed Owners. Prior to due presentment for registration of transfer, the Depositor, the Servicer, the Trustee, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Depositor, the Servicer, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

Section 5.06 Certification by Certificate Owners. (a) Each Certificate Owner is hereby deemed by virtue of its acquisition of an Ownership Interest in the Book-Entry Certificates to agree to comply with the transfer requirements of Section 5.02(c).

(b) To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Trustee shall make such determination based on a certificate of such Person which shall be substantially in the form of paragraph 1 of Exhibit L-1 hereto (or such other form as shall be reasonably acceptable to the Trustee) and shall specify the Subclass and the portion of the Certificate Principal Balance of the Book-Entry Certificate beneficially owned; provided, however, that none of the Trustee or the Certificate Registrar shall knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible Officer of the Trustee or the Certificate Registrar, as the case may be, acquired its Ownership Interest in a Book-Entry Certificate in violation of Section 5.02(c), or if such Person’s certification that it is a Certificate Owner is in direct conflict with information known by, or made known to, the Trustee or the Certificate Registrar, with respect to the identity of a Certificate Owner. The Trustee and the Certificate Registrar shall each exercise its reasonable discretion in making any determination under this Section 5.06(b) and shall afford any Person providing information with respect to its Certificate Ownership of any Book-Entry Certificate an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee or the Certificate Registrar, as the case may be. If any request would require the Trustee to determine the beneficial owner of any Certificate, the Trustee may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or reasonably anticipated to be incurred by the Trustee in connection with such request or determination.

ARTICLE VI

THE DEPOSITOR AND THE SERVICER

Section 6.01 Liability of the Depositor and the Servicer. The Depositor and the Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor and the Servicer. Notwithstanding the foregoing, the Servicer shall indemnify and hold harmless the Trust Fund against any loss, liability, cost or expense incurred by the Trust Fund arising from any bad faith, willful misconduct or negligence in the Servicer’s performance of its duties hereunder.

Section 6.02 Merger, Consolidation or Conversion of the Depositor or the Servicer. Subject to the following paragraph, each of the Depositor and the Servicer shall each keep in full effect its existence, rights and franchises as a corporation, bank, trust company, partnership, limited liability company, association or other legal entity under the laws of the jurisdiction wherein it was organized, and each shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or the Mortgage Loan Documents and to perform its respective duties under this Agreement.

Each of the Depositor and the Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person (which, with respect to the Servicer, means its commercial mortgage servicing business), in which case, any Person resulting from any merger or consolidation to which the Depositor or the Servicer shall be a party, or any Person succeeding to the business of the Depositor or the Servicer, shall be the successor of the Depositor or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of the Servicer unless the Trustee shall have received Rating Agency Confirmation with respect to such succession at the Servicer’s sole cost and expense.

Section 6.03 Limitation on Liability of the Depositor and the Servicer. None of the Depositor, the Servicer or any director, manager, member, officer, employee, shareholder or agent of any of the foregoing shall be under any liability to the Trust, the Trustee or the Certificateholders for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor or the Servicer against liability to the Trustee, the Trust or the Certificateholders for any breach of a representation, warranty or covenant made herein, or against any expense or liability specifically required to be borne thereby without right of reimbursement pursuant to the terms hereof, or against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of obligations or duties hereunder, or by reason of negligent disregard of such obligations and duties. The Depositor, the Servicer and any director, officer, manager, member, employee, shareholder or agent of any of the foregoing may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any other party hereto respecting any matters arising hereunder. The Servicer and any director, officer, manager, member, employee, shareholder or agent of any of the foregoing shall be indemnified by the Trust against any loss, liability, cost or expense incurred in connection with any legal action relating to this Agreement, the Certificates or any asset of the Trust, other than any such loss, liability, cost or expense: (i) specifically required to be borne thereby pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties under this Agreement, including, in the case of the Servicer, the prosecution of an enforcement action in respect of the Mortgage Loan (except as any such loss, liability or expense will be otherwise reimbursable pursuant to this Agreement); (ii) that constitutes an Advance and is otherwise reimbursable pursuant to this Agreement (provided that this clause (ii) is not intended to limit the Servicer’s right of recovery of liabilities and expenses incurred as a result of being the defendant, or participating in a proceeding to which another indemnified party under this Section 6.03 is a defendant, in legal action relating to this Agreement); or (iii) that was incurred in connection with claims against such party resulting from (A) any breach of a representation, warranty or covenant made herein by such party, or (B) willful misfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder by such party or violation of applicable law. Neither the Depositor nor the Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action contemplated by Section 3.22, in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Servicer may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust, and the Servicer each shall be entitled to the direct payment of such expenses or to be reimbursed therefor from the Collection Account as provided in Section 3.05(a).

The Servicer may consult with counsel, and any written advice or Opinion of Counsel, provided that such counsel is selected in accordance with the standard of care set forth in this Section 6.03 shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

This Section 6.03 shall survive the termination of this Agreement or the termination or resignation of the Servicer as regards rights and obligations prior to such termination or resignation.

Section 6.04 Servicer Not to Resign. The Servicer may resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer at the date of this Agreement). Any such determination requiring the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires the Servicer’s resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.06 or Section 7.02; provided that, if no successor Servicer shall have been so appointed and have accepted appointment within 90 days after the Servicer has given notice of such resignation, the resigning Servicer may petition any court of competent jurisdiction for the appointment of a successor Servicer.

In addition, the Servicer shall have the right to resign or assign its servicing rights at any other time; provided that (except for a resignation pursuant to Section 3.25, with regards to (i), (iii) and (iv) (i)) a willing successor thereto (proposed by the resigning Servicer and reasonably acceptable to the Controlling Class Representative) has been identified, (ii) the Trustee has received Rating Agency Confirmation, (iii) the resigning party pays all costs and expenses in connection with such transfer of servicing, and (iv) the successor accepts appointment prior to the effectiveness of such resignation or assignment and accepts the duties and obligations of the Servicer under this Agreement.

The Servicer shall not be permitted to resign except as contemplated above in this Section 6.04 and in Section 3.25.

Consistent with the foregoing, the Servicer shall not (except in connection with any resignation thereby permitted pursuant to the prior paragraph or as otherwise expressly provided herein, including the provisions of Section 3.22, Section 3.25 and/or Section 6.02) assign or transfer any of its rights, benefits or privileges hereunder to any other Person.

Section 6.05 Rights of the Trustee in Respect of the Servicer. Upon reasonable request, the Servicer shall furnish the Trustee with its most recent publicly available annual audited financial statements (or, if not available, the most recent publicly available audited annual financial statements of its corporate parent, on a consolidated basis) and such other information as is publicly available regarding its business, affairs, property and condition, financial or otherwise; provided that the Trustee may not disclose the contents of such financial statements or other information to non-affiliated third parties (other than accountants, attorneys, financial advisors and other representatives retained to help it evaluate such financial statements or other information), unless it is required to do so under applicable securities laws or is otherwise compelled to do so as a matter of law. The Servicer may each affix to any such information described in this Section 6.05 provided by it any disclaimer it deems appropriate in its reasonable discretion. The Trustee may, but is not obligated to, enforce the obligations of the Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer hereunder or exercise the rights of the Servicer hereunder; provided, however, that the Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Trustee or its designee. The Trustee shall not have any responsibility or liability for any action or failure to act by the Servicer and is not obligated to supervise the performance of the Servicer under this Agreement or otherwise.

Section 6.06 Designation of Servicer by the Controlling Class. The Controlling Class Representative may, during such time as the Mortgage Loan is a Specially Serviced Mortgage Loan, at any time and from time to time designate a Person (other than the Trustee) to replace any existing Servicer or any Servicer that has resigned or otherwise ceased to serve as Servicer. The Controlling Class Representative shall so designate a Person to so serve as successor Servicer by the delivery to the Trustee, the proposed successor Servicer and the existing Servicer of a written notice stating such designation. The Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form attached hereto as Exhibit I-1. The designated Person shall become the Servicer on the date as of which the Trustee shall have received: (i) Rating Agency Confirmation; (ii) an Acknowledgment of Proposed Servicer in the form attached hereto as Exhibit I-2, executed by the designated Person; and (iii) an Opinion of Counsel (which shall not be an expense of the Trustee or the Trust) substantially to the effect that (A) the designation of such Person to serve as Servicer is in compliance with this Section 6.06, (B) the designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the Acknowledgment of Proposed Servicer has been duly authorized, executed and delivered by the designated Person and (D) upon the execution and delivery of the Acknowledgment of Proposed Servicer, the designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any existing Servicer shall be deemed to have been terminated simultaneously with such designated Person’s becoming the Servicer hereunder; provided that (i) the terminated Servicer shall be entitled to receive, in connection with its termination, payment out of the Collection Account of all of its accrued and unpaid Servicing Fees, Other Servicing Fees and reimbursement from the successor Servicer of (x) all outstanding Debt Service Advances and Servicing Advances made by the terminated Servicer and all unpaid Advance Interest accrued on such outstanding Debt Service Advances and Servicing Advances (in which case the successor Servicer shall be deemed to have made such Debt Service Advances and Servicing Advances at the same time that the terminated Servicer had actually made them) and (y) any other outstanding Additional Trust Fund Expenses previously made or incurred by the terminated Servicer, (ii) the resigning or terminated Servicer shall be entitled to any Workout Fees thereafter received on the Mortgage Loan if it was a Worked-out Mortgage Loan at the time of the termination or if such Mortgage Loan would have been a Worked-out Mortgage Loan at the time of termination but for the payment of three Monthly Payment Amounts (but only if and to the extent permitted by Section 3.11(c)), and (iii) such Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such resignation or termination; and provided, further, that the terminated Servicer shall continue to be obligated to pay and entitled to receive all other amounts accrued or owing by or to it under this Agreement on or prior to the effective date of such termination. Such terminated Servicer shall cooperate with the Trustee and the replacement Servicer in effecting the transfer of the terminated Servicer’s responsibilities and rights hereunder to its successor, including the transfer within two (2) Business Days to the replacement Servicer for administration by it of all cash amounts that at the time are or should have been credited by the Servicer to the REO Account or to the Impositions and Insurance Reserve Sub-Account or any Reserve Account or should have been delivered to the Servicer or that are thereafter received by or on behalf of it with respect to the Mortgage Loan or an REO Property. The reasonable out-of-pocket costs and expenses of any such transfer shall in no event be paid out of the Trust Fund, and instead shall be paid by the successor Servicer or the Controlling Class Representative (or, the Holders (or, if applicable, the Certificate Owners) of Certificates of the Class that voted to remove the terminated Servicer, as such parties may agree).

Section 6.07 Servicer as Owner of a Certificate. The Servicer or an Affiliate of the Servicer may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Servicer or an Affiliate thereof. If, at any time during which the Servicer or an Affiliate thereof is the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate, the Servicer proposes to take any action (including for this purpose, omitting to take a particular action) that is not expressly prohibited by the terms hereof and would not, in the Servicer’s reasonable judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in the Servicer’s reasonable judgment, be considered by other Persons to violate the Servicing Standard, then the Servicer may (but need not) seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (a) states that it is delivered pursuant to this Section 6.07, (b) identifies the Percentage Interest in each Class and the Subclass Percentage in each Subclass of Certificates beneficially owned by the Servicer or by an Affiliate thereof and (c) describes in reasonable detail the action that the Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the Servicer and its Affiliates), together with a request for approval by the Certificateholders of each such proposed action. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Servicer or its Affiliates) shall have consented in writing to the proposal described in the written notice, and if the Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Trustee shall be entitled to reimbursement from the Servicer for the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

ARTICLE VII

SERVICER TERMINATION EVENTS

Section 7.01 Servicer Termination Events. (a) “Servicer Termination Events”, wherever used herein, means any one of the following events:

(i) any failure by the Servicer to deposit or to remit to the appropriate party for deposit into the Collection Account or the REO Account, as applicable, any amount required to be so deposited under this Agreement, which failure continues unremedied for one (1) Business Day following the date on which such deposit or remittance was first required to be made; or

(ii) any failure by the Servicer to remit to the Trustee for deposit into the Distribution Account any amount to be so remitted (including any Debt Service Advance) at the required time on the Servicer Remittance Date, which failure is not cured by 11:00 a.m. (New York City time) on the related Distribution Date; or

(iii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement, which failure continues unremedied for a period of 30 days (or, in the case of Advances for the payment of insurance premiums, if required, for 10 days or such shorter period of time as contemplated in Section 3.11(e) ) after the earlier of (A) the date on which a Servicing Officer obtains knowledge of such failure and (B) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with a copy to each other party hereto) by the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights; or

(iv) any breach on the part of the Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of Certificateholders of any Class and which continues unremedied for a period of 60 days after the earlier of (A) the date on which a Servicing Officer obtains knowledge of such breach and (B) the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with a copy to each other party hereto) by the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights; or

(v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings is entered against the Servicer and such decree or order remains in force undischarged, undismissed or unstayed for a period of 60 days; or

(vi) the Servicer consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(vii) the Servicer admits in writing its inability to pay its debts generally as they become due, or takes any other actions indicating its insolvency or inability to pay its obligations; or

(viii) one or more ratings assigned by any Rating Agency to the Certificates has been qualified, downgraded or withdrawn, or otherwise made the subject of a “negative” credit watch, which such Rating Agency has determined is a result of the Servicer acting in such capacity; or

(ix) the Servicer is no longer “approved” as a master servicer or, if the Mortgage Loan is a Specially Serviced Mortgage Loan, as a special servicer, by any Rating Agency (other than S&P) to act in such capacity for commercial mortgage loans or pools of commercial mortgage loans, or, in the case of S&P, the Servicer or the Special Servicer, as the case may be, is no longer listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer.

In the event that, on a Servicer Remittance Date, all or a portion of the Servicer Remittance Amount (or Debt Service Advances) required to be transferred to the Trustee for deposit into the Distribution Account by the Servicer on such Servicer Remittance Date pursuant to Section 3.05(a) or Section 4.03(a) is not remitted to the Trustee by the Servicer, the Servicer shall in addition remit to the Trustee (for its own account) interest accrued on the portion of such Servicer Remittance Amount or Debt Service Advances not remitted at the Prime Rate in effect from time to time for the period from and including the Servicer Remittance Date to but excluding the Distribution Date.

(b) If a Servicer Termination Event described in Section 7.01(a)(i) or (ii) (for purposes of this Section 7.01(b), the Servicer shall be referred to as the “Defaulting Party”) shall occur and be continuing, then the Trustee shall immediately terminate all of the rights (other than rights to indemnification and those rights to compensation which expressly survive such termination pursuant to the applicable provisions of the Agreement and obligations of the Defaulting Party under this Agreement other than any rights thereof as a Certificateholder and the Trustee shall act as Servicer hereunder until the appointment of a successor Servicer, in each case as provided for in Section 7.02 hereof. If a Servicer Termination Event shall occur and, other than with respect to a Servicer Termination Event described in clause (i) or (ii) of Section 7.01(a), be continuing, then, and in each and every such case, so long as the Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of the Controlling Class Representative or the Certificateholders evidencing in the aggregate not less than 25% of the Voting Rights of all of the Certificates, then the Trustee shall (subject to applicable bankruptcy or insolvency law in the case of clauses (v) through (vii) of Section 7.01(a)), terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights (other than rights to indemnification pursuant to Section 6.03 and those rights to compensation which expressly survive such termination pursuant to Section 3.11) and obligations (accruing from and after such notice) of the Defaulting Party under this Agreement and in and to the Trust Fund (other than as a Holder of any Certificate) and the Trustee shall act as Servicer hereunder until the appointment of a successor Servicer, in each case as provided for in Section 7.02 hereof. From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loan or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loan and related documents, or otherwise. The Servicer agrees that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than ten Business Days subsequent to its receipt of the notice of termination) provide the Trustee or its designee with all documents and records requested thereby to enable the Trustee to assume the Servicer’s functions hereunder, and shall otherwise cooperate with the Trustee in effecting the termination of the Servicer’s responsibilities and rights hereunder, including the transfer within two (2) Business Days to the Trustee or its designee for administration by it of all cash amounts that at the time are or should have been credited by the Servicer to the Collection Account, the Distribution Account, the REO Account, the Central Account or any Reserve Account held by it (if it is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to the Mortgage Loan or any REO Property (provided, however, that the Servicer shall, if terminated pursuant to this Section 7.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto) incurred in connection with any actions to be taken by the Servicer pursuant to this paragraph shall be borne by the Servicer (and, in the case of the Trustee’s costs and expenses, if not paid by the Servicer within a reasonable time, shall be borne by the Trust out of the Collection Account).

Notwithstanding the foregoing, if the rights of the Servicer are to be terminated solely due to a Servicer Termination Event under Section 7.01(a)(viii) or (ix), and if the terminated Servicer provides the Trustee with appropriate “request for proposal” materials within the five (5) Business Days after such termination, then the Trustee shall promptly thereafter (using such materials) solicit good faith bids for the rights to service the Mortgage Loan under this Agreement from at least three (3) Persons identified by the Servicer that are qualified to act as servicers hereunder in accordance with Sections 6.02 and 7.02 and as to which each Rating Agency has delivered a Rating Agency Confirmation (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided that at the Trustee’s request, the terminated Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loan under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Servicer, and to agree to be bound by the terms hereof, within 45 days after the termination of Servicer. The Trustee shall select the Qualified Bidder with the highest cash bid (the “Successful Bidder”) to act as successor Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Servicer pursuant to the terms hereof no later than 45 days after the start of the bid process described above. Notwithstanding anything herein to the contrary, until the Successful Bidder has so entered into this Agreement as successor Servicer, the predecessor Servicer shall continue to act as the Servicer hereunder.

Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

If the Successful Bidder has not entered into this Agreement as successor Servicer within 45 days after the start of the bid process described above or no Successful Bidder was identified within such 45-day period, the terminated Servicer shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(b). The Trustee thereafter may act or may select a successor to act as Servicer hereunder in accordance with Section 7.02.

Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Servicer resigns pursuant to the first paragraph of Section 6.04 or Section 3.25(a) or receives a notice of termination pursuant to Section 7.01 the Trustee shall (unless a successor is identified by the Servicer pursuant to Section 6.04), subject to Sections 6.06 and 7.01(b), be the successor in all respects to the Servicer in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all of the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Servicer by the terms and provisions hereof, including the Servicer’s obligation to make Debt Service Advances; provided, however, that any failure to perform such duties or responsibilities caused by the Servicer’s failure to cooperate or to provide information or monies as required by Section 7.01 shall not be considered a default by the Trustee hereunder. Neither the Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section 3.06 hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, if it is unwilling to so act, the Trustee may (and, if it is unable to so act, or if the Trustee is not approved as an acceptable Servicer by each Rating Agency (or, in the case of S&P, in the case of S&P, is no longer listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer), or if the Holders of Certificates entitled to a majority of the Voting Rights so request in writing, the Trustee shall), subject to Sections 6.04, 6.06 and 7.01(b) (if applicable), promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution with a net worth of at least ten million dollars ($10,000,000) as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder; provided, however, that the Trustee has received Rating Agency Confirmation with respect to the proposed successor Servicer. Pending such appointment, the Trustee will be obligated to act as successor Servicer. No appointment of a successor to the Servicer hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loan or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. The Depositor, the Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. The costs and expense of transferring servicing shall be paid by the resigning or terminated party, and if not so paid, shall be treated as an Additional Trust Fund Expense provided that if the replacement of the Servicer is without cause, the costs and expenses of any related transfer of servicing duties are required to be paid by the successor servicer or the Controlling Class Representative (or the Certificateholders (or, if applicable, the Certificate Owners) of the Class of Certificates that voted to replace the Servicer, as such parties may agree).

If the Servicer is terminated as described in Sections 7.01 and 7.02, it will continue to be obligated to pay and entitled to receive all amounts accrued and owing by it or to it under (and at such times as set forth in) this Agreement on or prior to the date of termination (including any earned but unpaid Other Servicing Fees).

Section 7.03 Notification to Certificateholders. (a) Upon any resignation of the Servicer pursuant to Section 6.04, any termination of the Servicer pursuant to Section 7.01, any appointment of a successor to the Servicer pursuant to Section 6.02, 6.04 or 7.02 or the effectiveness of any designation of a new Servicer pursuant to Section 6.06, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

(b) Not later than the later of (i) 30 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five Business Days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event, the Trustee shall transmit by mail to the Depositor and all Certificateholders notice of such occurrence, unless such default shall have been cured.

Section 7.04 Waiver of Servicer Termination Events. The Holders of Certificates representing in the aggregate not less than 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event. For purposes of this Section 7.04, the Class A-FX Certificates and the Class A-FL Certificates will be deemed to have the same alphabetical designation. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived.

Section 7.05 Additional Remedies of Trustee upon Servicer Termination Event. During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right (exercisable subject to Section 8.01(a)), in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event.

ARTICLE VIII

THE TRUSTEE

Section 8.01 Duties of the Trustee. (a) The Trustee, prior to the occurrence of a Servicer Termination Event and after the curing or waiver of all Servicer Termination Events which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty. The Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee.

(b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage File, the review of which is specifically governed by the terms of Article II), the Trustee shall examine them to determine whether they conform on their face to the requirements of this Agreement. If any such instrument is found not to conform on their face to the requirements of this Agreement in a material manner, the Trustee shall take such action as it deems appropriate to have the instrument corrected. The Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer, any actual or prospective Certificateholder or Certificate Owner or any Rating Agency, and accepted by the Trustee in good faith, pursuant to this Agreement.

(c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i) Prior to the occurrence of a Servicer Termination Event, and after the curing or waiver of all Servicer Termination Event which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Trustee.

(ii) In the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement.

(iii) The Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts.

(iv) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Trustee, in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement.

(v) The Trustee shall not be required to take action with respect to, or be deemed to have notice or knowledge of, any default or Servicer Termination Event or the Servicer’s failure to deliver any monies, including Debt Service Advances, or to provide any report, certificate or statement, unless a Responsible Officer of the Trustee shall have received written notice or otherwise have actual knowledge thereof. Otherwise, the Trustee may conclusively assume that there is no such default or Servicer Termination Event.

(vi) Subject to the other provisions of this Agreement, and without limiting the generality of this Section 8.01, the Trustee shall not have any duty, except as expressly provided in Section 2.01(c) or Section 2.01(e) or in its capacity as successor Servicer, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of the Servicer, any Certificateholder or Certificate Owner or any Rating Agency, delivered to the Trustee pursuant to this Agreement reasonably believed by the Trustee to be genuine and without error and to have been signed or presented by the proper party or parties, (D) subject to Section 10.01(b), to see to the payment or discharge of any tax levied against any part of the Trust Fund other than from funds available in the Collection Account or the Distribution Account, and (E) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Collection Account or Distribution Account (provided that such assessment, charge, lien or encumbrance did not arise out of the Trustee’s willful misfeasance, bad faith or negligence).

(vii) For as long as the Person that serves as the Trustee hereunder also serves as Custodian and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Trustee hereunder shall also be afforded to such Person in its capacity as Custodian and/or Certificate Registrar, as the case may be.

(viii) If the same Person is acting in two or more of the following capacities – Trustee, Custodian or Certificate Registrar – then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d) The Trustee is hereby directed to execute and deliver the Deposit Account Control Agreement.

(e) The Trustee is hereby directed to execute and deliver any Loan Agreement Supplement or Trust Agreement Supplement as requested by the Servicer, such other documents as may be deemed necessary and/or required in relation to such Mortgage Loan Increase which are requested by Servicer, and to issue the Subclasses of Certificates provided therein.

Section 8.02 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01:

(i) the Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

(ii) the Trustee may consult with counsel and any written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, unless such Certificateholders shall have provided to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the Trustee, in its reasonable discretion; the Trustee shall not be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been waived or cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv) the Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v) prior to the occurrence of a Servicer Termination Event and after the waiver or curing of all Servicer Termination Event which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require an indemnity satisfactory to the Trustee, in its reasonable discretion, against such expense or liability as a condition to taking any such action;

(vi) except as contemplated by Section 8.06 and, with respect to the Trustee alone, Section 8.13, the Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii) the Trustee may execute any of the trusts or powers vested in it by this Agreement and may perform any its duties hereunder, either directly or by or through agents or attorneys-in-fact; provided that the use of agents or attorneys-in-fact shall not be deemed to relieve the Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(viii) the Trustee shall not be responsible for any act or omission of the Servicer (unless it is acting as Servicer) or of the Depositor; and

(ix) the Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this Agreement; and the Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Certificate Owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Certificate Register.

Section 8.03 The Trustee Not Liable for Validity or Sufficiency of Certificates or Mortgage Loan. The recitals contained herein and in the Certificates (other than the statements attributed to, and the representations and warranties of, the Trustee in Article II, and the signature of the Certificate Registrar set forth on each outstanding Certificate) shall not be taken as the statements of the Trustee, and the Trustee does not assume any responsibility for their correctness. The Trustee does not make any representation as to the validity or sufficiency of this Agreement (except as regards the enforceability of this Agreement against it) or of any Certificate (other than as to the signature of the Trustee set forth thereon) or of the Mortgage Loan or any related document. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the

Mortgage Loan to the Trust, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor or the Servicer (unless it is acting in such capacity). The Trustee shall not be responsible for the legality or validity of this Agreement (other than insofar as it relates to the obligations of the Trustee hereunder) or the validity, priority, perfection or sufficiency of any security, lien or security interest granted to it hereunder or the filing of any financing statements or continuation statements, except to the extent set forth in Section 2.01(c) and Section 2.01(e) or to the extent that the Trustee is acting as Servicer and the Servicer would be so responsible hereunder. The Trustee shall not be required to record this Agreement.

Section 8.04 Trustee May Own Certificates. The Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Certificates with (except as otherwise provided in the definition of “Certificateholder”) the same rights it would have if it were not the Trustee or one of its Affiliates, as the case may be.

Section 8.05 Fees and Expenses of Trustee; Indemnification of and by the Trustee. (a) On each Distribution Date, the Trustee shall withdraw from the Distribution Account, prior to any distributions to be made therefrom to Certificateholders on such date, and pay to itself all Trustee Fees earned in respect of the Mortgage Loan through the end of the then most recently ended Certificate Collection Period as compensation for all services rendered by the Trustee, respectively, hereunder. The Trustee Fee shall accrue during each Certificate Collection Period at the Trustee Fee Rate on a principal amount equal to the Stated Principal Balance of the Mortgage Loan as of the end of the immediately preceding Certificate Collection Period (or, in the case of the initial Certificate Collection Period, on a principal amount equal to $1,750,000,000). The Trustee Fee shall be calculated on the same basis as the Servicing Fee.

(b) The Trustee (both individually and in its capacity as Trustee) and any of its respective Affiliates, directors, officers, employees or agents shall be entitled to be indemnified and held harmless out of the Trust Fund for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, reasonable counsel’s fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement, the Certificates, the Mortgage Loan (unless it incurs any such expense or liability in the capacity of successor Servicer, in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Servicer) or any act or omission of the Trustee relating to the exercise and performance of any of the rights and duties of the Trustee hereunder; provided, however, that none of the Trustee or any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (3) any loss, liability, claim or expense incurred by reason of any breach on the part of the Trustee of any of its respective representations, warranties or covenants contained herein or any willful misfeasance, bad faith or negligence in the performance of, or negligent disregard of, such Person’s obligations and duties hereunder.

(c) The Servicer shall indemnify the Trustee for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Servicer’s material breaches of its representations and warranties made in Article II hereof or negligent acts or omissions in connection with this Agreement, including the negligent use by the Servicer of any powers of attorney delivered to it by the Trustee pursuant to the provisions hereof; provided, however, that, if the Trustee has been reimbursed for such loss, liability, claim or expense pursuant to Section 8.05(b), then the indemnity in favor of such Person provided for in this Section 8.05(c) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

(d) The Trustee shall indemnify the Servicer for and hold it harmless against any loss, liability, claim or expense that is a result of the Trustee’s material breaches of its representations and warranties made in Article II hereof or negligent acts or omissions in connection with this Agreement; provided, however, that if the Servicer has been reimbursed for such loss, liability, claim or expense pursuant to Section 6.03, then the indemnity in favor of such Person provided for in this Section 8.05(d) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

(e) This Section 8.05 shall survive the termination of this Agreement or the resignation or removal of the Trustee or the Servicer as regards rights and obligations prior to such termination, resignation or removal.

Section 8.06 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. Furthermore, the Trustee shall at all times maintain a long-term unsecured debt rating of no less than “A” from Fitch and “A2” from Moody’s and “A” from S&P, and a short-term unsecured debt rating of no less than “P-1” from Moody’s and “A-1” from S&P (or such lower rating with respect to which the Trustee shall have received Rating Agency Confirmation from the Rating Agency assigning such rating).

Section 8.07 Resignation and Removal of Trustee. (a) The Trustee may at any time resign and be discharged from its obligations created hereunder by giving written notice thereof to the other parties hereto and all of the Certificateholders. Upon receiving such notice of resignation, the Depositor shall use its best efforts to promptly appoint a successor trustee meeting the eligibility requirements of Section 8.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the other parties hereto and to the Certificateholders by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

(b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee’s continuing to act in such capacity would (as confirmed in writing to the Depositor by any Rating Agency) result in an Adverse Rating Event with respect to any Subclass of Certificates, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the other parties hereto and the Certificateholders by the Depositor.

(c) The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee so removed, and one complete set to the successor so appointed. All expenses incurred by the Trustee in connection with its transfer of the Mortgage File to a successor trustee following the removal of the Trustee without cause pursuant to this Section 8.07(c) shall be reimbursed to the removed Trustee within 30 days of demand therefor, such reimbursement to be made by the Certificateholders that terminated the Trustee. A copy of such instrument shall be delivered to the other parties hereto and the remaining Certificateholders by the successor so appointed.

(d) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08.

Section 8.08 Successor Trustee. (a) Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Servicer and its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee shall deliver to the successor trustee the Mortgage File and related documents and statements held by it hereunder (other than any Mortgage File documents at the time held on its behalf by a Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b) No successor trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

(c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, such successor trustee shall mail notice of the succession of such trustee hereunder to the Depositor and the Certificateholders.

Section 8.09 Merger or Consolidation of Trustee. Any entity into which the Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of the Trustee shall be the successor of the Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10 Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06, and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

(b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or when acting as Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all of the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e) The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11 Appointment of Custodians. The Trustee may appoint at the Trustee’s own expense one or more Custodians to hold all or a portion of the Mortgage File as agent for the Trustee; provided that the Trustee shall inform the other parties hereto of such appointment. Each Custodian shall be a depository institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds the Mortgage File, shall not be the Depositor or any Affiliate of the Depositor, and shall have in place a fidelity bond and errors and omissions policy, each in such form and amount as is customarily required of custodians acting on behalf of Freddie Mac or Fannie Mae. Each Custodian shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Trustee hereunder in connection with the retention of the Mortgage File directly by the Trustee, and the provisions of Sections 8.01, 8.02, 8.03, 8.04, 8.05(b), 8.05(c), 8.05(d) and 8.05(e) shall apply to the Custodian to the same extent as such Sections apply to the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian.

Section 8.12 Access to Certain Information. (a) The Trustee shall afford to the Initial Purchasers, the Servicer, the Controlling Class Representative and each Rating Agency and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, access to any documentation regarding the Mortgage Loan or the other assets of the Trust Fund that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it.

(b) The Trustee shall maintain at its offices or the offices of a Custodian and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Rating Agencies, the Controlling Class Representative and, subject to the succeeding paragraph, any Certificateholder, Certificate Owner or Person identified to the Trustee as a prospective Transferee of a Certificate or an interest therein, originals and/or copies of the following items (to the extent that such items were prepared by or delivered to the Trustee): (i) the Memorandum and any other disclosure document relating to the Certificates, in the form most recently provided to the Trustee by the Depositor or by any Person designated by the Depositor; (ii) this Agreement, each Sub-Servicing Agreement delivered to the Trustee since the Closing Date and any amendments and exhibits hereto or thereto; (iii) all Trustee Reports actually delivered or otherwise made available to Certificateholders pursuant to Section 4.02(a) since the Closing Date; (iv) all Annual Performance Certifications delivered by the Servicer to the Trustee since the Closing Date; (v) all Annual Accountants’ Reports caused to be delivered by the Servicer to the Trustee since the Closing Date; (vi) the most recent inspection reports prepared by the Servicer and delivered to the Trustee in respect of the Sites pursuant to Section 3.12; (vii) any and all notices and reports delivered to the Trustee with respect to the Sites as to which the environmental testing contemplated by Section 3.09(b) revealed that neither of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was satisfied; (viii) the Mortgage File, including any and all modifications, waivers and amendments of the terms of the Mortgage Loan entered into or consented to by the Servicer and delivered to the Trustee or any Custodian pursuant to Section 3.20 and any updated lists of exceptions to the Mortgage File as contemplated by Section 2.02; (ix) any and all Officer’s Certificates and other evidence delivered to or by the Trustee to support its or the Servicer’s determination that any Advance was (or, if made, would be) a Nonrecoverable Advance; and (x) any other information in the possession of the Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act. The Trustee shall provide, or cause to be provided, or make available copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person; provided, however, that except in the case of the Rating Agencies, the Trustee or any Custodian shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(c) The Trustee shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

(d) Limited Recourse. The Trustee hereby acknowledges that neither the Trust Fund nor the Collateral for the Mortgage Loan, the Guaranty or the Parent Guaranty will include, and that there shall be no recourse for the Mortgage Loan, the Guaranty, the Parent Guaranty or the Certificates to, the stock or assets of American Tower Corporation and its direct and indirect subsidiaries, other than the Borrowers, the Guarantor, the Parent Guarantor and any other subsidiary that may guaranty the obligations of any Additional Borrower.

ARTICLE IX

TERMINATION

Section 9.01 Termination upon Liquidation of the Mortgage Loan. The Trust and the respective obligations and responsibilities under this Agreement of the parties hereto (other than the obligations of the Trustee to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the final payment or other liquidation (or any advance with respect thereto) of the Mortgage Loan or any REO Property remaining in the Trust Fund; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders mailed during the month of such final distribution on or before the Due Date in such month, in any event specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment on the Certificates will be made, (ii) the amount of any such final payment in respect of each Subclass of Certificates and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Trustee therein designated. The Trustee shall give such notice to the parties hereto at the time such notice is given to Certificateholders.

Upon presentation and surrender of the Certificates by the Certificateholders on the Final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder’s Subclass Percentage Interest of the amount of Available Trust Funds that is allocable to payments on the relevant Subclass in accordance with Section 4.01.

Any funds not distributed to any Holder or Holders of Certificates of any Subclass on the Final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the date that is two years following the Final Distribution Date, all of the Certificates shall not have been surrendered for cancellation, then, subject to applicable escheat laws, the Trustee shall distribute to the Depositor all unclaimed funds and other assets which remain subject hereto.

ARTICLE X

ADDITIONAL TAX PROVISIONS

Section 10.01 Tax Administration. (a) The Trustee shall take such action and shall cause the Trust Fund to take such action as shall be necessary to create or maintain the status thereof for U.S. federal, state, and local income and franchise tax purposes as a mere security device or, alternatively, a Grantor Trust under the Grantor Trust Provisions (and the other parties hereto shall assist it, to the extent reasonably requested by the Trustee), to the extent that the Trustee has actual knowledge that any particular action is required; provided that the Trustee shall be deemed to have knowledge of relevant U.S. federal tax laws. Except as contemplated by Section 3.17(a), the Trustee shall not knowingly take or fail to take any action, or cause the Trust Fund to take or fail to take any action, that under the applicable law, if taken or not taken, as the case may be, could result in an Adverse Tax Status Event, unless the Trustee has received an Opinion of Counsel (at the expense of the person requesting such action or non-action) to the effect that the contemplated action or non-action, as the case may be, will not result in an Adverse Tax Status Event. Except as contemplated by Section 3.17(a), none of the other parties hereto shall take or fail to take any action (whether or not authorized hereunder) as to which the Trustee has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse Tax Status Event could occur with respect to such action or failure to take action. In addition, prior to taking any action with respect to the Trust Fund or the assets thereof, or causing the Trust Fund to take any action, which is not contemplated by the terms of this Agreement, each of the other parties hereto will consult with the Trustee, in writing, with respect to whether such action could cause an Adverse Tax Status Event to occur, and no such other party shall take any such action or cause the Trust Fund to take any such action as to which the Trustee has advised it in writing that an Adverse Tax Status Event could occur. The Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement.

(b) If any tax is imposed on the Trust or the Trust Fund, such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys’ fees), shall be charged to and paid by: (i) the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article VIII or this Article X, which such breach constitutes willful misfeasance, bad faith or negligence; (ii) the Servicer, if such tax arises out of or results from a breach by the Servicer of any of its obligations under Article III or this Article X, which such breach constitutes bad faith, willful misconduct or negligence (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Servicer shall have no liability for any Adverse Tax Status Event arising from any act or failure to act by the Servicer that is consistent, under that particular circumstance, with the Trust Fund being treated as a Grantor Trust or a mere security device); or (iii) the Trust, out of the Trust Fund, in all other instances. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee out of amounts on deposit in the Distribution Account.

(c) Neither the Servicer nor the Trustee shall consent to or, to the extent that it is within the control of such Person, permit: (i) the sale or disposition of the Mortgage Loan (except in connection with (A) the foreclosure, default or reasonably foreseeable material default of a Mortgage Loan, including the sale or other disposition of any Site acquired by foreclosure, deed in lieu of foreclosure or otherwise, or (B) the termination of the Trust pursuant to Article IX of this Agreement); (ii) the sale or disposition of any investments in the Collection Account or the REO Account for gain; or (iii) the acquisition of any assets for the Trust (other than any Site and related Collateral acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of the Mortgage Loan following default, other than Permitted Investments acquired in connection with the investment of funds in the Collection Account or the REO Account); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition) to the effect that such sale, disposition, or acquisition will not result in an Adverse Tax Status Event.

(d) The parties intend that the Trust Fund shall constitute, and the affairs of such portion of the Trust Fund shall be conducted so as to be treated for U.S. federal, state and local income and franchise tax purposes as a Grantor Trust, and the provisions hereof shall be interpreted consistently with this intention. The Trustee shall treat the Trust fund as a Grantor Trust and perform on behalf of the Trust Fund all reporting and other tax compliance duties that are the responsibility of such Trust Fund under the Code or any compliance guidance issued by the IRS or any state or local taxing authorities. The expenses of preparing and filing such returns shall be borne by the Trustee.

(e) Without imposing any additional obligation on the Servicer or Trustee, or limitating their rights and remedies under this Agreement, each expense of the Trust or Trust Fund paid by the Servicer or Trustee subject to reimbursement pursuant to this Agreement shall be made in consideration of the Borrowers’ obligation to repay such amounts pursuant to the Advance and Reimbursement Agreement. The Trust, on behalf of the holders of the Class A-FL Certificates, will identify the related Component Class and the Swap Agreement as separate integrated transactions within the meaning of Treasury Regulation section 1.1275-6. The Trustee will retain Exhibit G on behalf of each Class A-FL Certificateholder as evidence of integration for tax purposes.

(f) By their purchase of Certificates, each Certificateholder agrees to the U.S. federal, state, and local income and franchise tax treatment described in Section 2.07 and agrees not to take any position inconsistent with such treatment, unless required by law.

Section 10.02 Depositor and Servicer to Cooperate with Trustee. (a) The Depositor shall provide or cause to be provided to the Trustee, on or before the Closing Date, all information or data that the Trustee reasonably determines to be relevant for tax purposes as to the valuations and Issue Prices of the Certificates and Corresponding Components, including the price, yield, prepayment assumption and projected cash flow of the Certificates and Corresponding Components.

(b) The Servicer shall furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Trustee in order to enable it to perform its duties hereunder.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Amendment. (a) This Agreement or any Mortgage Loan Document may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add any other provisions with respect to matters or questions arising hereunder which provisions shall not be inconsistent with the already existing provisions hereof, (iv) to relax or eliminate any requirement imposed by the Securities Act or the rules promulgated thereunder if such provisions or rules are amended or clarified such that any requirement may be relaxed or eliminated, (v) to comply with any requirements imposed by the Code, (vi) to conform this Agreement to the Memorandum, (vii) to issue a Trust Agreement Supplement and additional Certificates relating to a Mortgage Loan Increase or (viii) for any other purpose; provided that no such amendment (other than an amendment for the purposes specified in clauses (v), (vi), and (vii) above) may adversely affect in any material respect the interests of any Certificateholder (as evidenced by (in the case of an amendment relating to compliance with the Code or securities laws) an Opinion of Counsel to such effect satisfactory to the Trustee or (in the case of other amendments) Rating Agency Confirmation).

(b) This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of the Holders of Certificates entitled to not less than 51% of the Voting Rights allocated to each of the affected Classes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on the Mortgage Loan and/or any REO Properties which are required to be distributed on any Certificate, without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i) above, without the consent of the Holders of all Certificates of such Class, deeming the Class A-FX Certificates and the Class A-FL Certificates to be of the same Class, or (iii) modify (A) the provisions of this Section 11.01, (B) any percentage of the Voting Rights specified in any other Section of this Agreement or (C) the definition of “Servicing Standard”, without the consent of the Holders of all Certificates then outstanding. For purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall not be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

(c) Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the party requesting the amendment, or, if such amendment is requested by the Trustee with the consent of the Depositor (which consent shall not be unreasonably withheld), at the expense of the Trust Fund) to the effect that neither such amendment nor the exercise of any power granted to any party hereto in accordance with such amendment will result in an Adverse Tax Status Event. In addition, prior to the execution of any amendment to this Agreement, the Trustee and the Servicer shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Any amendment to this Agreement in violation of this Section 11.01(c) shall be void ad initio.

(d) Promptly after the execution and delivery of any amendment by all parties thereto, the Trustee shall send a copy thereof to each Certificateholder and to each Rating Agency.

(e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

(f) Each of the Trustee and the Servicer may but shall not be obligated to enter into any amendment pursuant to this Section 11.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g) The cost of any Opinion of Counsel to be delivered pursuant to Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Trustee requests any amendment of this Agreement that it reasonably believes protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a) or (c) shall be payable out of the Distribution Account.

Section 11.02 Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor at the expense of the Trust (payable out of the Collection Account), but only upon written direction of the Depositor accompanied by an Opinion of Counsel (the cost of which may be paid out of the Collection Account) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

(b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 11.03 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b) No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or the Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of any other Holders of Certificates (except as expressly permitted by this Agreement), or to obtain or seek to obtain priority over or preference to any other such Holder (which priority or preference is not otherwise provided for herein), or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.03, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.04 Governing Law. This Agreement and the Certificates shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

Section 11.05 Notices. Any communications provided for or permitted hereunder shall be in writing (including by facsimile) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to or, in the case of facsimile notice, when received: (i) in the case of the Depositor, American Tower Depositor Sub, LLC, 850 Library Avenue, Suite 204, Newark, DE 19711, with a copy to SpectraSite Communications, LLC, 116 Huntington Avenue, 11th Floor, Boston, Massachusetts 02116, Attention: Chief Financial Officer; (ii) in the case of the Servicer, The Bank of New York, 600 Las Colinas Blvd., Suite 1300, Irving, Texas 75039, Attention: Department Head-CMBS: American Tower Trust I Surveillance, facsimile number: (972)-401-8555; (iii) in the case of the Trustee, LaSalle Bank National Association, 135 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global Securities and Trust Services Group – American Tower Trust I, facsimile number: (312) 904-2084; and (iv) in the case of the Rating Agencies, (A) Fitch Ratings Inc., One State Street Plaza, New York, New York 10004, Attention: Commercial Mortgage Surveillance, facsimile number (212) 635-0294, (B) Moody’s Investors Service, Inc., 99 Church Street, New York, New York, 10007, Attention: ABS Surveillance Group, facsimile number: (212) 298-7139, e-mail: servicerreports@moodys.com and (C) Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., 55 Water Street, New York, New York, 10041, Attention: CMBS Surveillance Group, facsimile number (212) 438-2662; or as to each such Person such other address and/or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

Section 11.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.07 Successors and Assigns; Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, as third party beneficiaries (with all right to enforce the obligations hereunder intended for their benefit as if a party hereto), the Initial Purchaser and the non-parties referred to in Sections 6.03 and 8.05, and all such provisions shall inure to the benefit of the Certificateholders. No other person, including each Borrower, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

Section 11.08 Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 11.09 Notices to and from the Rating Agencies and the Depositor. (a) The Trustee shall promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

(i) any material change or amendment to this Agreement;

(ii) the occurrence of any Servicer Termination Event that has not been cured;

(iii) the resignation, termination, merger or consolidation of the Servicer and the appointment of a successor;

(iv) any change in the location of the Distribution Account; and

(v) the final payment to any Class of Certificateholders.

(b) The Servicer shall promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

(i) the resignation or removal of the Trustee and the appointment of a successor;

(ii) any change in the location of the Collection Account; and

(iii) any determination that an Advance is a Nonrecoverable Advance.

(c) The Servicer shall furnish each Rating Agency such information with respect to the Mortgage Loan as such Rating Agency shall reasonably request and which the Servicer can reasonably provide to the extent consistent with applicable law and the Mortgage Loan Documents, and shall furnish each Rating Agency a copy of, or access to, the Database under the Mortgage Loan Agreement . In any event, the Servicer shall notify each Rating Agency with respect to each of the following of which it has actual knowledge:

(i) any change in the lien priority of the Mortgages securing the Mortgage Loan;

(ii) any assumption of, or release or substitution of collateral for, the Mortgage Loan;

(iii) any defeasance of or material damage to any Site;

(iv) the occurrence of an Event of Default under the Mortgage Loan; and

(v) any modification of the Mortgage Loan.

(d) The Servicer shall promptly furnish to each Rating Agency copies of the following items (in each case, at or about the same time that it delivers or causes the delivery of such item to the Trustee):

(i) each of its Annual Performance Certifications;

(ii) each of its Annual Accountants’ Reports; and

(iii) upon request, to the extent not already delivered, through hard copy format or electronic format, each report prepared pursuant to Section 3.09(d).

(e) The Trustee shall promptly deliver to each Rating Agency (in hard copy format or through use of the Trustee’s Internet Website) and each Initial Purchaser a copy of each Trustee Report and Manager Report forwarded to the Holders of the Certificates (in each case, at or about the same time that it delivers such Certificateholder Report to such Holders). Any Trustee Reports and Manager Reports delivered electronically as aforesaid shall be accessible on the Trustee’s Internet Website only with the use of a password, which shall be provided by the Trustee to each Rating Agency and each Initial Purchaser.

(f) The parties intend that each Rating Agency provide to the Trustee, upon request, a listing of the then-current rating (if any) assigned by such Rating Agency to each Subclass of Certificates then outstanding.

Section 11.10 Notices to Controlling Class Representative. Upon request, including a one-time standby request, the Trustee or the Servicer, as the case may be, shall deliver to the Controlling Class Representative a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 11.09, in each case simultaneously with the delivery thereof to the Rating Agencies. The Controlling Class Representative must compensate such Person for any costs involved in such delivery to the Controlling Class Representative.

Section 11.11 Complete Agreement. This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

AMERICAN TOWER DEPOSITOR SUB, LLC,
as Depositor

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

THE BANK OF NEW YORK,
as Servicer

By:	/s/ John R. Haubrich
Name:	John R. Haubrich
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION
solely in its capacity as Trustee

By:	/s/ Alyssa C. Stahl
Name:	Alyssa C. Stahl
Title:	First Vice President